PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-261423

4,375,000 Units

__________________________________________

We are offering 4,375,000 units, with each unit consisting of one of our common shares, no par value per share, and one warrant to purchase one of our common shares at a public offering price of $1.60 per unit. All of the shares and warrants included in this offering are being sold by us.

The common shares and the warrants comprising the units are immediately separable and will be issued separately in this offering. The warrants included in the units are exercisable immediately and have an exercise price equal to $1.92 per common share. The warrants will not be listed for trading and will expire five years from the date of issuance. The units will not be issued or certificated. Purchasers will receive only common shares and warrants. The common shares and warrants may be transferred separately, immediately upon issuance. The offering also includes the common shares issuable from time to time upon exercise of the warrants.

Our common shares are presently quoted on Nasdaq under the symbol “VS”. On February 23, 2022, the last reported sale price for our common shares on Nasdaq was $2.10.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer” under applicable Securities and Exchange Commission rules and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Total
Public offering price	$1.60	$7,000,000
Underwriting discounts and commissions(1)	$0.12	$525,000
Proceeds, before expenses, to us	$1.48	$6,475,000

____________

(1)      We have agreed to reimburse the underwriters for certain expenses in connection with this offering. We have also agreed to issue to D.A. Davidson & Co. certain warrant compensation in connection with this offering. See “Underwriting.”

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 656,250 common shares and/or 656,250 additional warrants (equal to 15% of the common shares and warrants included in the units sold in this offering) in any combination thereof, on the same terms as the other common shares and warrants being purchased by the underwriters from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares against payment on February 28, 2022.

__________________________________________

D.A. Davidson & Co.	H.C. Wainwright & Co.

The date of this prospectus is February 24, 2022.

i

ABOUT THIS PROSPECTUS

The registration statement as of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus.

You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “our company,” “Company,” “we,” “us” and “our” refer to Versus Systems Inc. and its consolidated subsidiaries.

All service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ®, © and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

We publish our consolidated financial statements in United States dollars as of February 1, 2021. We changed our functional currency from Canadian to United States dollars due to our initial public offering in January 2021. In this prospectus, unless otherwise specified, all references to “C$” and “CAD$” means Canadian dollars and all references to “$”and “dollars” mean United States dollars.

This prospectus includes our audited annual consolidated financial statements, or the “Financial Statements.” Our audited consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 were prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, the independent, private-sector body that develops and approves IFRS, and Interpretations issued by the International Financial Reporting Interpretations Committee, or IFRIC. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

Unless indicated otherwise, our financial information in this prospectus has been prepared on a basis consistent with IFRS as issued by the International Accounting Standards Board. In making an investment decision, investors must rely on their own examination of our results and consult with their own professional advisors.

The share and per share information in this prospectus reflects the one-for-16 reverse stock split of our outstanding common shares that became effective on December 15, 2020.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

PROSPECTUS SUMMARY

This summary highlights principal features of this offering and certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the information presented under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision.

Our Mission

Our mission is to reinvent the way our customers interact with consumers through live events, games, apps and streaming content.

Our Company

We offer a proprietary business-to-business software platform called eXtreme Engagement Online (“XEO”) that allows live event producers, professional sports franchises, video game publishers and developers, live event producers, and professional sports franchises, as well as other interactive media content creators, the ability to offer in-game prizing and rewards based on the completion of in-content challenges alongside other user engagement tools. The prizes or rewards offered are specific to each player or viewer based on a variety of user- and content-based characteristics, including age, location, game played and challenge undertaken. Our platform facilitates several types of single player prize challenges that includes a wide range of prize types, including coupons, sweepstakes-style prizes, consumer packaged goods (“CPG”) and downloadable content (“DLC”).

With the acquisition of Xcite Interactive Inc. (“Xcite Interactive”) in June of 2021, we acquired a number of key pieces of technology and relationships that we believe will benefit our engagement and rewards business. First, we gained an industry-leading live events fan engagement business that partners with over 50 professional sports franchises across the National Football League (“NFL”), the National Basketball Association (“NBA”), the National Hockey League (“NHL”) and others to drive in-stadium audience engagement using interactive gaming functions like trivia, polling, and casual games that can be played alongside the live experience. Our three largest customers in 2021 include the Dallas Stars, New Jersey Devils, and New York Jets. We also acquired a growing software licensing business that takes the in-venue fan engagement tools and methods developed by Xcite and its team over decades, productizing those tools in a scalable way that allows teams and content partners of all sizes to engage with fans in-venue and at home in measurable, effective ways at a fraction of the cost of a large professional game operations staff.

We license our XEO software platform to teams, leagues, and other content creators creating a recurring revenue stream that supplements our professional services and advertising revenues. In addition to providing improved consumer engagement with games and features like trivia and polling, the XEO platform provides improved analytics and flexibility for our content partners through the real-time action board. The action board provides content partners with actionable insights during the game, and it also gives operators tools to adjust the run of show, reacting in real time to events that are happening on the field or in-venue, giving a more urgent, contextual feel to the content and making fan’s interactivity feel more authentic and personal. This real-time engagement tech, coupled with improved analytics about player behavior allows for both improved audience experience and also improved advertising efficiency.

We are able to provide our customers improved fan engagement, not only reaching out to those fans that are in the stadium, but also to those watching at home on television or streaming the game on a computer or mobile device. With XEO, fans can follow the game, interact with other fans through a chat function, and compete for prizes and rewards offered through the team itself or through one of the team’s sponsors or branding partners. This engagement and rewards model can extend beyond professional sports to viewers of college sports, the Olympics, awards shows, reality TV, or even streaming content on platforms like YouTube, Twitter and Twitch. By driving second screen engagement, content providers, such as sports teams, are able to maintain the consumer’s attention during lengthy commercials, timeouts, and breaks in play.

We believe out platform provides real benefits for three key target groups: content providers, brands and agencies, and fans/players. By providing interactivity and in-content rewards, content providers see more frequent sessions and longer session times from their users and viewers. Consumer brands offering sponsorships and in-content prizes or rewards within our interactive experiences see improved brand recall and brand affinity, as well as prolonged and increased interest from players and consumers who view their goods as a positive “win” within their viewing experience rather than as a distraction from the content they are watching as is typically the case with traditional in-content advertising. Players, viewers, and consumers who interact alongside their favorite content, especially players who play for real-world rewards, show an increased desire to interact with such content, which increases the value of the content as a supplier of prizing opportunities, of the brands that offer the prizes, and of the experience itself as an interactive and desirable challenge for players and viewers.

We monetize prizes and sponsorships in a number of ways including Cost Per Click (“CPC”), Cost Per Action (“CPA”), and sponsorship revenues that can be charged to the brand. In those cases, we either are paid to place images within our interactive elements, or as a function of an end user interacting with the brand (CPC), or as a function of the user accepting the reward or in some way transacting with the brand (CPA). We share a certain percentage of the gross receipts we receive from such brand customers with the content partners who are the owners of the media in which the prizes or rewards are offered. Our current agreements with the owners or marketers of consumer brands provide that we are paid a fee to place their ads in content, the amount of which is based either on the number of ads placed or upon the performance of those ads relative to the brand’s goals.

Our revenues have principally come from software licensing and professional services, provided to professional sports franchises as well as fan engagement events like rodeos, boxing matches, concerts, and other live events including the Olympics, Women’s World Cup, the X Games, and other global sporting events. Our current agreements with content or game owners, including the Peach Bowl, HP, Kast and Animoca Brands, provide that from 50% to 70% of advertising revenue will be kept by, or shared with, the publisher or developer, with the remaining 50% to 30% of gross receipts belonging to Versus. HP, our largest customer during the years ended December 31, 2018, 2019, and 2020 has pre-installed our platform in its OMEN and Pavilion brands of personal computers that are manufactured primarily for gamers and for general use as a means of increasing usage and desirability of those computers by consumers.

According to a 2018 study by us and the University of California, Los Angeles Center for Management of Enterprise in Media, Entertainment and Sports, the introduction of rewards benefits content providers, brands, and players across a variety of demographics.

Our technology facilitates advertising that is part of the entertainment itself — part of the narrative, not as a distraction. By creating an environment that makes brands part of a desired experience — winning prizes or rewards — we empower content providers and brands to engage consumers more effectively and for more extended periods of time.

Our Strengths

While we believe our overall value is generated from our ability to directly increase player and viewer engagement, we see the following as our core strengths:

•        Our Technology is Robust, Scalable and Flexible.    We have architected a platform that will allow any content publisher to integrate real-world prizes into their system, and allow any brand or agency to place their products, discounts, codes and coupons into an earned-rewards framework. We have software development kits that are compatible with millions of games, and apps, as well as ways to work with iOS and Android devices, PCs, consoles, Apple TVs, and other peripherals. The back end of our platform is built in Elixir by some of the world-experts in that language. The Elixir back end allows the type of massively scalable system that will be required for AAA games and app partners with millions of users. The strengths of the code base are its ability to manage huge numbers of concurrent users with localized failure — such that if there is an issue with a single player’s match it does not affect larger portions of the system. We can add new features, new games, entire new verticals easily. We can also adapt to changing regulatory environments around prizing, sweepstakes, privacy and other issues by managing our geofencing for where any given prize is offered. Our Dynamic Regulatory Compliance system is the direct result of years of thoughtful system architecture and development — an achievement that we believe sets us apart from competitors.

•        Our IP portfolio is Strong and Growing.    We have been issued three key patents from the U.S. Patent and Trademark Office (USPTO) with over 50 granted claims around how to manage large multiplayer events and how to offer players prizes in-game, at scale. We have been awarded claims covering how to maintain and promote competitive balance in multiplayer games, how to use multi-factor tests to serve up only relevant prizing on a per-player basis, how to use a player’s location, game, and age to determine eligibility for certain kinds of prizes in certain kinds of single player games, competitive games, tournaments, synchronous and asynchronous matches. We have several other patent filings in various stages at the USPTO and we are working with our technology and legal teams to develop new and defensible IP in this space. We want to be the only real solution for global in-game and in-app rewards.

•        The Support of Our Partners Helps US Grow.    Our engagement platform is used by professional sports franchises across MLB, the NHL, the NBA and the NFL as well as dozens of other global sporting events worldwide. As we grow our user base, we believe we will become a more desirable destination and partner for brand and advertising partners that want to reach engaged fans. We expect to leverage that position to increase our transactional revenues exponentially while staying on a capital-efficient low-cost trajectory

•        Choice and Earned-Rewards is a Better Model for Players.    While we sell our ad units to agencies, brands and companies that seek to reach media players and viewers, our primary goal will always be to make games and media experiences more fun. Our objective is to build ad units that do not increase viewer/player churn, but in fact increase player engagement. We believe our focus on how the player views the experience — offering them choice and an opportunity to both earn the reward and achieve the gratification of a successful win — will be the key differentiator in the in-game and in-app advertising market. While other competitors in the advertising industry may have more reach at the moment, we believe the increasing numbers of players who want the superior experience of rewards rather than banner ads, commercials and un-skippable videos will ultimately win out.

•        Our Team is Diverse, Accomplished, and Effective.    We have brought together experts in the game industry, software development, advertising, product design and development, and corporate finance. Our Executive Chair, Keyvan Peymani, is the Chief Brand and Commercial Officer for Cirque du Soleil, and Jennifer Prince, one of our directors, is the Chief Commercial Officer for the Los Angeles Rams and former Global VP and Head of Content Partnerships for Twitter. Our advisory board includes the former Vice President of Revenue for Activision Blizzard, the Chief Executive Officer of Radley Media, and a number of veterans of the global gaming industry. Our designers and engineers have built hundreds of successful products from games and apps, including the NFL.com fantasy football platform. Our production services team has supported the Super Bowl, the Stanley Cup, the Olympics, and myriad other world-class events. We are curious, creative, community-oriented problem solvers who have come together to make a world-class software solution. As a result, we have won multiple awards as one of the best places to work in Los Angeles, and one of the best places to work anywhere for millennial women. We are extremely proud of our team and our culture. We believe it allows us to hire, retain, promote and develop the very best talent.

Our Growth Strategy

While other forms of advertising technology focus mostly upon increasing monetization solely for the advertiser, we believe we change the universe of beneficiaries significantly. Our approach creates simultaneous wins for content providers, brands, and consumers. We believe today’s audiences seek real, personal, contextual, interactive, and rewarding engagement. There is no shortage of content choice in the market. Going forward, all forms of content from apps to streaming content to video games to live events to television both linear and over the top (OTT) will be forced to find new ways to reach audiences with content that matters. At the same time, brands and agencies need new ways to reach customers as those audiences have an increasing number of non-ad-supported media choices as well as a more skeptical position on advertising than they have ever had in the past. We recognize that keeping engagement high, keeping content personal, contextual, choice-based, interactive, and rewarding, is the key to making great content — and also great ads. This type of approach has an opportunity to change what Statista estimates as a $600 billion-dollar global advertising industry — focusing on making content more fun and changing the negative associations that users have with traditional media advertising. By creating prizing opportunities, brand introductions mean a chance to win rather than switching to another tab, source, or device while waiting for selected content to return.

Our growth strategy can be summarized into three areas: grow the audience, grow the prize provider pool, and then constantly iterate and improve.

The key elements of our long-term growth strategy include:

•        Increase Applications and Verticals.    To grow our user base, we will seek to increase the number of games, applications and content providers that have integrated our platform across an increasing number of industries. Part of that process will involve making our platform easier to integrate into the wide variety of media, which we are doing, but the rest is putting our value proposition in front of a larger group of app developers, content creators, and entertainment properties. Integrating into new categories and industries allows us a greater pool of potential applications with which to integrate, and therefore a greater pool of potential users. We intend to focus on gaming, streaming media (including OTT services), and live event applications, but may seek to expand to other verticals as opportunities arise. We believe this will significantly grow our user base.

•        Integrate into More Devices and Software Languages.    Our platform is currently available in applications running on laptops and desktops, as well as in mobile devices powered by iOS and Android operating systems through a series of software development kits (SDKs) which we have created. We also deliver our software platform experiences via mobile web applications. We strive to make our rewards platform available to, and compatible with, all kinds of devices. The current engineering roadmap includes additional support for the hundreds of millions of users of social media platforms such as Twitch, Twitter, and YouTube.

•        Develop a Global Reach.    We intend to deepen our penetration of the U.S. market. However, we believe there is significant opportunity for expansion of our offerings into the rest of the world, starting with Asia and Europe. In August 2020, our platform became available for the first time in China. Throughout 2021, we expanded our platform to be available in India, Mexico, and the UK. We plan to continue our expansion in Asia and Europe in 2022. Because our platform is built to optimize value for a player based on his or her location, we believe we are uniquely positioned to offer location-specific rewards and prizes for players all over the world. As we move into new geographies, we believe we will gain new players and new brands and prize providers that can offer real, local value.

•        Add More Prizing Partners.    Increasing the number of prize provider is the largest growth area for our company, and the one that we believe will be the most lucrative. We have built out a sales team and we are adding both salespeople and sales assets to pursue both agencies and individual vendors who may want to use our platform to promote their businesses. At the same time, we are also working to make our tools easier for prizing partners to use — including building functionality for businesses that use e-commerce platforms such as the Shopify platform, and for others who want to self-direct their prizing campaigns.

•        Constantly Improve Outcomes.    We are dedicated to improving the quality of the outcomes for our partners. We have developed a number of tools to evaluate the efficacy of each advertising campaign, and part of our value to our brand partners is providing them with anonymized but actionable information on each of their campaigns on our platform. Our analytics are focused on response rates, transaction rates, customer acquisition cost, and many other aspects of the step-by-step funnel from activation to registration, all the way through to lifetime customer value. We continually review outcomes and if there is a way to improve the transaction rate — to get winners, players or viewers to engage with our brand partners while retaining our core goal of making the media more fun — then we will make the necessary changes to improve those outcomes. This core tenet of our approach requires dedication to research, player and user outreach, surveys, and constant design improvements. We believe this strategy will produce yields in loyalty, affinity and Return on Ad Spend (ROAS) for our partners, which will drive future growth.

•        Grow Revenues and Market Share.    We are always looking for opportunities to grow through selective acquisitions and while much of our current roadmap is devoted to organic growth, we are also aware of a number of potential partnerships through which we may gain market share through inorganic growth via selective acquisition. Performance marketing is a growing field, as is interactive media advertising, and there may be opportunities to grow our sales team, our service offerings or our reach through acquisition.

Our Products and Services

We provide the following products and services to our partners and customers:

•        Professional Services:    Integration, Customization, and Production. Our patented platform can be integrated into games and interactive media through a number of Software Development Kits (SDKs), including SDKs for iOS, Android, Unity, C++ and others. We also work with partners such as HP to develop bespoke instances of our rewards platform, as we did with their OMEN Rewards system available inside OMEN Command Center in every HP OMEN and Pavilion gaming desktop and laptop. We also offer professional design, development and platform integration services to content partners who seek a more bespoke solution. A majority of our professional sports team partners use some degree of customization in the application of our engagement platform. We also offer live-event production services, helping support the implantation of our platforms, including the production of creative assets to create a more seamless fan experience for a team or venue.

•        XEO Platforms.    Our engagement technology platform is used to power fan engagement at live-event and other entertainment focused properties, including partnering with multiple professional sports franchises to drive in-stadium audience engagement. In addition to providing improved consumer engagement, our XEO platform provides increased transparency and flexibility through the real time action board. The action board reduces data to information in which the content provider can act on during the live event. In addition, it allows for audience segmentation and targeted advertising technology further improving advertising efficiency.

•        White-Label Rewards Platforms.    Our technology can be easily integrated into mobile apps to track any behavior that a content, publishing, or health and fitness program partner may want to incentivize. We can also white label and/or license technologies like our stand-alone mobile app to enable partners to create an entire rewards ecosystem where activities in one application earn rewards or discounts from another part of the same company. For example, we can assist a partner in creating a mobile app that would allow a consumer to earn movie tickets to a comic book movie for purchasing or reading the online comic, or a consumer to earn discounts on in-stadium concessions or on team apparel for playing a sports trivia game or for watching games live on his or her mobile device. We work with content partners to create entire in-house rewards programs for their users that promote cross-sales within a company, or new channels for the sale of licensed goods, or new opportunities for event or brand sponsors. Our systems and applications can be white labeled and sold as a rewards platform for those partners looking to increase engagement and stickiness with their customers.

•        Advertising services.    In connection with the placement or licensing of our engagement and rewards platforms, we market our services to brand partners to place their products, discounts or coupons into Versus-enabled content so that users, viewers and players can earn those rewards for their in-game or in-app behavior. When providing those services, we typically charge the brand only when a player attempts to win one of the brand’s proffered prizes. However, in certain cases may also charge on a CPC, CPE or a CPA model.

Corporate History and Structure

Versus Systems Inc., a corporation formed under the laws of British Columbia, was formed by way of an amalgamation under the name McAdam Resources, Inc. in the Province of Ontario on December 1, 1988 and subsequently extra-provincially registered in British Columbia on February 2, 1989. We changed our name to Boulder Mining Corporation on May 9, 1995 in Ontario and on September 25, 1996 in British Columbia. We continued into British Columbia on January 2, 2007 and concurrently changed our name to Opal Energy Corp. We changed our name to Versus Systems Inc. on June 30, 2016, and concurrently ceased or divested our mining related business and began operating our current software platform business.

In June 2021, we completed the acquisition of multimedia, production, and interactive gaming company Xcite Interactive, a provider of online audience engagement through its owned and operated XEO technology platform. We now provide products and services to multiple professional sports franchises across MLB, the NHL, the NBA and the NFL to drive in-stadium audience engagement as well as a software licensing business to drive audience engagement.

We operate through our majority-owned subsidiary, Versus LLC, a Nevada limited liability company that was organized on August 21, 2013, and through our wholly owned subsidiary, Xcite Interactive Inc, a Delaware company that was reorganized as such on April 1, 2019.

Our principal executive offices in Canada are located at 1558 Hastings Street, Vancouver, British Columbia V6G 3J4 Canada, and our telephone number is (604) 639-4457. Our principal executive offices in the United States are located at 6701 Center Drive West, Suite 480, Los Angeles, CA 90045, and our telephone number at that address is (424) 226-8588. Our website address is www.versussystems.com. The information on or accessed through our website is not incorporated in this prospectus. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issues that file electronically with the SEC.

Over 2018, 2019, and 2020, we principally developed and operated a business-to-business software platform that allows video game publishers and developers, as well as other interactive media content creators, to offer in-game prizing and rewards based on the completion of in-content challenges. We spent approximately $3.9 million during those years to develop the system, and $14 million to operate the system and for general working capital needs. We are continuing to develop and operate this system and have similar-to-previous-years expenditures in progress. We operate principally in the United States of America where we develop and operate our software platform. We operate our corporate finance and treasury functions in Canada. We maintain these operations through the issuance of securities to raise capital.

The following chart reflects our organizational structure (including the jurisdiction of formation or incorporation of the various entities):

Name of Subsidiary	Country of Incorporation	Proportion of Ownership Interest
Versus Systems (Holdco), Inc.	United States of America	66.8%
Versus Systems UK, Ltd	United Kingdom	66.8%
Versus, LLC	United States of America	66.8%
Xcite Interactive, Inc.	United States of America	100%

Versus Systems, Inc.
British Columbia Corp
NASDAQ: VS
Parent Company
Versus Systems (Holdco) Inc.
Nevada Corporation
Percent Owned 66.8%
US Holding Company
Xcite Interactive, Inc.
Delaware Corporation
Percent Owned 100%
Live Events Operating Company
Versus Systems UK Ltd
UK Limited Company
Percent Owned 66.8%
International Operations
Versus LLC
Nevada Limited Liability Co.
Percent Owned 66.8%
Technology Company

Risks Associated with Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common shares and warrants. In particular, risks associated with our business include, but are not limited to, the following:

•        We have a relatively limited operating history and limited revenues to date and thus are subject to risks of business development and you have no basis on which to evaluate our ability to achieve our business objective.

•        We are a holding company and depend upon our subsidiaries for our cash flows.

•        Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

•        We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

•        We may not have sufficient capital to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives.

•        Changes in our relationships with our most significant customers, including the loss or reduction in business, could have an adverse impact on us.

•        Our operations are significantly dependent on changes in public and customer tastes and discretionary spending patterns. Our inability to successfully anticipate customer preferences or to gain popularity for games may negatively impact our profitability.

•        If we fail to keep up with industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

•        If we cannot continue to develop, acquire, market and offer new products and services or enhancements to existing products and services that meet customer requirements, our operating results could suffer.

•        We make significant investments in new products and services that may not achieve expected returns.

•        If we fail to retain existing users or add new users, our results of operations and financial condition may be materially and adversely affected

•        Our insurance coverage may not adequately protect us against all future risks, which may adversely affect our business and prospects.

•        Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

•        Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.

•        Our business may be harmed if our licensing partners, or other third parties with whom we do business, act in ways that put our brand at risk.

•        If we fail to keep our existing users highly engaged, to acquire new users, to successfully implement an award-prizes model for our user community, our business, profitability and prospects may be adversely affected.

•        Our failure to protect our intellectual property rights may undermine our competitive position.

•        Our business is highly dependent on the proper functioning and improvement of our information technology systems and infrastructure. Our business and operating results may be harmed by service disruptions, or by our failure to timely and effectively scale up and adjust our existing technology and infrastructure.

Reverse Stock Split

On December 8, 2020, our board of directors approved a one-for-16 reverse stock split of our common shares. Pursuant to applicable rules of the Canadian Securities Exchange (the CSE), the exchange we were listed on at the time, the reverse share split became effective on December 15, 2020. The conversion or exercise prices of our issued and outstanding convertible securities, stock options and warrants were adjusted accordingly. All share and per share amounts and the corresponding conversion price or exercise price data presented in this prospectus gives effect to such reverse stock split of our outstanding common shares.

Recent Developments

Master Services Agreements with Prizing

On January 20, 2022 and January 25, 2022, we entered into Master Services Agreements with San Antonio Rodeo and NASCAR, respectively. Pursuant to these agreements, we will be paid based upon usage, rather than based upon a percentage of advertising revenue, related to the use of our platform.

Audience Reach of 10 Million Fans Since July 1, 2021, Approaching 1 Million a Week in October 2021

On October 18, 2021, we announced that we had reached a significant milestone in fan engagement since the acquisition of Xcite Interactive in June. Versus surpassed 10 million viewers across all platforms since July 1, 2021 and approached 1 million viewers per week since the beginning of October. In the last 100 days, Versus-enabled content had been viewed at over 500 events around the world, including in-venue at multiple stadiums, arenas, and live events. Dozens of NFL, NCAA, NHL, MLB, and MLS games have been powered by Versus fan engagement tools. Versus has also powered fan engagement for events such as live cricket matches in the UK, rodeos in the US, and baseball games in Japan. Moreover, Versus-enabled video game experiences can also be played on HP Omen and Pavilion desktop and laptop computers in the US, China, India, the UK, and Mexico.

Partnership with Military Bowl Foundation, Inc.

On July 22, 2021, we announced a strategic partnership with the Military Bowl Foundation, Inc. to power technology behind interactive experiences for live events and digital activations. The Military Bowl presented by Peraton, benefiting the USO, is the National Capital Region’s college football postseason bowl game featuring a matchup between teams from the Atlantic Coast Conference and the American Athletic Conference.

Partnership with Peach Bowl, Inc.

On July 15, 2021, we entered into a definitive agreement with Peach Bowl, Inc. to power technology behind interactive experiences for live events and digital activations. Peach Bowl, Inc. operates the Chick-fil-A Peach Bowl, one of New Year’s Six Bowls selected to host the College Football Playoff. Peach Bowl, Inc. recently signed an extension with the CFP ensuring its inclusion in the New Year’s Six until 2025, with future Semifinals in 2022 and 2025. Peach Bowl, Inc. additionally owns and manages the Chick-fil-A Kickoff Game, the Peach Bowl Challenge charity golf tournament and is the presenting sponsor and manager of The Dodd Trophy national coach of the year award.

Xcite Interactive Acquisition

On May 12, 2021, we entered into a definitive agreement with Xcite Interactive to acquire 100% of its capital stock. The definitive agreement required us to purchase 100% of Xcite Interactive for $19 million of our common shares less a net working capital adjustment and a $2.25 million retention pool for Xcite Interactive employees. On June 3, 2021, we closed the transaction according to its principal terms.

Strategic Partnership with Frias Agency

On March 5, 2021, we entered into a Strategic Cooperation Agreement with Frias Agency pursuant to which our technology platform may be offered to clients of Frias, such as Corona, Cerveza Modelo, Cerveza Pacifico, Crush,

Kim Crawford, Meiomi, Blue Chair Bay, and Casa Noble. Frias also works with major athletes like Canelo Alvarez and sports promoters like Matchroom Boxing and Premier Boxing Champions. The Versus partnership with Frias expects to extend prizing into live sporting events starting Summer 2021 for soccer, boxing, wrestling and MMA, as well as live music festivals and tours.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common shares held by non-affiliates exceeds $700 million as of any November 30 before that time, in which case we would no longer be an emerging growth company as of the following May 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Under the Nasdaq Listing Rules, as a foreign private issuer, we may elect to follow our home country practice in lieu of the corporate governance requirements of the Nasdaq Listing Rules, with the exception of those rules that are required to be followed pursuant to the provisions of the Nasdaq Listing Rules. We have elected to follow Canadian practices in lieu of the requirements of the Nasdaq Listing Rules to the extent permitted under Nasdaq Listing Rule 5615(a)(3). We follow Canadian corporate governance practices in lieu of the corporate governance requirements of The Nasdaq Capital Market in respect of the quorum requirement for meetings of our common shareholders.

THE OFFERING

The following summary contains basic terms about this offering and our securities and is not intended to be complete. It may not contain all information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 12.

Issuer	Versus Systems Inc.
Securities offered by us:

4,375,000 units each consisting of one common share and one warrant. The warrant included within the unit is exercisable immediately and has an exercise price equal to $1.92 per common share. The warrants will expire five years from the date of issuance. The common shares and the warrants comprising the units are immediately separable upon issuance and will be issued separately in this offering.

Assumed offering price:	$1.60 per unit.
Common shares outstanding before the offering:	15,554,255 common shares.
Common shares to be outstanding after the offering:

19,929,255, excluding 4,375,000 common shares issuable upon exercise of the warrants sold in this offering and any securities that would be issued if the underwriters’ option to purchase additional securities is exercised.

Option to purchase additional securities:

We have granted the representatives of the underwriters a 30-day option to purchase up to 656,250 additional common shares and/or warrants to purchase up to 656,250 additional common shares at a public offering price reflected above.

Use of proceeds:	We intend to use the net proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds.”
Risk factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12 before deciding to invest in our securities.

Trading symbol:	Our common shares are listed on The Nasdaq Capital Market under the symbol “VS”.
Lock-up:

We and our directors, officers and certain of our principal shareholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common shares or securities convertible into common shares for a period of 90 days after the date of this prospectus. See “Underwriting” section on page 105.

The 19,929,255 common shares to be outstanding after this offering is based on 15,554,255 shares outstanding as of December 31, 2021, plus (i) the 4,375,000 common shares offered hereby. The 19,929,255 common shares to be outstanding after this offering excludes the following:

•        4,486,130 common shares issuable upon exercise of outstanding warrants at December 31, 2021 with a weighted average exercise price of $6.83 per share;

•        1,941,769 common shares reserved for issuance upon the exercise of outstanding stock options at December 31, 2021 with a weighted average exercise price of $4.63 per share issued pursuant to our 2017 Stock Option Plan;

•        437,500 common shares issuable upon exercise of warrants to be issued to D.A. Davidson & Co. in connection with this offering;

•        4,375,000 common shares issuable upon exercise of the warrants sold in this offering; and

•        309,554 common shares issuable upon conversion of outstanding Versus Systems (Holdco) shares.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares and warrants. Refer to “Cautionary Note Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business

We have a relatively limited operating history and limited revenues to date and thus are subject to risks of business development and you have no basis on which to evaluate our ability to achieve our business objective.

Because we have a relatively limited operating history and limited revenues to date, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage operating companies in rapidly evolving markets. These risks include:

•        that we may not have sufficient capital to achieve our growth strategy;

•        that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

•        that our growth strategy may not be successful; and

•        that fluctuations in our operating results will be significant relative to our revenues.

Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed. To date, we have had minimal revenues. Even if we do achieve profitability, we cannot predict the level of such profitability. If we sustain losses over an extended period of time, we may be unable to continue our business.

Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

We may in the future explore potential acquisitions of companies or strategic investments to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business.

Acquisitions involve numerous risks, any of which could harm our business, including:

•        straining our financial resources to acquire a company;

•        anticipated benefits may not materialize as rapidly as we expect, or at all;

•        diversion of management time and focus from operating our business to address acquisition integration challenges;

•        retention of employees from the acquired company;

•        cultural challenges associated with integrating employees from the acquired company into our organization;

•        integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•        the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies; and

•        litigation or other claims in connection with the acquired company, including claims from terminated employees, former shareholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could have a material adverse effect on our business, results of operations or financial condition.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements in order to implement our growth plans. If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans that cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

We may not have sufficient capital to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives.

Our remaining liquidity and capital resources may not be sufficient to allow us to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives. The report of our independent registered public accountants on our financial statements for the years ended December 31, 2020, 2019 and 2018 stated that our negative cash flows from operations, inability to finance our day-to-day operations through operations and expectation of further losses indicates that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. If we require additional capital resources, we may seek such funds directly from third party sources; however, we may not be able to obtain sufficient equity capital and/or debt financing from third parties to allow us to fund our expected ongoing operations or we may not be able to obtain such equity capital or debt financing on acceptable terms or conditions. Factors affecting the availability of equity capital or debt financing to us on acceptable terms and conditions include:

•        our current and future financial results and position;

•        the collateral availability of our otherwise unsecured assets;

•        the market’s, investors’ and lenders’ view of our industry and products;

•        the perception in the equity and debt markets of our ability to execute our business plan or achieve our operating results expectations; and

•        the price, volatility and trading volume and history of our common shares.

If we are unable to obtain the equity capital or debt financing necessary to fund our ongoing operations, pursue our strategy and sustain our growth initiatives, we may be forced to scale back our operations or our expansion initiatives, and our business and operating results will be materially adversely affected.

Our operations are significantly dependent on changes in public and customer tastes and discretionary spending patterns. Our inability to successfully anticipate customer preferences or to gain popularity for games may negatively impact our profitability.

Our success depends significantly on public and customer tastes and preferences, which can be unpredictable. If we are unable to successfully anticipate customer preferences or increase the popularity of the games that have embedded at our platform, the per capita revenue and overall customer expenditures may decrease, and thereby negatively impact our profitability. In response to such developments, we may need to increase our marketing and product development efforts and expenditures, we may also adjust our product pricing, we may modify the platform itself, or take other actions, which may further erode our profit margins or otherwise adversely affect our results of operations and financial condition. In particular, we may need to expend considerable cost and effort in carrying out extensive research and development to assess the potential interest in our platform and to remain abreast with continually evolving technology and trends.

While we may incur significant expenditures of this nature, including in the future as we continue to expand our operations, there can be no assurance that any such expenditures or investments by us will yield expected or commensurate returns or results, within a reasonable or anticipated time, or at all.

If we cannot continue to develop, acquire, market and offer new products and services or enhancements to existing products and services that meet customer requirements, our operating results could suffer.

The process of developing and acquiring new technology products and services and enhancing existing offerings is complex, costly and uncertain. If we fail to anticipate customers’ rapidly changing needs and expectations, our market share and results of operations could suffer. We must make long-term investments, develop, acquire or obtain appropriate intellectual property and commit significant resources before knowing whether our predictions will accurately reflect customer demand for our products and services. If we misjudge customer needs in the future, our new products and services may not succeed and our revenues and earnings may be harmed. Additionally, any delay in the development, acquisition, marketing or launch of a new offering or enhancement to an existing offering could result in customer attrition or impede our ability to attract new customers, causing a decline in our revenue or earnings.

We make significant investments in new products and services that may not achieve expected returns.

We have made and will continue to make significant investments in research, development and marketing for existing products, services and technologies, including developing new Software Development Kits (SDKs) for console gaming, wearables, smart TV systems, AR/VR, new feature sets for our core products, and entirely new products and platforms that we are developing for specific customers, as well as new technology or new applications of existing technology. Investments in new technology are speculative. Commercial success depends on many factors, including but not limited to innovativeness, developer support, and effective distribution and marketing. If customers do not perceive our latest offerings as providing significant new functionality or other value, they may reduce their purchases of our services or products, unfavorably affecting our revenue and profits. We may not achieve significant revenue from new product, service or distribution channel investments, or new applications of existing new product, service or distribution channel investments, for several years, if at all. New products and services may not be profitable, and even if they are profitable, operating margins for some new products and businesses may not be as high as the margins we have experienced historically. Furthermore, developing new technologies is complex and can require long development and testing periods. Significant delays in new releases or significant problems in creating new products or offering new services could adversely affect our revenue and profits.

If we fail to retain existing users or add new users, our results of operations and financial condition may be materially and adversely affected.

The size of our users’ level of engagement are critical to our success. Our financial performance will be significantly determined by our success in having our products adding, retaining, and engaging active users. To the extent that our active user growth rate slows, our business performance will become increasingly dependent on our ability to increase levels of user engagement in current and new markets. If people do not perceive our products to be useful, reliable, and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A decrease in user retention, growth, or engagement could render us less attractive to video game publishers and developers which may have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if:

•        users increasingly engage with competing products;

•        we fail to introduce new and improved products or if we introduce new products or services that are not favorably received;

•        we are unable to successfully balance our efforts to provide a compelling user experience with the decisions made by us with respect to the frequency, prominence, and size of ads and other commercial content that we display;

•        there are changes in user sentiment about the quality or usefulness of our products or concerns related to privacy and sharing, safety, security, or other factors;

•        we are unable to manage and prioritize information to ensure users are presented with content that is interesting, useful, and relevant to them;

•        there are adverse changes in our products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees;

•        technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience;

•        we adopt policies or procedures related to areas such as sharing our user data that are perceived negatively by our users or the general public;

•        we fail to provide adequate customer service to users, developers, or advertisers; or

•        we, our software developers, or other companies in our industry are the subject of adverse media reports or other negative publicity.

If we are unable to build and/or maintain relationships with publishers and developers, our revenue, financial results, and future growth potential may be adversely affected.

If we fail to keep up with industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

The gaming industry is rapidly evolving and subject to continuous technological changes. Our success depends on our ability to continue to develop and implement services and solutions that anticipate and respond to rapid and continuing changes in technology and industry developments and offerings to serve the evolving needs of our customers. Our growth strategy is focused on responding to these types of developments by driving innovation that will enable us to expand our business into new growth areas. If we do not sufficiently invest in new technology and industry developments, or evolve and expand our business at sufficient speed and scale, or if we do not make the right strategic investments to respond to these developments and successfully drive innovation, our services and solutions, our results of operations, and our ability to develop and maintain a competitive advantage and continue to grow could be negatively affected. In addition, we operate in a quickly evolving environment in which there currently are, and we expect will continue to be, new technology entrants. New services or technologies offered by competitors or new entrants may make our offerings less differentiated or less competitive, when compared to other alternatives, which may adversely affect our results of operations. Technological innovations may also require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. We cannot assure you that we can obtain financing to cover such expenditures. Failure to adapt our products and services to such changes in an effective and timely manner could materially and adversely affect our business, financial condition and results of operations.

We are subject to cybersecurity risks.

Cybersecurity risks and attacks continue to increase. Cybersecurity attacks are evolving and not always predictable. Attacks include malicious software, threats to information technology infrastructure, denial-of-service attacks on websites, attempts to gain unauthorized access to data, and other breaches. Data breaches can originate with authorized or unauthorized persons. Authorized persons could inadvertently or intentionally release confidential or proprietary information, and recipients could misuse data. Such events could lead to interruption of our operations or business, unauthorized release or use of information, compromise of data, damage to our reputation, damage to our customers or vendors, and increased costs to prevent, respond to or mitigate any events.

We are a holding company and depend upon our subsidiaries for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities, of which there are currently none, and legal restrictions. While there are no restrictions on the ability of our subsidiaries to make any payments to us, such restrictions may arise in the future. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

Our insurance coverage may not adequately protect us against all future risks, which may adversely affect our business and prospects.

We maintain insurance coverage, including for fire, acts of god and perils, terrorism, burglary, money, fidelity guarantee, professional liability including errors and omissions and breach of contract, commercial property, commercial general liability, cyber events including incident response costs, legal, forensic and breach management costs, cyber-crimes, system damage, rectification costs, business interruption and reputational harm, as well as directors’ and officers’ liability insurance and employee health and medical insurance, with standard exclusions in each instance. While we maintain insurance in amounts that we consider reasonably sufficient for a business of our nature and scale, with insurers that we consider reliable and credit worthy, we may face losses and liabilities that are uninsurable by their nature, or that are not covered, fully or at all, under our existing insurance policies. Moreover, coverage under such insurance policies would generally be subject to certain standard or negotiated exclusions or qualifications and, therefore, any future insurance claims by us may not be honored by our insurers in full, or at all. In addition, our premium payments under our insurance policies may require a significant investment by us.

To the extent that we suffer loss or damage that is not covered by insurance or that exceeds our insurance coverage, the loss will have to be borne by us and our business, cash flow, financial condition, results of operations and prospects may be adversely affected.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors. We do not have key-man insurance on the life of any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally. Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future.

To protect the health and well-being of our employees and customers, we have implemented work-from-home requirements, made substantial modifications to employee travel policies, and cancelled or shifted marketing and other corporate events to virtual-only formats for the foreseeable future. While we continue to monitor our circumstances and may adjust our current policies as more information and public health guidance become available, these precautionary measures could negatively affect our sales and marketing efforts, delay and lengthen our sales cycles, or create operational or other challenges, any of which could harm our business and results of operations.

While we believe we have not been significantly adversely impacted by COVID-19 to date, we believe COVID-19 continues to present the potential for adverse risks to our company.

The potential impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

•        There may be a decrease in the willingness or ability of certain of our customers or partners to move forward with integrations of our platform into their products or media due to restructurings or cutbacks within their organizations or because their business, financial condition or operations have been adversely impacted by COVID-19.

•        Our customers could potentially be negatively impacted by the outbreak, which may reduce their budgets for online advertising and marketing in 2021 and perhaps beyond. As a result, our revenue, gross profit and net income may be negatively impacted in 2020, 2021 and perhaps beyond.

•        The situation may worsen if the COVID-19 outbreak continues. Our customers may request additional time to pay us or fail to pay us on time, or at all, which may require us to record additional allowances.

•        The global stock markets have experienced, and may continue to experience, significant volatility from the COVID-19 outbreak, which may adversely affect our ability to raise funds in the capital markets.

•        If one or more of our employees or customers becomes ill from coronavirus and attributes their infection to us, including through exposure at one of our offices or facilities, we could be subject to allegations of failure to adequately mitigate the risk of exposure. Such allegations could harm our reputation and expose us to the risks of litigation and liability.

The ultimate impact of the COVID-19 pandemic on our operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or we, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but could have a material adverse impact on our business, financial condition and results of operations.

Our business may be harmed if our licensing partners, or other third parties with whom we do business, act in ways that put our brand at risk.

We offer a business-to-business software platform that allows video game publishers and developers, as well as other interactive media content creators, to offer in-game prizing and rewards, based on the completion of in-content challenges. We anticipate that our business partners shall be given access to sensitive and proprietary information or control over our intellectual property in order to provide services and support to our teams. These third parties may misappropriate our information or intellectual property and engage in unauthorized use of it or otherwise act in a way that places our brand at risk. The failure of these third parties to provide adequate services and technologies, the failure of third parties to adequately maintain or update their services and technologies or the misappropriation or misuse of this information or intellectual property could result in a disruption to our business operations or an adverse effect on our reputation, and may negatively impact our business.

If we fail to keep our existing users highly engaged, to acquire new users, to successfully implement an award-prizes model for our user community, our business, profitability and prospects may be adversely affected.

Our success depends on our ability to maintain and grow the number of users playing our partners’ games and other media and keeping our users highly engaged. Of particular importance is the successful deployment and expansion of our award-prizes model to our gaming community for purposes of creating predictable recurring revenues.

A decline in the number of our users may adversely affect the engagement level of our users, the vibrancy of our user community, or the popularity of our award-prizes model, which may in turn reduce our monetization opportunities, and have a material and adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain users, our revenues may decline and our results of operations and financial condition may suffer.

Our failure to protect our intellectual property rights may undermine our competitive position.

We believe that our patents, copyrights, trademarks and other intellectual property are essential to our success. Please see “Business — Intellectual Property” for more details. We depend to a large extent on our ability to develop and maintain the intellectual property rights relating to our existing portfolio of prizing, promotion and financial technologies that enable brands to reach the rapidly growing competitive gaming audience of players, spectators and broadcasters. We have devoted considerable time and energy to the development and improvement of our portfolio of prizing, promotion and financial technologies intellectual property.

We rely primarily on a combination of patents, copyrights, trademarks and trade secrets laws, and contractual restrictions for the protection of the intellectual property used in our business. Nevertheless, these provide only limited protection and the actions we take to protect our intellectual property rights may not be adequate. Our trade secrets may become known or be independently discovered by our competitors. We may have no or limited rights to stop the use of our information by others. Moreover, to the extent that our employees or third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to such intellectual property. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Our services or solutions could infringe upon the intellectual property rights of others or we might lose our ability to utilize the intellectual property of others.

We cannot be sure that our services and solutions do not infringe on the intellectual property rights of third parties, and these third parties could claim that we or our clients are infringing upon their intellectual property rights. These claims could harm our reputation, cause us to incur substantial costs or prevent us from offering some services or solutions in the future. Any related proceedings could require us to expend significant resources over an extended period of time. Any claims or litigation in this area could be time-consuming and costly, damage our reputation and/or require us to incur additional costs to obtain the right to continue to offer a service or solution to our clients. If we cannot secure this right at all or on reasonable terms, or we cannot substitute alternative technology, our results of operations could be materially adversely affected. The risk of infringement claims against us may increase as we expand our industry software solutions.

In recent years, individuals and firms have purchased intellectual property assets in order to assert claims of infringement against technology providers and customers that use such technology. Any such action naming us or our clients could be costly to defend or lead to an expensive settlement or judgment against us. Moreover, such an action could result in an injunction being ordered against our client or our own services or operations, causing further damages.

In addition, we rely on third-party software in providing some of our services and solutions. If we lose our ability to continue using such software for any reason, including in the event that the software is found to infringe the rights of others, we will need to obtain substitute software or seek alternative means of obtaining the technology necessary to continue to provide such services and solutions. Our inability to replace such software, or to replace such software in a timely or cost-effective manner, could materially adversely affect our results of operations.

Third parties may register trademarks or domain names or purchase internet search engine keywords that are similar to our trademarks, brands or websites, or misappropriate our data and copy our platform, all of which could cause confusion to our users, divert online customers away from our products and services or harm our reputation.

Competitors and other third parties may purchase trademarks that are similar to our trademarks and keywords that are confusingly similar to our brands or websites in internet search engine advertising programs and in the header and text of the resulting sponsored links or advertisements in order to divert potential customers from us to their websites. Preventing such unauthorized use is inherently difficult. If we are unable to prevent such unauthorized use, competitors and other third parties may continue to drive potential online customers away from our platform to competing, irrelevant or potentially offensive platform, which could harm our reputation and cause us to lose revenue.

Our business is highly dependent on the proper functioning and improvement of our information technology systems and infrastructure. Our business and operating results may be harmed by service disruptions, or by our failure to timely and effectively scale up and adjust our existing technology and infrastructure.

Our business depends on the continuous and reliable operation of our information technology, or IT, systems. Our IT systems are vulnerable to damage or interruption as a result of fires, floods, earthquakes, power losses, telecommunications failures, undetected errors in software, computer viruses, hacking and other attempts to harm our IT systems. Disruptions, failures, unscheduled service interruptions or a decrease in connection speeds could damage our reputation and cause our customers and end-users to migrate to our competitors’ platforms. If we experience frequent or constant service disruptions, whether caused by failures of our own IT systems or those of third-party service providers, our user experience may be negatively affected, which in turn may have a material and adverse effect on our reputation and business. We may not be successful in minimizing the frequency or duration of service interruptions. As the number of our end-users increases and more user data are generated on our platform, we may be required to expand and adjust our technology and infrastructure to continue to reliably store and process content.

We use third-party services and technologies in connection with our business, and any disruption to the provision of these services and technologies to us could result in adverse publicity and a slowdown in the growth of our users, which could materially and adversely affect our business, financial condition and results of operations.

Our business partially depends on services provided by, and relationships with, various third parties. We exercise no control over the third parties with whom we have business arrangements. If such third parties increase their prices, fail to provide their services effectively, terminate their service or agreements or discontinue their relationships with us, we could suffer service interruptions, reduced revenues or increased costs, any of which may have a material adverse effect on our business, financial condition and results of operations.

In most cases, we rely on third party consumer-brand partners to fulfil the prizes and rewards for our end users, players, viewers and participants. Disruption of this fulfilment could result in a poor user experience, adverse publicity, and a slowdown in growth of users, which could materially and adversely affect our business, financial condition and results of operations.

Our business depends on rewards, earned by users, being fulfilled correctly by third party consumer-brands with whom we have business arrangements. While we have agreements with those consumer-brands, we do not exercise control over those companies. If, for any reason, our customers do not fulfil the prizes or rewards in a manner that our end users, players and/or viewers expect, we may suffer in the perception of those end users. This could result in loss of players, poor public relations, or lawsuits. Such event(s) would have a material adverse effect(s) on our business, financial condition and may results in a loss of operations.

Risks Related to International Operations

The risks related to international operations, in particular in countries outside of the United States, could negatively affect our results.

We expect to incur up to 20% of our total expenses from transactions denominated in currencies other than the United States dollar, such as the Canadian dollar, and the British pound. As such, our operations may be adversely affected by changes in foreign government policies and legislation or social instability and other factors which are not within our control, including, but not limited to, recessions in foreign economies, expropriation, nationalization and limitation or restriction on repatriation of funds, assets or earnings, longer receivables collection periods and greater difficulty in collecting accounts receivable, changes in consumer tastes and trends, renegotiation or nullification of existing contracts or licenses, changes in gaming policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions and royalty and tax increases, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, taxation policies, including royalty and tax increases and retroactive tax claims, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of intellectual property particularly in countries with fewer intellectual property protections, the effects that evolving regulations regarding data privacy may have on our online operations, adverse changes in the creditworthiness of parties with whom we have significant receivables or forward currency exchange contracts, labor disputes and other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted. Our operations may also be adversely affected by social, political and economic instability and by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. If our operations are disrupted and/or the economic integrity of our contracts is threatened for unexpected reasons, our business may be harmed.

Our international activities may require protracted negotiations with host governments, national companies and third parties. Foreign government regulations may favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In the event of a dispute arising in connection with our operations in a foreign jurisdiction where we conduct our business, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of United States or enforcing United States judgments in such other jurisdictions. We may also be hindered or prevented from enforcing our rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Accordingly, our activities in foreign jurisdictions could be substantially affected by factors beyond our control, any of which could have a material adverse effect on it. We believe that management’s experience to date in commercializing our products, services and solutions in China, Japan, the United Kingdom, the European Union, and other countries and regions around the world may be of assistance in helping to reduce these risks. Some countries in which we may operate may be considered politically and economically unstable.

Doing business in the industries in which we operate often requires compliance with numerous and extensive procedures and formalities. These procedures and formalities may result in unexpected or lengthy delays in commencing important business activities. In some cases, failure to follow such formalities or obtain relevant evidence may call into question the validity of the entity or the actions taken. Our management is unable to predict the effect of additional corporate and regulatory formalities which may be adopted in the future including whether any such laws or regulations would materially increase our cost of doing business or affect our operations in any area.

We may in the future enter into agreements and conduct activities outside of the jurisdictions where we currently carry on business, which expansion may present challenges and risks that we have not faced in the past, any of which could adversely affect our results of operations and/or our financial condition.

We are subject to foreign exchange and currency risks that could adversely affect our operations, and our ability to mitigate our foreign exchange risk through hedging transactions may be limited.

We expect to incur up to 20% of our expenses in currencies other than the United States dollar; however, a substantial portion of our operating expenses are incurred in United States dollars. Fluctuations in the exchange rate between the U.S. dollar and other currencies may have a material adverse effect on our business, financial condition and operating results. Our consolidated financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States dollars and from the translation of foreign-currency-denominated balance sheet accounts into United States dollar-denominated balance sheet accounts. We are exposed to currency exchange rate fluctuations because portions of our revenue and expenses are denominated in currencies other than the United States dollar, particularly the Canadian dollar. Exchange rate fluctuations could adversely affect our operating results and cash flows and the value of our assets outside of the United States. If a foreign currency is devalued in a jurisdiction in which we are paid in such currency, then our customers may be required to pay higher amounts for our products or services, which they may be unable or unwilling to pay. Changes in exchange rates and our limited ability or inability to successfully hedge exchange rate risk could have an adverse impact on our liquidity and results of operations.

We may be unable to operate in new jurisdictions where our customers operate because of new regulations.

We are subject to regulation in any jurisdiction where our customers access our systems. To expand into any such jurisdiction we may need to operate according to local regulations. In some cases, this may require us to be licensed, or obtain approvals for our products or services. If we do not receive or receive a revocation of a license in a particular jurisdiction for our products or services, we would not be able to sell or place our products or services in that jurisdiction. Any such outcome could materially and adversely affect our results of operations and any growth plans for our business.

Privacy concerns could result in regulatory changes and impose additional costs and liabilities on us, limit our use of information, and adversely affect our business.

Personal privacy has become a significant issue in the United States and many other countries in which we currently operate and may operate in the future. Many federal, state, and foreign legislatures and government agencies have imposed or are considering imposing restrictions and requirements about the collection, use, and disclosure of personal information obtained from individuals. Changes to laws or regulations affecting privacy could impose additional costs and liability on us and could limit our use of such information to add value for customers. If we were required to change our business activities or revise or eliminate services, or to implement burdensome compliance measures, our business and results of operations could be harmed. In addition, we may be subject to fines, penalties, and potential litigation if we fail to comply with applicable privacy regulations, any of which could adversely affect our business, liquidity and results of operation.

Our results of operations could be affected by natural events in the locations in which we operate or where our customers or suppliers operate.

We, our customers, and our suppliers have operations in locations subject to natural occurrences such as severe weather and other geological events, including hurricanes, earthquakes, or flood that could disrupt operations. Any serious disruption at any of our facilities or the facilities of our customers or suppliers due to a natural disaster could have a material adverse effect on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of our facilities, it could impair our ability to adequately supply our customers, cause a significant disruption to our operations, cause us to incur significant costs to relocate or re-establish these functions and negatively impact our operating results. While we intend to seek insurance against certain business interruption risks, such insurance may not adequately compensate us for any losses incurred as a result of natural or other disasters. In addition, any natural disaster that results in a prolonged disruption to the operations of our customers or suppliers may adversely affect our business, results of operations or financial condition.

Risks Related to Regulation

We are subject to various laws relating to trade, export controls, and foreign corrupt practices, the violation of which could adversely affect our operations, reputation, business, prospects, operating results and financial condition.

We are subject to risks associated with doing business outside of the United States, including exposure to complex foreign and U.S. regulations such as the Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties. It may be difficult to oversee the conduct of any contractors, third-party partners, representatives or agents who are not our employees, potentially exposing us to greater risk from their actions. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face legal proceedings and actions which could result in civil penalties, administration actions and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse impact on our business. Changes in trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities.

Violations of these laws and regulations could result in significant fines, criminal sanctions against us, our officers or our employees, requirements to obtain export licenses, disgorgement of profits, cessation of business activities in sanctioned countries, prohibitions on the conduct of our business and our inability to market and sell our products or services in one or more countries. Additionally, any such violations could materially damage our reputation, brand, international expansion efforts, ability to attract and retain employees and our business, prospects, operating results and financial condition.

Regulations that may be adopted with respect to the internet and electronic commerce may decrease the growth in the use of the internet and lead to the decrease in the demand for our services.

We may become subject to any number of laws and regulations that may be adopted with respect to the internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the internet. The adoption of new laws or regulations relating to the internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the internet, decrease the demand for our services, increase our cost of doing business or could otherwise have a material adverse effect on our business, revenues, operating results and financial condition.

Risks Related to Our Common Shares, Our Warrants and This Offering

Our common shares were only recently listed on Nasdaq and there can be no assurance that we will be able to comply with Nasdaq’s continued listing standards.

Our common shares commenced trading on Nasdaq on January 22, 2021. However, there can be no assurance any broker will be interested in continuing to trade our common shares. Therefore, it may be difficult to sell your common shares if you desire or need to do so. We cannot provide any assurance that an active and liquid trading market in our securities will continue. In addition, there is no guarantee that we will be able to maintain such listings for any period of time by perpetually satisfying Nasdaq’s continued listing requirements. Our failure to continue to meet these requirements may result in our securities being delisted from Nasdaq.

The market prices of our common shares and warrants are likely to be highly volatile because of several factors, including a limited public float.

The market prices of our common shares have experienced significant price and volume fluctuations and the prices of such securities are likely to be highly volatile in the future. You may not be able to resell our common shares or warrants following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•        actual or anticipated fluctuations in our operating results;

•        the absence of securities analysts covering us and distributing research and recommendations about us;

•        we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

•        overall stock market fluctuations;

•        announcements concerning our business or those of our competitors;

•        actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

•        conditions or trends in the industry;

•        litigation;

•        changes in market valuations of other similar companies;

•        future sales of common shares;

•        departure of key personnel or failure to hire key personnel; and

•        general market conditions.

Any of these factors could have a significant and adverse impact on the market prices of our securities. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading prices of our securities, regardless of our actual operating performance.

Our common shares have in the past been a “penny stock” under SEC rules, and our common shares may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common shares were a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Because our common shares are listed on Nasdaq, our common shares are not considered “penny stock”. However, if we are unable to maintain that listing and our common shares are no longer listed on Nasdaq, unless we maintain a per-share price above $5.00, our common shares will be considered “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

•        If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•        If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common shares or our warrants and may affect your ability to resell our common shares and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common shares or our warrants will not be classified as a “penny stock” in the future.

We are subject to the continued listing criteria of Nasdaq, and our failure to satisfy these criteria may result in delisting of our common shares from Nasdaq and could also jeopardize our continued ability to trade on Nasdaq.

Our common shares are currently listed for trading on Nasdaq. In order to maintain the listing on Nasdaq or any other securities exchange we may trade on, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, Nasdaq may delist our securities if, in the exchange’s opinion, our financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if we sell or dispose of our principal operating assets or cease to be an operating company; if we fail to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

If Nasdaq were to delist our common shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our common shares, reduced liquidity, decreased analyst coverage, and/or an inability for us to obtain additional financing to fund our operations.

If the benefits of any proposed acquisition do not meet the expectations of investors, shareholders or financial analysts, the market price of our common shares and/or warrants may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our common shares prior to the closing of the proposed acquisition may decline. The market values of our common shares at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our common shares irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress the price of our common shares regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our shareholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 4,375,000 units (of which our common shares form a part) offered in this offering at a public offering price of $1.60 per unit, and after deducting the underwriters’ discounts and commissions and other estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $1.30 per share, or 81%, at the public offering price. We also have a large number of outstanding stock options to purchase common shares with exercise prices that are below the public offering price of our common shares. To the extent that these options are exercised, you will experience further dilution.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our shareholders may be eligible to sell all or some of their common shares by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate shareholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 15,554,255 common shares outstanding as of December 31, 2021, approximately 13,255,505 shares are tradable without restriction. Given the limited trading of our common shares, resale of even a small number of our common shares pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common shares.

We have never paid dividends on our common shares and may not do so in the future.

Holders of our common shares are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our common shares, and we do not expect to pay cash dividends on our common shares in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common shares may have will be in the form of appreciation, if any, in the market value of their common shares. See “Dividend Policy.”

Holders of our warrants will have no rights as a common shareholder until they acquire our common shares.

Until you acquire our common shares upon exercise of your warrants, you will have no rights as a shareholder in respect of the common shares underlying such warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

Our articles and certain Canadian legislation contain provisions that may have the effect of delaying or preventing a change in control.

Certain provisions of our articles could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors may be willing to pay for our common shares. The material differences between the British Columbia Business Corporations Act, or the BCBCA, and Delaware General Corporation Law, or the DGCL, that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our articles) the BCBCA generally requires the voting threshold to be a special resolution approved by 66 2/3% of shareholders, whereas DGCL generally only requires a majority vote; and (ii) under the BCBCA a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL.

In addition, a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian Business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. Finally, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). The Competition Act (Canada) establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner. However, the Competition Act (Canada) permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us, whether or not it is subject to mandatory notification. Otherwise, there are no limitations either under the laws of Canada or British Columbia, or in our articles on the rights of non-Canadians to hold or vote our common shares. Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Because we are a corporation incorporated under the laws of British Columbia and some of our directors and officers are residents of Canada, it may be difficult for investors in the United States to enforce civil liabilities against us based solely upon the U.S. federal securities laws. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors and officers residing outside of Canada.

We are a corporation incorporated under the laws of British Columbia. Some of our directors and officers and the auditors or other experts named herein are residents of Canada and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon us or our directors or officers or such auditors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities laws. Investors should not assume that Canadian courts: (1) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or (2) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

As a result of our recently becoming a reporting company under the Exchange Act, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common shares.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after March 3, 2021. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an emerging growth company, as defined in the JOBS Act. We will be required to disclose significant changes made in our internal control procedures on a quarterly basis.

We are beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, and we may not be able to complete our evaluation, testing and any required remediation in a timely fashion. Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management efforts. While we currently have an internal audit group, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common shares could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common shares held by non-affiliates exceeds $700 million as of any November 30 before that time, in which case we would no longer be an emerging growth company as of the following May 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will continue to incur increased costs as a result of operating as a reporting company under the Exchange Act, and our management will continue to be required to devote substantial time to compliance with our reporting company responsibilities and corporate governance practices.

As a reporting company under the Exchange Act, and particularly after we are no longer an “emerging growth company,” we will continue to incur significant legal, accounting and other expenses The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies. We are also obligated to file with the Canadian securities regulators similar reports pursuant to securities laws and regulations applicable in all the provinces and territories of Canada in which we will be a reporting issuer. Compliance with these laws and regulations has increased and will continue to increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. Our management and other personnel must devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional future costs we will incur as a public company or the timing of such costs.

We are a foreign private issuer under the rules and regulations of the SEC and, thus, are exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than a company incorporated in the U.S.

As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act; we are not required to file financial statements prepared in accordance with U.S. generally accepted accounting principles; and we are not required to comply with SEC Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors and principal shareholders are not subject to the reporting or short-swing profit recovery provisions of Section 16 of the Exchange Act or the rules under the Exchange Act with respect to their purchases and sales of our common shares. Accordingly, you may receive less information about us than you would receive about a company incorporated in the United States and may be afforded less protection under the U.S. federal securities laws than you would be afforded with respect to a company incorporated in the United States. If we lose our status as a foreign private issuer at some future time, we will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if we were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

Additionally, pursuant to the Nasdaq Listing Rules, as a foreign private issuer, we may elect to follow our home country practice in lieu of the corporate governance requirements of the Nasdaq Listing Rules, with the exception of those rules that are required to be followed pursuant to the provisions of the Nasdaq Listing Rules. We have elected to follow Canadian practices in lieu of the requirements of the Nasdaq Listing Rules to the extent permitted under Nasdaq Listing Rule 5615(a)(3).

U.S. Holders of our common shares may suffer adverse tax consequences if we are treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of the Company and its subsidiaries, we do not believe that we will be a PFIC for U.S. federal income tax purposes for the current taxable year or for future taxable years. However, the application of the PFIC rules is subject to uncertainty in several respects, and a separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. Changes in the composition of our income or assets may cause us to become a PFIC. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as that term is defined below in “Material U.S. Federal Income Tax Considerations for U.S. Holders”) holds our common shares, such U.S. Holder may be subject to adverse tax consequences. In particular, absent certain elections, a U.S. Holder would generally be subject to U.S. federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of a gain derived from a disposition of our common shares, as well as certain distributions by us. The PFIC rules are complex, and each prospective investor is strongly urged to consult its tax advisors regarding the application of these rules to such investor’s particular circumstances. See “Material United States Federal Income Tax Considerations for U.S. Holders”.

Changes to tax laws may have an adverse impact on us and holders of our common shares.

Changes in tax laws, including amendments to tax laws, changes in the interpretation of tax laws, or changes in the administrative pronouncements or positions by the Canada Revenue Agency, or the CRA, may have a material adverse effect on us. In addition, tax authorities could disagree with us on tax filing positions taken by us and any reassessment of our tax filings could result in material adjustments of tax expense, income taxes payable and deferred income taxes.

Changes in tax laws, including amendments to tax laws, changes in the interpretation of tax laws or changes in the administrative pronouncements or positions by the CRA, may also have a material adverse effect on our shareholders and their investment in our common shares. Purchasers of our common shares should consult their tax advisors regarding the potential tax consequences associated with the acquisition, holding and disposition of our common shares in their particular circumstances.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

Some of the statements in this prospectus constitute “forward-looking statements” that represent our beliefs, projections and predictions about future events. From time to time in the future, we may make additional forward-looking statements in presentations, at conferences, in press releases, in other reports and filings and otherwise. Forward-looking statements are all statements other than statements of historical fact, including statements that refer to plans, intentions, objectives, goals, targets, strategies, hopes, beliefs, projections, prospects, expectations or other characterizations of future events or performance, and assumptions underlying the foregoing. The words “may,” “could,” “should,” “would,” “will,” “project,” “intend,” “continue,” “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “plan,” “potential,” “opportunity,” “scheduled,” “goal,” “target,” and “future,” variations of such words, and other comparable terminology and similar expressions and references to future periods are often, but not always, used to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the following:

•        our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

•        the potential impact of COVID-19 on our business and results of operations;

•        the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

•        the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

•        our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

•        our markets, including our market position and our market share;

•        our ability to successfully develop, operate, grow and diversify our operations and businesses;

•        our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

•        the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

•        the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

•        the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

•        industry trends and customer preferences and the demand for our products, services, technologies and systems; and

•        the nature and intensity of our competition, and our ability to successfully compete in our markets.

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus.

CURRENCY AND EXCHANGE RATE INFORMATION

The following table sets forth, for each period indicated, the period-end and the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. These rates are based on the noon buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of any other reports or information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all. We maintain our books and records and have presented our results of operations in United States dollars.

On February 18, 2022, the noon buying rate was US$1.00 = C$1.2748.

	Period End	Period Average	Low	High
	(C$ per US$)
Year Ended December 31:
2016	1.3426	1.3243	1.2544	1.4592
2017	1.2517	1.2984	1.2131	1.3745
2018	1.3644	1.2957	1.2280	1.3650
2019	1.2962	1.3269	1.2962	1.3591
2020	1.2753	1.3422	1.2715	1.4539
2021	1.2777	1.2533	1.2031	1.2941

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $6,100,000 (or $7,071,250 if the underwriters exercise their option to purchase up to 656,250 additional common shares and warrants to purchase up to 656,250 common shares), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including marketing and sales expenses, the costs and expenses of our continuing development of our engagement and rewards platform and salaries and wages. General corporate purposes may also include capital expenditures. Due to the uncertainties inherent in the product development process, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for the above purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our product development activities, any collaborations that we may enter into with third parties for our products or strategic opportunities that become available to us, our sales and marketing and commercialization efforts, our operating costs, as well as unforeseen cash needs. We will not use any of the net proceeds of this offering to repay any related-party indebtedness.

We would receive additional gross proceeds of approximately $8,400,000 if all of the warrants included in the units are exercised, assuming no exercise of the underwriters’ option to purchase additional securities and the representative’s warrants. We intend to use any such proceeds for working capital and general corporate purposes.

Based on our current business plan, we believe that our existing cash, together with the net proceeds from this offering, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through the 12-month period following completion of the offering. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed obligations of the U.S. government.

Our management will have broad discretion in the application of the net proceeds of this offering, and investors will be relying on our judgment regarding the application of the net proceeds. In addition, we might decide to postpone or not pursue certain activities if the net proceeds from this offering and our other sources of cash are less than expected. See “Risk Factors”.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information for Common Shares and Unit A Warrants

Our common shares and Unit A Warrants are presently quoted on Nasdaq, under the symbol “VS” and “VSSYW,” respectively. On February 23, 2022, the closing price of our common shares on Nasdaq was $2.10 and the closing price of our Unit A Warrants on Nasdaq was $0.60.

Holders

As at September 30, 2021, the registrar and transfer agent for our common shares reported that there were 15,554,255 common shares issued and outstanding. Of these, 11,217,663 were registered to Canadian residents, including 11,217,663 shares registered to CDS & Co., which is a nominee of the Canadian Depository for Securities Limited. The 10,027,498 shares were registered to 918 shareholders in Canada, one of which is CDS & Co. 4,225,494 of our shares were registered to residents of the United States, including 1,633,771 shares registered to CEDE & Co., which is a nominee of Depository Trust Company. The 4,225,594 shares were registered to 450 shareholders in the United States, one of which is CEDE & Co. 111,098 of our shares were registered to residents of other foreign countries (1 shareholder).

Dividends

We have not declared any common share dividends to date. We have no present intention of paying any cash dividends on our common shares in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, is within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in our articles that restrict us from declaring dividends.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of September 30, 2021:

•        on an actual basis;

•        on a pro forma as adjusted basis to give effect to the sale of 4,375,000 units by us in this offering at the public offering price of $1.60 per unit, and to reflect the application of the proceeds after deducting the 7.5% underwriting discounts and commissions and approximately $375,000 estimated offering expenses payable by us.

You should read the information in this table together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	Actual (unaudited)	Pro forma (unaudited)
Cash and Cash Equivalents	$4,410,046	$10,510,046
Liabilities:
Warrant Liability	1,283,533	1,283,533
Notes payable	2,737,775	2,737,775
Total liabilities	5,447,589	5,447,589
Equity
Share capital
Common shares, no par value; unlimited shares authorized and 15,554,255 shares issued and outstanding on an actual basis, 19,929,255 shares issued and outstanding on a pro forma basis	110,213,723	116,313,723
Commitment to issue shares;	2,648,783	2,648,783
Class A shares; 5,057 shares authorized and 5,057 issued and outstanding on an actual and on a pro forma and a pro forma as adjusted basis	28,247	28,247
Reserves	9,810,789	9,810,789
Deficit	(99,314,670)	(99,314,670)
Total Equity before non-controlling interest	23,386,872	29,486,872
Non-controlling interest	(7,810,928)	(7,810,928)
Total Equity	15,575,943	21,675,944
Total Liabilities and Equity	$21,023,532	$27,123,533

The foregoing table and calculations are based on 15,554,255 of our common shares outstanding as of September 30, 2021, and excludes:

•        4,486,130 common shares issuable upon exercise of outstanding warrants, at September 30, 2021 with a weighted average exercise price of $6.83 per share;

•        1,941,769 common shares reserved for issuance upon the exercise of outstanding stock options at September 30, 2021 with a weighted average exercise price of $4.63 per share issued pursuant to our 2017 Stock Option Plan;

•        437,500 common shares issuable upon exercise of warrants to be issued to D.A. Davidson & Co. in connection with this offering;

•        4,375,000 common shares issuable upon exercise of the warrants sold in this offering; and

•        309,554 common shares issuable upon conversion of outstanding Versus Systems (Holdco) shares.

DILUTION

If you invest in our units in this offering, your ownership interest in our common shares will be diluted immediately to the extent of the difference between the public offering price per common share and the pro forma net tangible book value per common share immediately after this offering.

As of September 30, 2021, we had a net tangible book value (deficit) of $(78,599), corresponding to a net tangible book value of $(0.01) per common share (based upon 15,554,255 common shares outstanding). Net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding common shares.

Dilution results from the fact that the per common share public offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. After giving effect to (i) our issuance and sale of 4,375,000 units in this offering at an offering price of $1.60 per unit, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma as adjusted net tangible book value as of September 30, 2021 would have been $6,021,401, or $0.30 per common share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.31 per common share to existing shareholders and immediate dilution of $1.30 per common share to new investors purchasing common shares in this offering.

The following table illustrates the estimated net tangible book value per common share after this offering and the per common share dilution to persons purchasing common shares in this offering based on the foregoing offering assumptions:

Offering price per unit		$1.60
Consolidated net tangible book value per common share as of September 30, 2021	$(0.01)
Increase in consolidated net tangible book value per common share attributable to the offering	$0.31
As adjusted consolidated net tangible book value per common share after this offering		$0.30
Dilution per common share to new investors participating in this offering		$1.30

The number of our common shares that will be outstanding both before and immediately after this offering is based on 15,554,255 common shares outstanding as of September 30, 2021, and excludes as of such date:

•        4,486,130 common shares issuable upon exercise of outstanding warrants, at September 30, 2021 with a weighted average exercise price of $6.83 per share;

•        1,941,769 common shares reserved for issuance upon the exercise of outstanding stock options at September 30, 2021 with a weighted average exercise price of $4.63 per share issued pursuant to our 2017 Stock Option Plan;

•        437,500 common shares issuable upon exercise of warrants to be issued to D.A. Davidson & Co. in connection with this offering;

•        4,375,000 common shares issuable upon exercise of the warrants sold in this offering; and

•        309,554 common shares issuable upon conversion of outstanding Versus Systems (Holdco) shares.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following unaudited pro forma combined condensed financial information for the year ended December 31, 2020 and the nine-month period ended September 30, 2021 presents summary combined condensed information as if we had completed the acquisition of Xcite Interactive on January 1, 2020. An unaudited pro forma combined condensed statement of financial position as of September 30, 2021 is not presented for the acquisition because the acquisition was completed prior to September 30, 2021 and the balance sheet of Xcite Interactive, including related acquisition adjustments, is included in our consolidated statement of financial position as of September 30. 2021. The unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the respective historical consolidated and unaudited consolidated condensed financial statements and related notes of our company and Xcite Interactive included in this prospectus.

The historical profit and loss accounts of our company have been prepared in accordance with International Financial Reporting Standards, or IFRS. The historical consolidated financial statements of Xcite Interactive have been prepared in accordance with U.S. generally accepted account principles, or GAAP. The pro forma adjustments described in the unaudited pro forma combined condensed financial information are based on available information and certain assumptions made by us and may be revised as additional information becomes available as the purchase accounting for the acquisition is finalized. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and information available as of the date of this prospectus. Certain valuations are currently in process. Actual results may differ from the amounts reflected in the unaudited pro forma combined condensed financial statements, and the differences may be material. The presentation and pro forma adjustments discussed below reflect the necessary adjustment to convert the historical Xcite Interactive consolidated financial statements to IFRS and our method of presentation.

Unaudited Pro Forma Combined Condensed Statements of Loss and Comprehensive Loss
For the year ended December 31, 2020

	Xcite Interactive	Versus Systems	Presentation Adjustments	Pro Forma Adjustments	Notes	Versus Systems Pro Forma Consolidated
			Note 3	Note 3
REVENUES
Revenues	$2,015,716	$1,390,018	$—	$—		$3,405,734
Cost of revenues	512,385	—	(512,385)	—		—
Gross Margin	1,503,331	1,390,018	512,385	—		3,405,734

EXPENSES
Amortization	4,928	240,820	—	—		245,748
Amortization of intangible assets	868,352	1,272,435	—	589,743	3A	2,730,530
Consulting fees	269,655	465,252	—	—		734,907
Foreign exchange loss	999	24,719	—	—		25,718
Office and miscellaneous expenses	512,230	255,863	—	—		768,093
Interest expense	72,847	173,975	(41,667)	—		205,155
Interest expense on lease obligations	—	60,112	—	—		60,112
Professional fees	180,814	780,534	—	—		961,348
Salaries and wages	847,748	2,564,830	512,385	—		3,924,963
Sales and marketing	57,653	486,249	—	—		543,902
Software and delivery costs	81,824	257,924	—	—		339,748
Share-based compensation	—	1,049,135	—	—		1,049,135
	(1,393,719)	(6,241,830)	41,667	(589,743)		(8,183,625)

Finance expense	—	(276,602)	(41,667)	—		(318,269)
Loss on disposal of marketable securities	—	(378,718)	—	—		(378,718)
Foreign currency transaction gain/(loss)	—	(447,302)	—	—		(447,302)
Other (expense) income	10,100	(13,890)	—	—		(3,790)
Loss and comprehensive loss	$(1,383,619)	$(7,358,342)	$—	$(589,743)		$(9,331,704)

Loss and comprehensive loss attributable to:
Shareholders	$(1,383,619)	$(5,893,682)	$—	$(589,743)	3A	$(7,867,044)
Non-controlling interest	—	(1,464,660)	—	—		(1,464,660)
	$(1,383,619)	$(7,358,342)	$—	$(339,743)		$(9,331,704)

Basic and diluted loss per common share	$(0.35)	$(0.59)				$(0.67)

Unaudited Pro Forma Combined Condensed Statement of Loss and Comprehensive Loss
For the nine months ended September 30, 2021

	Xcite Interactive (acquired 6/3/2021)	Versus Systems	Presentation Adjustments	Pro Forma Adjustments	Notes	Versus Systems Pro Forma Consolidated
			Note 3	Note 3
REVENUES
Revenues	$634,860	$375,383	$—	$—		$1,010,243
Cost of revenues	314,077	—	(314,077)	—		—
Gross Margin	320,784	375,383	314,077	—		1,010,243

EXPENSES
Amortization	4,000	230,032	—	—		234,032
Amortization of equipment	—	11,304	—	—		11,304
Amortization of intangible assets	452,979	1,455,366	—	154,561	3A	2,062,906
Consulting fees	27,528	463,201	—	—		490,729
Foreign exchange loss	—	873,286	—	—		873,286
Office and miscellaneous expenses	82,987	457,185	—	—		540,172
Interest expense	108,267	114,569	(62,500)	—		160,336
Interest expense on lease obligations	—	31,739	—	—		31,739
Professional fees	117,651	2,385,696	(115,000)	—		2,388,347
Transaction cost	—	—	115,000	—		115,000
Salaries and wages	853,930	3,829,159	314,077	—		4,997,165
Sales and marketing	13,902	820,573	—	—		834,475
Software and delivery costs	72,753	386,658	—	—		459,411
Share-based compensation	—	1,403,132	—	—		1,403,132
	(1,413,213)	(12,086,516)	62,500	(154,561)		(13,591,789)

Finance expense	—	(185,486)	(62,500)	—		(247,986)
Change in fair value of warrant liability	—	(2,969,244)	—	—		(2,969,244)
Other (expense) income	124,625	(116,356)	—	—		8,269
Net loss	$(1,288,588)	$(15,357,602)	$—	$(154,561)		$(16,800,750)

Foreign currency transaction loss	—	(355,627)	—	—		(355,627)
Loss and comprehensive loss	$(1,288,588)	$(15,713,229)	$—	$(154,561)		$(17,156,377)

Net loss attributable to:
Shareholders	$(1,288,588)	$(12,718,408)	$—	$(154,561)		$(14,161,556)
Non-controlling interest	—	(2,639,194)	—	—		(2,639,194)
	$(1,288,588)	$(15,357,602)	$—	$(154,561)		$(16,800,750)

Basic and diluted loss per common share	$(0.27)	$(0.92)				$(1.02)

Weighted average common shares outstanding	4,852,818	13,867,185				13,867,185

1. Basis of Presentation

We entered into an agreement with Xcite Interactive dated May 11, 2021. The transaction was accomplished through a plan of arrangement pursuant to which we acquired all the issued and outstanding shares of common stock of Xcite Interactive in exchange for common shares of our company. The transaction closed on June 3, 2021. In accordance with the agreement, we acquired all of the Xcite Interactive common stock in consideration for the issuance of 0.3510 of a common share of our company for each Xcite Interactive share. These unaudited pro forma combined condensed financial statements have been prepared from:

a.      Our audited consolidated financial statements as at and for the year ended December 31, 2020.

b.      Xcite Interactive’s audited consolidated financial statements as at and for the year ended December 31, 2020.

c.      Our unaudited consolidated financial statements as at and for the nine month period ended September 30, 2021.

d.      Xcite Interactive’s unaudited consolidated financial statements as at and for three month period ended March 31, 2021.

e.      Xcite Interactive’s unaudited consolidated financial statements as at and for two month period ended May 31, 2021.

In the opinion of management, the unaudited pro forma combined condensed financial statements include all adjustments necessary for fair presentation in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The unaudited pro forma combined condensed statements of loss and comprehensive loss give effect to the transaction as if it occurred on January 1, 2020.

The unaudited pro forma combined condensed financial statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results that may be obtained in the future. The unaudited pro forma combined condensed financial statements should be read in conjunction with the consolidated financial statements of our company and Xcite Interactive.

2. Principals of Consolidation

The unaudited pro forma combined condensed financial statements have been prepared using the acquisition method of accounting pursuant to IFRS 3, “Business Combinations” (“IFRS 3”). Under the acquisition method, assets and liabilities of Xcite Interactive are recorded at their fair value on the date of acquisition with the exception of income tax and stock-based compensation. The total consideration is allocated to the tangible and intangible assets acquired and liabilities assumed. The adjustments to the unaudited Pro Forma Financial Statements are preliminary and have been made solely for the purpose of presenting the unaudited pro forma combined condensed financial statements, which are necessary to comply with applicable disclosure and reporting requirements. The unaudited pro forma combined condensed financial statements are prepared using policies consistent with IFRS and Canadian securities laws and are not intended to comply with the requirements of Regulation S-X under the Securities Act and the rules and regulations of the SEC promulgated thereunder that would be applicable to a U.S. issuer offering securities registered under the Securities Act.

3. Pro Forma Presentation Adjustments and Pro Forma Adjustments

Presentation Adjustments

We and Xcite Interactive prepare our respective consolidated financial statements using different accounting policies. Our consolidated financial statements were prepared in accordance with IFRS and Xcite Interactive’s consolidated financial statements were prepared in accordance with GAAP. No adjustments to Xcite Interactive’s financial statements were required to be prepared in accordance with IFRS. The presentation adjustment are made to confirm Xcite Interactive’s financial statements to our method of presentation.

Certain presentation adjustments have been made to the unaudited pro forma combined condensed financial statements to make the financial statement presentation consistent between our company and Xcite Interactive including:

•        We reclassified Xcite Interactive’s cost of sales to conform to ours as a majority of the costs are attributed to salaries and wages.

•        We reclassified Xcite Interactive’s transaction costs from professional fee expenses to transaction costs.

•        We reclassified Xcite Interactive’s interest expense associated with the accreditation of debt discounts to finance expense.

Pro Forma Adjustments

A)     To record amortization expense attributed to intangibles as if the transaction occurred on January 1, 2020.

4. Purchase Price Calculation and Allocation

The transaction described in Note 1 above has resulted in the following estimated purchase price allocation:

Consideration
Common Shares	$12,889,998
Cash	109,360
Working capital adjustment	(163,902)
PPP shares	295,723
Total Share Consideration	$13,131,169
Identifiable Assets Acquired and Liabilities Assumed
Cash	$27,124
Accounts Received and Accrued Revenues	37,719
Property, Plant and Equipment	34,496
Other Assets	12,409
Intangible Assets	7,140,000
Accounts Payable and Accrued Liabilities	(524,853)
Other Liabilities	(148,019)
Total Identifiable Net Assets	$6,578,876
Goodwill	$6,552,293

On June 3, 2021, we closed our acquisition of all the issued and outstanding common stock of Xcite in exchange for common shares of our company. Pursuant to the terms of the acquisition, we acquired all the issued and outstanding Xcite Interactive common shares in consideration for the issuance of 0.3510 of a common shares of our company for each Xcite Interactive common share. We issued a total of 1,506,903 common shares with a fair value of $10.7 million, based on the June 3, 2021 closing share price of our common shares of $6.76. We issued an additional 43,746 common shares on July 26, 2021 related to the PPP loan escrow account that was included in the Xcite Interactive debt at the time of the acquisition. We are also committed to issue an additional 443,646 common shares to the former Xcite Interactive stockholders 15 months after the closing date if certain achievements are met. In addition, $109,360 of cash was awarded to non-accredited investors of Xcite Interactive on June 3, 2021, and an additional $2,865 on July 26, 2021.

The acquisition was accounted for using the acquisition method pursuant to IFRS 3. Under the acquisition method, assets and liabilities are measured at their estimated fair value on the date of acquisition with the exception of income tax, stock-based compensation, lease liabilities and ROU assets. The total consideration was allocated to the tangible and intangible assets acquired and liabilities assumed.

The preliminary purchase price allocation is based on management’s best estimate of the assets acquired and liabilities assumed. Upon finalizing the value of net assets acquired and liabilities assumed, adjustments to initial estimates, including goodwill and intangibles, may be required. The following table summarizes the details of the consideration and the recognized amounts of assets acquired and liabilities assumed at the date of the acquisition.

Goodwill recognized is attributable to the synergies expected to be achieved. Goodwill is not deductible for tax purposes.

4. Pro Forma Net Earnings (Loss) Per Share

The net earnings (loss) per share have been based on the following:

For the year ended December 31,	2020
Basic – Pro Forma Net Earnings (Loss)	$(7,867,044)
Weighted average number of Versus Common Shares Outstanding	9,724,701
Assumed Number of Versus Common Shares Issued on the Acquisition of Xcite Interactive	1,994,295
Basic and Diluted – Pro Forma Weighted Average Number of Common Shares	11,718,996
Pro Forma Net Earnings (Loss) Per Share ($) Basic and Diluted	$(0.67)
For the nine months ended September 30,	2021
Basic – Pro Forma Net Earnings (Loss)	$(14,161,556)
Weighted average number of Versus Common Shares Outstanding	13,867,185
Basic and Diluted – Pro Forma Weighted Average Number of Common Shares	13,867,185
Pro Forma Net Earnings (Loss) Per Share ($) Basic and Diluted	$(1.02)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2020 and 2019 should be read in conjunction with our consolidated financial statements and related notes to those consolidated financial statements that are included elsewhere in this prospectus and with our interim consolidated financial statements as of September 30, 2021 and for the nine-month periods ended September 30, 2021 and 2020. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We offer a business-to-business software platform that allows video game publishers and developers, as well as other interactive media content creators, to offer in-game prizing and rewards, based on the completion of in-content challenges. The prizes available are specific to each player based on a variety of characteristics, including age, location, game played, and challenged played. Our platform facilitates several types of single player prize challenges that includes a wide range of prize types including, coupons, sweepstakes-style prizes, Consumer Packaged Goods (“CPG”), and Downloadable Content (“DLC”). We sell the opportunity to place in-game prizes to advertisers who wish to place product in-game, sharing a certain portion of the gross receipts with the content and game owners. Our current agreements range from 50% to 70% of revenue being shared with the publisher/developers, with the remaining 50% to 30% of gross receipts belonging to us.

On June 3, 2021, we completed the acquisition of Xcite Interactive, a leading provider of online audience engagement through its owned and operated XEO technology platform. We now sell or have sold services and software to multiple professional sports franchises across Major League Baseball (“MLB”), the National Hockey League (“NHL”), the National Basketball Association (“NBA”) and the National Football League (“NFL”) as well as the Olympics, World Cup, and other global sporting events. We acquired 100% of the outstanding voting interest in the company.

With the acquisition, we acquired both a live events business, which includes partnering with multiple professional sports franchises to drive in-stadium audience engagement as well as a software licensing business creating a recurring revenue stream. In addition to providing improved consumer engagement, the XEO platform provides increased transparency and flexibility through the real time action board. The action board reduces data to information in which the content provider can act on during the live event. In addition, it allows for audience segmentation and targeted advertising technology further improving advertising efficiency.

Our combined company is now positioned to provide improved fan engagement on behalf of professional sports teams to those fans that are not in the stadium but rather viewing at home on television or streaming the game on a computer or mobile device. Consumers are able to follow the game, interact with other fans through a chat function, and compete for prizes and rewards offered through the team itself or potentially one of the team’s branding partners. This can be extended beyond professional sports to viewers of college sports, the Olympics, awards shows, or even reality TV. By driving second screen engagement, content providers, such as sports teams, are able to maintain the consumer’s attention during lengthy commercials and downtime in play.

We believe our platform is mutually-beneficial across three targets. Content providers gain increased interaction with their media experience. Brands see a prolonged increase of interests from players and consumers viewing their goods as a positive win rather than a distraction from content. Players and consumers want to interact with content that provides access to these wins, increasing the value of the content as a supplier of opportunities, of the brands as prizes, and of the experience itself as an interactive and desirable challenge.

Our platform allows consumers to become active ad participants seeking a claim to placed brands as victories won through interactions with a variety of media experiences. Users are no longer “just” winning a game or streaming their favorite film. These interactions now bestow bragging rights that extend past the media’s original purpose, resulting in winning real world goods and gaining access to experiences.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with the IFRS as issued by the IASB, and Interpretations issued by the IFRIC. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to the allowance for doubtful accounts, the useful life of property and equipment, assumptions used in assessing impairment of long-term assets, and valuation of deferred tax assets.

We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Our consolidated financial statements are prepared in accordance with IFRS as issued by the IASB. Some of the accounting methods and policies used in preparing the financial statements under IFRS are based on complex and subjective assessments by our management or on estimates based on past experience and assumptions deemed realistic and reasonable based on the circumstances concerned. The actual value of our assets, liabilities and shareholders’ equity and of our earnings could differ from the value derived from these estimates if conditions changed and these changes had an impact on the assumptions adopted.

Our significant accounting policies that we believe to be critical to the judgments and estimates used in the preparation of our financial statements are included in “note 2 — Basis of Presentation” and “note 3 — Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus.

Significant Components of Our Results of Operations

Revenue.    In general, we recognize revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to us, where there is evidence of an arrangement, when the selling price is fixed or determinable, and when specific criteria have been met or there are no significant remaining performance obligations for each of our activities as described below. Foreseeable losses, if any, are recognized in the year or period in which the loss is determined.

We earn revenue in three primary ways: 1) provision of professional services, including the development and maintenance of custom-built software and creative assets, the production of live-events both in-venue and at-home or other professional services, 2) the licensing of our software on a Software-as-a-Service, (SaaS) basis; either for our entire platform or for access to specific components thereof, or 3) the sale of advertising.

We recognize revenues received from the development and maintenance of custom-built software and other professional services provided upon the satisfaction of our performance obligation in an amount that reflects the consideration to which we expect to be entitled in exchange for those services. Performance obligations can be satisfied either at a single point in time or over time. For those performance obligations that are satisfied at a single point in time, the revenue is recognized at that time. For each performance obligation satisfied over time, we recognize revenue by measuring the progress toward complete satisfaction of that performance obligation.

For revenues related to the licensing of software, we generally license the use of our software in a software-as-a-service model (SaaS). We recognize revenue over the period of performance.

For revenues received from the sales of advertising, we are deemed the agent in our revenue agreements. We do not own or obtain control of the digital advertising inventory. We recognize revenues upon the achievement of agreed-upon performance criteria for the advertising inventory, such as a number of views, or clicks. As we are acting as an agent in the transaction, we recognize revenue from sales of advertising on a net basis, which excludes amounts payable to partners under our revenue sharing agreements.

Our contracts with customers may include multiple performance obligations. For these contracts, we account for individual performance obligations separately if they are capable of being distinct within the context of the contract. Determining which performance obligations are considered distinct may require significant judgment. Judgment is also required to determine the amount of revenue associated with each distinct performance obligation.

Operating Expenses.    We classify our operating expense as sales and marketing, and general and administrative. Personnel costs are the primary component of each of these operating expense categories, which consist of cash-based personnel costs, such as salaries, benefits and bonuses. Additionally, we separate intangible amortization, amortization expense, interest expense, professional fees and share-based compensation into its own category.

Office and Miscellaneous Expenses.    Our office and miscellaneous expenses primarily consist of non-labor overhead expenses, which include health benefits, utilities and other cost to run the back office operations of our company.

Salaries and Wages Expenses.    Our salaries and wages are primarily made up of salaries paid directly to our engineers, which comprise most of the employee base within our company. This amount also includes the related payroll taxes and accrued bonuses.

Sales and Marketing Expenses.    Sales and marketing expenses consist primarily of the costs of the advertisements and promotions we run in order to expand awareness of our product offerings.

Software and Delivery Costs.    Software and delivery costs consist primarily of license fees we pay to access cloud-based software or cloud computing power.

Operating Results

Comparison of Results of Operations for the Nine Months Ended September 30, 2021 and 2020

The following table summarizes our results of operations for the nine months ended September 30, 2021 and 2020:

	For the Nine Months Ended September 30
	2021	2020
	(unaudited)	(unaudited)
Statement of Operations and Comprehensive Income (Loss) Data:
Revenue	$375,383	$1,020,443
Amortization	230,031	169,521
Amortization of equipment	11,304	16,155
Amortization of intangible assets	1,455,366	979,755
Consulting fees	463,201	381,524
Foreign exchange gain (loss)	873,286	156,854
Office and miscellaneous expenses	457,185	401,192
Interest expense	114,569	133,720
Interest expense on lease obligations	31,739	47,335
Professional fees	2,385,696	651,414
Salaries and wages	3,829,159	1,456,520
Sales and marketing	820,573	172,160
Software and delivery costs	386,658	173,529
Share-based compensation	1,403,132	866,139
Operating loss	(12,086,516)	(4,585,375)
Finance expense	(185,486)	(218,847)
Change in fair value of warrant liability	(2,969,244)	—
Loss of disposal of marketable securities and notes payable	—	(378,718)
Other expense	(116,356)	(59,698)
Net loss	(15,357,602)	(5,242,638)
Foreign currency transaction loss	(355,627)	(517,346)
Loss and comprehensive loss	$(15,713,229)	$(5,759,984)
Net loss per share (basic and diluted) attributed to Versus Systems Inc.	$(0.92)	$(0.46)

Revenue

Our revenues are derived from three primary sources: professional services, software licensing, and advertising. Revenue was $375,383 for the nine months ended September 30, 2021, representing a decrease of $645,060, or 63%, from $1,020,443 for the nine-month period ended September 30, 2020. The decrease was primarily due to a lack of one time HP integration fees in 2021, offset by an increase in software licensing related to the Xcite acquisition.

Amortization of intangible assets

Our intangible assets are comprised of a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players. Amortization expense was $1,455,366 for the nine months ended September 30, 2021, representing an increase of $475,611 or 49%, from $979,755 for the nine months ended September 30, 2020. The increase was primarily due to the addition of Xcite’s intangible assets.

Consulting Fees

Consulting fees were $463,201 for the nine months ended September 30, 2021, representing an increase of $81,677 or 21%, from $381,524 for the nine months ended September 30, 2020. The increase was primarily due to the addition of Xcite’s contractors.

Foreign exchange

We have operated to date primarily in the United States and Canada. Foreign exchange loss was $873,286 for the nine months ended September 30, 2021, representing an increase of $716,432, or 457%, from a loss of $156,854 for the nine months ended September 30, 2020. The increase in the loss was due to changes in the foreign exchange translation between the U.S. and Canadian dollar.

Office and miscellaneous expenses

Office and miscellaneous expenses were $457,185 for the nine months ended September 30, 2021, representing an increase of $55,995, or 13%, from $401,192 for the nine months ended September 30, 2020. The increase was primarily due to the addition of Xcite.

Professional Fees

Professional fee expense was $2,385,696 for the nine months ended September 30, 2021, representing an increase of $1,734,282, or 266%, from $651,414 for the nine months ended September 30, 2020. The increase was primarily due to legal expenses related to the Xcite acquisition and expenses related to the public offering.

Salaries and wages

Salaries and wages were $3,829,159 for the nine months ended September 30, 2021, representing an increase of $2,372,639, or 163%, from $1,456,520 for the nine months ended September 30, 2020. The increase was primarily due to hiring additional employees and the employees obtained through the Xcite acquisition.

Sales and marketing

Sales and marketing expense was $820,573 for the nine months ended September 30, 2021, representing an increase of $648,413, or 377%, from $172,160 for the nine months ended September 30, 2020. The increase was primarily due to increased spending on market awareness advertising campaigns.

Software and delivery costs

Software and delivery costs expense was $386,658 for the nine months ended September 30, 2021, representing an increase of $213,129 or 123%, from $173,529 for the nine months ended September 30, 2020. The increase was primarily due to the addition of Xcite’s software costs.

Share-based compensation

Share-based compensation expense was $1,403,132 for the nine months ended September 30, 2021, representing an increase of $536,993, or 62%, from $866,139 for the nine months ended September 30, 2020. The increase was primarily due to the timing of options vesting and the increase in the fair value of options issued.

Change in fair value of warrant liability

Change in fair value of the warrant liability was $2,969,244 for the nine months ended September 30, 2021, representing an increase of $2,969,244, from $0 for the nine months ended September 30, 2020. The warrant liability is a result of having warrants in Canadian dollars and the change in functional currency to the United States dollar on February 1, 2021.

Loss from Operations

Loss from operations was $12,086,516 for the nine months ended September 30, 2021, representing an increase of $7,501,141, or 164%, from $4,585,375 for the nine months ended September 30, 2020. The increase was primarily due to the change in fair value of the warrant liability, an increase in the foreign exchange loss, an increase in salaries and wages as well as one-time costs associated with the public offering and the Xcite acquisition.

Comparison of Results of Operations for the Year Ended December 31, 2020 and 2019

The following table summarizes our results of operations for the year ended December 31, 2020 and 2019:

	For the Year Ended December 31,
	2020	2019
Statement of Operations and Comprehensive Income (Loss) Data:
Revenue	$1,390,018	$501,152
Amortization	240,820	246,626
Amortization of intangible assets	1,272,435	1,907,306
Consulting fees	465,252	613,608
Foreign exchange gain (loss)	24,719	29,241
Office and miscellaneous expenses	255,863	320,318
Interest expense	173,975	169,834
Interest expense on lease obligations	60,112	78,674
Professional fees	780,534	335,851
Salaries and wages	2,564,830	2,451,627
Sales and marketing	486,249	593,462
Software and delivery costs	257,924	184,350
Share-based compensation	1,049,135	632,542
Operating loss	(6,241,830)	(7,062,287)
Finance expense	(276,602)	(194,039)
Loss on disposal of shares	(378,718)	—
Other expense	(13,890)	—
Net loss	$(6,911,040)	$(7,256,326)

Foreign currency transaction loss	(447,302)	(266,408)
Comprehensive loss	(7,358,342)	(7,522,734)
Net loss per share (basic and diluted) attributed to Versus Systems Inc.	$(0.59)	$(0.74)

Revenue

Our revenues are derived from two primary sources: advertising and professional services related to integration. Revenue was $1,390,018 for the year ended December 31, 2020, representing an increase of $888,866, or 177%, from $501,152 for the year ended December 31, 2019. The increase was primarily due to an increase in one time services provided to HP during 2020 as compared to services provided to HP during 2019.

Amortization of intangible assets

Our intangible assets are comprised of a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players. Amortization expense was $1,272,435 for the year ended December 31, 2020, representing a decrease of $634,871, or 33%, from $1,907,306 for the year ended December 31, 2019. The decrease was primarily due to prior-year projects becoming fully amortized in 2020.

Foreign exchange

We have operated to date primarily in the United States and Canada. Foreign exchange loss was $24,719 for the year ended December 31, 2020, representing a decrease of $4,522, or 15%, from a loss of $29,241 for the year ended December 31, 2019. The decrease in the loss was due to changes in the foreign exchange translation between the U.S. and Canadian dollar.

Office and miscellaneous expenses

Office and miscellaneous expenses were $255,863 for the year ended December 31, 2020, representing a decrease of $64,455, or 20%, from $320,318 for the year ended December 31, 2019. The decrease was primarily due to a decrease in non-labor expenses related to COVID-19 as all of our employees worked remotely for the majority of the year ended December 31, 2020.

Professional Fees

Professional fee expense was $780,534 for the year ended December 31, 2020, representing an increase of $444,683, or 132%, from $335,851 for the year ended December 30, 2019. The increase was primarily due to additional expenses incurred to support expansion of the business and the costs and expenses related to offering of common shares.

Salaries and wages

Salaries and wages were $2,564,830 for the year ended December 31, 2020, representing an increase of $113,203, or 5%, from $2,451,627 for the year ended December 31, 2019. The increase was primarily due to an increase in wages and payroll cost.

Sales and marketing

Sales and marketing expense was $486,249 for the year ended December 31, 2020, representing a decrease of $107,213, or 18%, from $593,462 for the year ended December 31, 2019. The decrease was primarily due to reduced spending on market awareness advertising campaigns.

Software and delivery costs

Software and delivery costs expense was $257,924 for the year ended December 31, 2020, representing an increase of $73,574, or 40%, from $184,350 for the year ended December 31, 2019. The increase was primarily due to an increased number of players and rewards provided on our software as well as an increase in the number of software tools and licenses used.

Share-based compensation

Share-based compensation expense was $1,049,135 for the year ended December 31, 2020, representing an increase of $416,593, or 66%, from $632,542 for the year ended December 31, 2019. The increase is primarily due to the timing of options vesting and the increase in the fair value of options issued.

Loss from Operations

Loss from operations was $6,241,830 for the year ended December 31, 2020, representing an increase of $820,457, or 12%, from $7,062,287 for the year ended December 31, 2019. The increase was primarily due to an increase in payroll-related expenses, professional fees, and the amortization of intangible assets partially offset by an increase in revenue.

Loss on Disposal of Marketable Securities

Loss on disposal of marketable securities was $378,718 for the year ended December 31, 2020, representing an increase of $378,818, or 100%, from none for the year ended December 31, 2019. The increase was due to our purchase and sale of shares of capital stock of Animoca Brands Corporation Ltd. (“Animoca Brands”) during the year ended December 31, 2020.

On July 25, 2019, we entered into a Mutual Investment Agreement with Animoca Brands, a Hong Kong-based leader in the field of digital entertainment, specializing in blockchain, gamification, and artificial intelligence technologies to develop and publish a broad portfolio of mobile gaming products such as The Sandbox, Crazy Kings, and Crazy Defense Heroes, as a step toward partnering with Animoca Brands to allow us to reach into a key growth market on a large scale.

The terms of the mutual investment agreement provided for a stock swap between Animoca Brands and our company in the amount of $500,000 based upon, in the case of our common shares, the higher of (i) C$0.23 per share, or (ii) the 21-day volume weighted average price per share of our common shares on the date the agreement was approved by our Board of Directors, and, in the case of the Animoca Brands shares, the higher of (i) AU$0.18 per share, or (ii) the 21-day volume weighted average price per share of the Animoca Brands shares as of the date the agreement was approved by the Animoca Brands shareholders. The transaction was consummated on April 6, 2020.

On April 28, 2020, we sold our acquired block of Animoca Brands stock to a buyer for the price of $0.05AU per share in order to provide immediate liquidity during the COVID-19 pandemic in advance of being approved for, or receiving, any funds from the Paycheck Protection Program for which we had applied. For financial accounting purposes, we had recorded the value of our Animoca Brands shares at $0.1614 per share, based on the closing price of our common shares on the Canadian Securities Exchange on the April 6, 2020 closing date. As a result, we recorded a loss in connection with that transaction.

Liquidity and Capital Resources

Our financial condition and liquidity is and will continue to be influenced by a variety of factors, including:

•        our ability to generate cash flows from our operations;

•        future indebtedness and the interest we are obligated to pay on this indebtedness;

•        the availability of public and private debt and equity financing;

•        changes in exchange rates which will impact our generation of cash flows from operations when measured in CAD; and

•        our capital expenditure requirements

Cash Flows for the Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

The following summarizes the key components of our cash flows for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net cash used in operating activities	$(11,728,443)	$(2,515,076)
Net cash used in investing activities	(855,952)	(563,366)
Net cash provided by financing activities	14,711,179	3,018,969
Net increase (decrease) in cash	$2,126,784	$(59,473)

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2021 was $11,728,443 as compared to $2,515,076 for the nine months ended September 30, 2020. The increase in net cash used in operating activities was primarily attributable to the increase of the loss for the period and changes in accounts payable and accrued liabilities.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2021 was $855,952 as compared to $563,366 for the nine months ended September 30, 2020. The change in cash flow used in investing activities was primarily attributable to the Xcite acquisition.

Financing Activities

Net cash provided by financing activities was $14,711,179 for the nine months ended September 30, 2021 as compared to $3,018,969 for the nine months ended September 30, 2020. The change in cash flow provided by financing activities was mainly attributable to proceeds from the public offering and the exercise of warrants offset by payments on notes payable and share issuance costs.

Cash Flows for the year ended December 31, 2020 Compared to the year ended December 31, 2019

The following summarizes the key components of our cash flows for the year ended December 31, 2020 and 2019:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Net cash used in operating activities	$(4,236,767)	$(4,131,672)
Net cash used in investing activities	(944,906)	(1,462,071)
Net cash provided by financing activities	7,388,562	5,645,194
Net increase (decrease) in cash	$2,206,889	$51,451

Operating Activities

Net cash used in operating activities for the year ended December 31, 2020 was $4,236,767 as compared to $4,131,672 for the year ended December 31, 2019. The decrease in net cash used in operating activities was primarily attributable to a decrease in the loss and changes in receivables and accounts payable.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2020 was $944,906 as compared to $1,462,071 for the year ended December 31, 2019. The change in cash flow used in investing activities was primarily attributable to the timing of payments related to proceeds from the sale of investments and a change in the development of intangible assets.

Financing Activities

Net cash provided by financing activities was $7,388,562 for the year ended December 31, 2020 as compared to $5,645,194 for the year ended December 31, 2019. The increase in cash flow provided by financing activities was mainly attributable to an increase in proceeds from the issuance of share capital and a decrease in repayment in notes payable, offset by a decrease in proceeds from notes payable.

Indebtedness

Government Note

In May 2020, we received loan proceeds in the aggregate amount of $610,247 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the CARES Act within the United States in response to the COVID-19 pandemic, provides for loans to qualifying businesses. A portion of the loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries. No collateral or guarantees were provided in connection with the PPP loans.

The unforgiven portion of the PPP loans is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. We intend to use the proceeds for purposes consistent with the PPP. For the year ended December 31, 2020, we incurred eligible payroll cost of $610,247 which were fully offset against the loan balance. Of the total loan balance, $170,160 was applied towards payroll cost capitalized as intangible assets.

Notes Payable

From December 8, 2017 to December 31, 2020, we issued $5,330,871 aggregate principal amount of promissory notes primarily to Brian Tingle, one of our directors. The notes bear interest at the prime rate of the Bank of Canada, which has ranged from 2.45% to 3.95% per annum, compounded annually, that is payable quarterly, and had a maturity date of three years from the date of issuance. The interest rates of the notes were considered below our estimated market borrowing rate of 10% and as such, a contribution benefit was recorded in reserves at the time of issuance for each note. As at December 31, 2020, we had recorded $363,439 in accrued interest that was included in accounts payable and accrued liabilities.

At the closing of the Public Offering, outstanding notes in the principal amount of $1,483,738, plus $131,320 of accrued interest thereon, was exchanged for units that are comprised of the same securities and are valued at an amount equal to the purchase price of, the units offered by us in the Public Offering, which was $7.50 per unit.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2020 and the effects, including estimated interest payments, that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payment Due by Period
	Total	2020	2021	2022	2023	2024	Thereafter
	(USD in thousands)
Note payable	$(4,529)	$(466)	$(2,291)	$(1,365)	$(873)	$—	$—
Lease liabilities	(641)	(253)	(209)	(239)	(193)	—	—
Total	$(5,170)	$(699)	$(2,500)	$(1,604)	$(1,066)	$—	$—

Off-balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Foreign Currency Exchange Rate Risk

Our primary operations are in the United States. Thus, our revenues and operating results may be impacted by exchange rate fluctuations between Canadian dollars and U.S. dollars. For the nine months ended September 30, 2021 and 2020, the foreign currency translation gain/loss was not material to our financial statements.

Inflation

The effect of inflation on our revenue and operating results was not significant.

BUSINESS

We offer a proprietary business-to-business software platform called eXtreme Engagement Online (“XEO”) that allows live event producers, professional sports franchises, video game publishers and developers, live event producers, and professional sports franchises, as well as other interactive media content creators, the ability to offer in-game prizing and rewards based on the completion of in-content challenges alongside other user engagement tools. The prizes or rewards offered are specific to each player or viewer based on a variety of user- and content-based characteristics, including age, location, game played and challenge undertaken. Our platform facilitates several types of single player prize challenges that includes a wide range of prize types, including coupons, sweepstakes-style prizes, consumer packaged goods (“CPG”) and downloadable content (“DLC”).

With the acquisition of Xcite Interactive in June of 2021, we acquired a number of key pieces of technology and relationships that we believe will benefit our engagement and rewards business. First, we gained an industry-leading live events fan engagement business that partners with over 50 professional sports franchises across the National Football League (“NFL”), the National Basketball Association (“NBA”), the National Hockey League (“NHL”) and others to drive in-stadium audience engagement using interactive gaming functions like trivia, polling, and casual games that can be played alongside the live experience. Our three largest customers in 2021 include the Dallas Stars, New Jersey Devils, and New York Jets. We also acquired a growing software licensing business that takes the in-venue fan engagement tools and methods developed by Xcite and its team over decades, productizing those tools in a scalable way that allows teams and content partners of all sizes to engage with fans in-venue and at home in measurable, effective ways at a fraction of the cost of a large professional game operations staff.

We license our XEO software platform to teams, leagues, and other content creators creating a recurring revenue stream that supplements our professional services and advertising revenues. In addition to providing improved consumer engagement with games and features like trivia and polling, the XEO platform provides improved analytics and flexibility for our content partners through the real-time action board. The action board provides content partners with actionable insights during the game, and it also gives operators tools to adjust the run of show, reacting in real time to events that are happening on the field or in-venue, giving a more urgent, contextual feel to the content and making fan’s interactivity feel more authentic and personal. This real-time engagement tech, coupled with improved analytics about player behavior allows for both improved audience experience and also improved advertising efficiency.

We are able to provide our customers improved fan engagement, not only reaching out to those fans that are in the stadium, but also to those watching at home on television or streaming the game on a computer or mobile device. With XEO, fans can follow the game, interact with other fans through a chat function, and compete for prizes and rewards offered through the team itself or through one of the team’s sponsors or branding partners. This engagement and rewards model can extend beyond professional sports to viewers of college sports, the Olympics, awards shows, reality TV, or even streaming content on platforms like YouTube, Twitter, and Twitch. By driving second screen engagement, content providers, such as sports teams, are able to maintain the consumer’s attention during lengthy commercials, timeouts, and breaks in play.

We believe out platform provides real benefits for three key target groups: content providers, brands and agencies, and fans/players. By providing interactivity and in-content rewards, content providers see more frequent sessions and longer session times from their users and viewers. Consumer brands offering sponsorships and in-content prizes or rewards within our interactive experiences see improved brand recall and brand affinity, as well as prolonged and increased interest from players and consumers who view their goods as a positive “win” within their viewing experience rather than as a distraction from the content they are watching as is typically the case with traditional in-content advertising. Players, viewers, and consumers who interact alongside their favorite content, especially players who play for real-world rewards, show an increased desire to interact with such content, which increases the value of the content as a supplier of prizing opportunities, of the brands that offer the prizes, and of the experience itself as an interactive and desirable challenge for players and viewers.

We monetize prizes and sponsorships in a number of ways including Cost Per Click (“CPC”), Cost Per Action (“CPA”), and sponsorship revenues that can be charged to the brand. In those cases, we either are paid to place images within our interactive elements, or as a function of an end user interacting with the brand (CPC), or as a function of the user accepting the reward or in some way transacting with the brand (CPA). We share a certain percentage of the gross receipts we receive from such brand customers with the content partners who are the owners of the media in which the prizes or rewards are offered. Our current agreements with the owners or marketers of consumer brands provide that we are paid a fee to place their ads in content, the amount of which is based either on the number of ads placed or upon the performance of those ads relative to the brand’s goals.

Our revenues have principally come from software licensing and professional services, provided to professional sports franchises as well as fan engagement events like rodeos, boxing matches, concerts, and other live events including the Olympics, Women’s World Cup, the X Games, and other global sporting events. Our current agreements with content or game owners, including the Peach Bowl, HP, Kast and Animoca Brands, provide that from 50% to 70% of advertising revenue will be kept by, or shared with, the publisher or developer, with the remaining 50% to 30% of gross receipts belonging to Versus. HP, our largest customer during the years ended December 31, 2018, 2019, and 2020 has pre-installed our platform in its OMEN and Pavilion brands of personal computers that are manufactured primarily for gamers and for general use as a means of increasing usage and desirability of those computers by consumers.

According to a 2018 study by us and the University of California, Los Angeles Center for Management of Enterprise in Media, Entertainment and Sports, the introduction of rewards benefits content providers, brands, and players across a variety of demographics.

Our technology facilitates advertising that is part of the entertainment itself — part of the narrative, not as a distraction. By creating an environment that makes brands part of a desired experience — winning prizes or rewards — we empower content providers and brands to engage consumers more effectively and for more extended periods of time.

Our Strengths

While we believe our overall value is generated from our ability to directly increase player and viewer engagement, we see the following as our core strengths:

•        Our Technology is Robust, Scalable and Flexible.    We have architected a platform that will allow any content publisher to integrate real-world prizes into their system, and allow any brand or agency to place their products, discounts, codes and coupons into an earned-rewards framework. We have software development kits that are compatible with millions of games, and apps, as well as ways to work with iOS and Android devices, PCs, consoles, Apple TVs, and other peripherals. The back end of our platform is built in Elixir by some of the world-experts in that language. The Elixir back end allows the type of massively scalable system that will be required for AAA games and app partners with millions of users. The strengths of the code base are its ability to manage huge numbers of concurrent users with localized failure — such that if there is an issue with a single player’s match it does not affect larger portions of the system. We can add new features, new games, entire new verticals easily. We can also adapt to changing regulatory environments around prizing, sweepstakes, privacy and other issues by managing our geofencing for where any given prize is offered. Our Dynamic Regulatory Compliance system is the direct result of years of thoughtful system architecture and development — an achievement that we believe sets us apart from competitors.

•        Our IP portfolio is Strong and Growing.    We have been issued three key patents from the U.S. Patent and Trademark Office (USPTO) with over 50 granted claims around how to manage large multiplayer events and how to offer players prizes in-game, at scale. We have been awarded claims covering how to maintain and promote competitive balance in multiplayer games, how to use multi-factor tests to serve up only relevant prizing on a per-player basis, how to use a player’s location, game, and age to determine eligibility for certain kinds of prizes in certain kinds of single player games, competitive games, tournaments, synchronous and asynchronous matches. We have several other patent filings in various stages at the USPTO and we are working with our technology and legal teams to develop new and defensible IP in this space. We want to be the only real solution for global in-game and in-app rewards.

•        The Support of Our Partners Helps US Grow.    Our engagement platform is used by professional sports franchises across MLB, the NHL, the NBA and the NFL as well as dozens of other global sporting events worldwide. As we grow our user base, we believe we will become a more desirable destination and partner for brand and advertising partners that want to reach engaged fans. We expect to leverage that position to increase our transactional revenues exponentially while staying on a capital-efficient low-cost trajectory.

•        Choice and Earned-Rewards is a Better Model for Players.    While we sell our ad units to agencies, brands and companies that seek to reach media players and viewers, our primary goal will always be to make games and media experiences more fun. Our objective is to build ad units that do not increase viewer/player churn, but in fact increase player engagement. We believe our focus on how the player views the experience — offering them choice and an opportunity to both earn the reward and achieve the gratification of a successful win — will be the key differentiator in the in-game and in-app advertising market. While other competitors in the advertising industry may have more reach at the moment, we believe the increasing numbers of players who want the superior experience of rewards rather than banner ads, commercials and un-skippable videos will ultimately win out.

•        Our Team is Diverse, Accomplished, and Effective.    We have brought together experts in the game industry, software development, advertising, product design and development, and corporate finance. Our Executive Chair, Keyvan Peymani, is the Chief Brand and Commercial Officer for Cirque du Soleil, and Jennifer Prince, one of our directors, is the Chief Commercial Officer for the Los Angeles Rams and former Global VP and Head of Content Partnerships for Twitter. Our advisory board includes the former Vice President of Revenue for Activision Blizzard, the Chief Executive Officer of Radley Media, and a number of veterans of the global gaming industry. Our designers and engineers have built hundreds of successful products from games and apps, including the NFL.com fantasy football platform. Our production services team has supported the Super Bowl, the Stanley Cup, the Olympics, and myriad other world-class events. We are curious, creative, community-oriented problem solvers who have come together to make a world-class software solution. As a result, we have won multiple awards as one of the best places to work in Los Angeles, and one of the best places to work anywhere for millennial women. We are extremely proud of our team and our culture. We believe it allows us to hire, retain, promote and develop the very best talent.

Our Growth Strategy

While other forms of advertising technology focus mostly upon increasing monetization solely for the advertiser, we believe we change the universe of beneficiaries significantly. Our approach creates simultaneous wins for content providers, brands, and consumers. We believe today’s audiences seek real, personal, contextual, interactive, and rewarding engagement. There is no shortage of content choice in the market. Going forward, all forms of content from apps to streaming content to video games to live events to television both linear and over the top (OTT) will be forced to find new ways to reach audiences with content that matters. At the same time, brands and agencies need new ways to reach customers as those audiences have an increasing number of non-ad-supported media choices as well as a more skeptical position on advertising than they have ever had in the past. We recognize that keeping engagement high, keeping content personal, contextual, choice-based, interactive, and rewarding, is the key to making great content — and also great ads. This type of approach has an opportunity to change what Statista estimates as a $600 billion-dollar global advertising industry — focusing on making content more fun and changing the negative associations that users have with traditional media advertising. By creating prizing opportunities, brand introductions mean a chance to win rather than switching to another tab, source, or device while waiting for selected content to return.

Our growth strategy can be summarized into three areas: grow the audience, grow the prize provider pool, and then constantly iterate and improve.

The key elements of our long-term growth strategy include:

•        Increase Applications and Verticals.    To grow our user base, we will seek to increase the number of games, applications and content providers that have integrated our platform across an increasing number of industries. Part of that process will involve making our platform easier to integrate into the wide variety of media, which we are doing, but the rest is putting our value proposition in front of a larger group of app developers, content creators, and entertainment properties. Integrating into new categories and industries allows us a greater pool of potential applications with which to integrate, and therefore a greater pool of potential users. We intend to focus on gaming, streaming media (including OTT services), and live event applications, but may seek to expand to other verticals as opportunities arise. We believe this will significantly grow our user base.

•        Integrate into More Devices and Software Languages.    Our platform is currently available in applications running on laptops and desktops, as well as in mobile devices powered by iOS and Android operating systems through a series of software development kits (SDKs) which we have created. We also deliver our software platform experiences via mobile web applications. We strive to make our rewards platform available to, and compatible with, all kinds of devices. The current engineering roadmap includes additional support for the hundreds of millions of users of social media platforms such as Twitch, Twitter, and YouTube.

•        Develop a Global Reach.    We intend to deepen our penetration of the U.S. market. However, we believe there is significant opportunity for expansion of our offerings into the rest of the world, starting with Asia and Europe. In August 2020, our platform became available for the first time in China. Throughout 2021, we expanded our platform to be available in India, Mexico, and the UK. We plan to continue our expansion in Asia and Europe in 2022. Because our platform is built to optimize value for a player based on his or her location, we believe we are uniquely positioned to offer location-specific rewards and prizes for players all over the world. As we move into new geographies, we believe we will gain new players and new brands and prize providers that can offer real, local value.

•        Add More Prizing Partners.    Increasing the number of prize provider is the largest growth area for our company and the one that we believe will be the most lucrative. We have built out a sales team and we are adding both salespeople and sales assets to pursue both agencies and individual vendors who may want to use our platform to promote their businesses. At the same time, we are also working to make our tools easier for prizing partners to use — including building functionality for businesses that use e-commerce platforms such as the Shopify platform, and for others who want to self-direct their prizing campaigns.

•        Constantly Improve Outcomes.    We are dedicated to improving the quality of the outcomes for our partners. We have developed a number of tools to evaluate the efficacy of each advertising campaign, and part of our value to our brand partners is providing them with anonymized but actionable information on each of their campaigns on our platform. Our analytics are focused on response rates, transaction rates, customer acquisition cost, and many other aspects of the step-by-step funnel from activation to registration, all the way through to lifetime customer value. We continually review outcomes and if there is a way to improve the transaction rate — to get winners, players or viewers to engage with our brand partners while retaining our core goal of making the media more fun — then we will make the necessary changes to improve those outcomes. This core tenet of our approach requires dedication to research, player and user outreach, surveys, and constant design improvements. We believe this strategy will produce yields in loyalty, affinity and Return on Ad Spend (ROAS) for our partners, which will drive future growth.

•        Grow Revenues and Market Share.    We are always looking for opportunities to grow through selective acquisitions and while much of our current roadmap is devoted to organic growth, we are also aware of a number of potential partnerships through which we may gain market share through inorganic growth via selective acquisition. Performance marketing is a growing field, as is interactive media advertising, and there may be opportunities to grow our sales team, our service offerings or our reach through acquisition.

Our Products and Services

We provide the following products and services to our partners and customers:

•        Professional Services: Integration, Customization, and Production.    Our patented platform can be integrated into games and interactive media through a number of Software Development Kits (SDKs), including SDKs for iOS, Android, Unity, C++ and others. We also work with partners such as HP to develop bespoke instances of our rewards platform, as we did with their OMEN Rewards system available inside OMEN Command Center in every HP OMEN and Pavilion gaming desktop and laptop. We also offer professional design, development and platform integration services to content partners who seek a more bespoke solution. A majority of our professional sports team partners use some degree of customization in the application of our engagement platform. We also offer live-event production services, helping support the implantation of our platforms, including the production of creative assets to create a more seamless fan experience for a team or venue.

•        XEO Platforms.    Our engagement technology platform is used to power fan engagement at live-event and other entertainment focused properties, including partnering with multiple professional sports franchises to drive in-stadium audience engagement. In addition to providing improved consumer engagement, our XEO platform provides increased transparency and flexibility through the real time action board. The action board reduces data to information in which the content provider can act on during the live event. In addition, it allows for audience segmentation and targeted advertising technology further improving advertising efficiency.

•        White-Label Rewards Platforms.    Our technology can be easily integrated into mobile apps to track any behavior that a content, publishing, or health and fitness program partner may want to incentivize. We can also white label and/or license technologies like our stand-alone mobile app to enable partners to create an entire rewards ecosystem where activities in one application earn rewards or discounts from another part of the same company. For example, we can assist a partner in creating a mobile app that would allow a consumer to earn movie tickets to a comic book movie for purchasing or reading the online comic, or a consumer to earn discounts on in-stadium concessions or on team apparel for playing a sports trivia game or for watching games live on his or her mobile device. We work with content partners to create entire in-house rewards programs for their users that promote cross-sales within a company, or new channels for the sale of licensed goods, or new opportunities for event or brand sponsors. Our systems and applications can be white labeled and sold as a rewards platform for those partners looking to increase engagement and stickiness with their customers.

•        Advertising services.    In connection with the placement or licensing of our engagement and rewards platforms, we market our services to brand partners to place their products, discounts or coupons into Versus-enabled content so that users, viewers and players can earn those rewards for their in-game or in-app behavior. When providing those services, we typically charge the brand only when a player attempts to win one of the brand’s proffered prizes. However, in certain cases may also charge on a CPC, CPE or a CPA model.

Recent Developments

Master Services Agreements with Prizing

On January 20, 2022 and January 25, 2022, we entered into Master Services Agreements with San Antonio Rodeo and NASCAR, respectively. Pursuant to these agreements, we will be paid based upon usage, rather than based upon a percentage of advertising revenue, related to the use of our platform.

Audience Reach of 10 Million Fans Since July 1, 2021, Approaching 1 Million a Week in October 2021

On October 18, 2021, we announced that we had reached a significant milestone in fan engagement since the acquisition of Xcite Interactive in June. Versus surpassed 10 million viewers across all platforms since July 1, 2021 and approached 1 million viewers per week since the beginning of October. In the last 100 days, Versus-enabled content had been viewed at over 500 events around the world, including in-venue at multiple stadiums, arenas, and live events. Dozens of NFL, NCAA, NHL, MLB, and MLS games have been powered by Versus fan engagement tools. Versus has also powered fan engagement for events such as live cricket matches in the UK, rodeos in the US, and baseball games in Japan. Moreover, Versus-enabled video game experiences can also be played on HP Omen and Pavilion desktop and laptop computers in the US, China, India, the UK, and Mexico.

Partnership with Military Bowl Foundation, Inc.

On July 22, 2021, we announced a strategic partnership with the Military Bowl Foundation, Inc. to power technology behind interactive experiences for live events and digital activations. The Military Bowl presented by Peraton, benefiting the USO, is the National Capital Region’s college football postseason bowl game featuring a matchup between teams from the Atlantic Coast Conference and the American Athletic Conference.

Partnership with Peach Bowl, Inc.

On July 15, 2021, we entered into a definitive agreement with Peach Bowl, Inc. to power technology behind interactive experiences for live events and digital activations. Peach Bowl, Inc. operates the Chick-fil-A Peach Bowl, one of New Year’s Six Bowls selected to host the College Football Playoff. Peach Bowl, Inc. recently signed an extension with the CFP ensuring its inclusion in the New Year’s Six until 2025, with future Semifinals in 2022 and 2025. Peach Bowl, Inc. additionally owns and manages the Chick-fil-A Kickoff Game, the Peach Bowl Challenge charity golf tournament and is the presenting sponsor and manager of The Dodd Trophy national coach of the year award.

Xcite Interactive Acquisition

On May 12, 2021, we entered into a definitive agreement with Xcite Interactive to acquire 100% of Xcite’s capital stock. The definitive agreement calls for the Company to purchase 100% of Xcite for $19 million in Versus stock less a net working capital adjustment and a $2.25M retention pool for Xcite employees. On June 3, 2021, we closed the transaction according to its principal terms.

Strategic Partnership with Frias Agency

On March 5, 2021, we entered into a Strategic Cooperation Agreement with Frias Agency pursuant to which our technology platform may be offered to clients of Frias, such as Corona, Cerveza Modelo, Cerveza Pacifico, Crush, Kim Crawford, Meiomi, Blue Chair Bay, and Casa Noble. Frias also works with major athletes like Canelo Alvarez and sports promoters like Matchroom Boxing and Premier Boxing Champions. The Versus partnership with Frias expects to extend prizing into live sporting events starting Summer 2021 for soccer, boxing, wrestling and MMA, as well as live music festivals and tours.

Sales and Marketing

Our sales and marketing organizations work together closely to drive market awareness, build a strong sales pipeline and cultivate customer relationships to drive revenue growth.

Sales.    We primarily sell access to our platform and service offerings through our direct sales organization, which is comprised of inside sales and field sales professionals who are segmented by industry. Our direct sales organization also leverages our network of channel partners to expand our reach to additional sectors and industries, especially internationally. Our resellers market and sell our offerings throughout the U.S. and provide a go-to-market channel in regions in which we do not have a direct presence.

Once a sale is made, our sales team leverages our land-and-expand model to generate incremental revenues through increased levels of adoption of our platform by our customers. To drive such expansion in our existing customers, our direct sales team works closely with our accounts team, sales engineers and production services team to ensure customer success.

Marketing.    We focus our marketing efforts on building our brand reputation, increasing the awareness of our platform, and driving customer demand through campaigns that leverage our innovation, thought leadership, technical resources and customer success stories. We use various marketing strategies to engage with prospective customers, including email marketing, digital advertising, public relations, search engine optimization, social media, and thought leadership in the industry. Our technical leaders also frequently speak as subject matter experts at market-leading developer events, such as ElixirConf.

Research and Development

Our research and development team consists of technical engineering, product management, and user experience, and is responsible for the design, architecture, creation, and quality of our platform. We invest substantial resources in research and development to enhance our platform features and functionalities and expand the services we offer. We believe the timely development of new, and the enhancement of our existing, services and platform features is essential to maintaining our competitive position, and we continually incorporate suggestions, feedback and new use cases from our community and customers into our platform. Our research and development team works closely with our technical operations team to ensure the successful deployment and monitoring of our platform to provide a platform that is available, reliable and stable, as well as with our customer success team to collect user feedback to enhance our development process. We utilize an agile development process to deliver numerous software releases each year and hundreds of minor releases, fixes and updates.

Competition

Advertising in interactive media is a highly competitive business, characterized by increasing product introductions and rapidly-emerging new platforms and technologies. With respect to competing for customers for our platform, we will compete primarily on the basis of functionality, quality, brand and customer reviews. We will compete for platform placement based on these factors, as well as our relationship with the content owner, historical performance, perception of sales potential and relationships with owners and licensors of brands, properties and other content.

We believe that our small size will provide us a competitive edge in the near term and allow us to make quick decisions as to product development to take advantage of customer preferences at a particular point in time.

With respect to our prizing and rewards platform, we compete with a continually increasing number of companies, including industry leaders such as TapJoy and Otello and more industry focused competitors such as Aquimo and YinzCam in our sports business. We could also face increased competition if large companies with significant online presences, such as Apple, Google, Amazon, Facebook or Yahoo, choose to enter or expand into the prizing or rewards space or develop competing platforms.

In addition, given the open nature of the development and distribution for smartphones and tablets, we also compete or will compete with a vast number of small companies and individuals in all of our segments who are able to create and launch software programs and platforms for these devices using relatively limited resources and with relatively limited start-up time or expertise.

Most of our competitors and our potential competitors have one or more advantages over us, including:

•        significantly greater financial and personnel resources;

•        stronger brand and consumer recognition;

•        the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile products;

•        more substantial intellectual property of their own;

•        lower labor and development costs and better overall economies of scale; and

•        broader distribution and presence.

Intellectual Property Rights

Our success and ability to compete depend substantially upon our core technology and intellectual property rights. We generally rely on patent, trademark and copyright laws, trade secret protection and confidentiality agreements to protect our intellectual property rights. In addition, we generally require employees and consultants to execute appropriate nondisclosure and proprietary rights agreements. These agreements acknowledge our exclusive ownership of intellectual property developed for us and require that all proprietary information remain confidential.

We maintain a program designed to identify technology that is appropriate for patent and trade secret protection, and we file patent applications in the United States and, when appropriate, certain other countries for inventions that we consider significant. Our patent claims, extending and expanding on claims filed in the United States in 2014 and internationally through the patent co-operation treaty in 2015, describe a system that seeks to match competitive game players and spectators with prizing from their favorite brands through a unique conditional prize matching system.

As of December 31, 2021, we had over 50 granted patent claims with the U.S. Patent and Trademark Office to expand upon our existing portfolio of prizing, promotion and financial technologies that enable brands to reach the rapidly growing competitive gaming audience of players, spectators and broadcasters. As of December 31, 2021, we had been granted three patents.

We also continue to engage in licensing transactions to secure the right to use third-parties’ patents. Although our business is not materially dependent upon any one patent, our patent rights and the products made and sold under our patents, taken as a whole, are a significant element of our business.

In March 2019, we were issued U.S. Patent No. 10,242,538, titled “Systems and Methods for Creating and Maintaining Real Money Tournaments for Video Games.” This issued patent protects a number of proprietary systems and methods for awarding real money, physical goods, digital currencies, and downloadable content to players inside video games and other interactive media. We use these patented technologies within our prizing platform, which allows players to play for real-world prizes inside their favorite games. This granted patent:

•        protects the subject systems and methods until 2035;

•        covers claims around player identification and verification;

•        covers technologies to determine prize eligibility for matches, tournaments, and sweepstakes based on a player’s age, location, and other characteristics; and

•        describes how the system can award multiple prize types to players that meet a variety of win conditions or achievements in-game.

In addition to patents, we also possess other intellectual property, including trademarks, know-how, trade secrets, design rights and copyrights. We control access to and use of our software, technology and other proprietary information through internal and external controls, including contractual protections with employees, contractors, customers and partners. Our software is protected by U.S. and international copyright, patent and trade secret laws. Despite our efforts to protect our software, technology and other proprietary information, unauthorized parties may still copy or otherwise obtain and use our software, technology and other proprietary information. In addition, we have expanded our international operations, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries.

Companies in the industry in which we operate frequently are sued or receive informal claims of patent infringement or infringement of other intellectual property rights. We may receive such claims from companies, including from competitors and customers, some of which have substantially more resources and have been developing relevant technology similar to ours. As and if we become more successful, we believe that competitors will be more likely to try to develop products that are similar to ours and that may infringe on our proprietary rights. It may also be more likely that competitors or other third parties will claim that our products infringe their proprietary rights. Successful claims of infringement by a third party, if any, could result in significant penalties or injunctions that could prevent us from selling some of our products in certain markets, result in settlements or judgments that require payment of significant royalties or damages or require us to expend time and money to develop non-infringing products. We cannot assure you that we do not currently infringe, or that we will not in the future infringe, upon any third-party patents or other proprietary rights, but will not and have never done so intentionally.

Employees

As of December 31, 2021, we employed 51 people on a full-time basis and eight contractors, comprised of 14 employees in accounts and operations; three employees in sales, marketing and business development; 24 employees in engineering, product and design; and ten employees in general and administration. We have never had a work stoppage, and none of our employees is represented by a labor organization or under any collective bargaining arrangements. We consider our employee relations to be good. All employees are subject to contractual agreements that specify requirements on confidentiality and restrictions on working for competitors, as well as other standard matters.

Government Regulation

We are involved in a variety of areas that are subject to governmental oversight. While we have developed a flexible platform designed to adjust to a changing legal and regulatory landscape, there are a number of areas where federal, state and international law could force us to make significant adjustments to our strategies and deployment efforts. As such, as with many companies in both the software and advertising spaces, there are risks associated with the potential impacts of government regulation.

As a company that facilitates the distribution of real-world prizes for in-game and online activities, we are, in some cases and for some campaigns, subject to laws that surround sweepstakes, contests, and games of skill. While we use best efforts to ensure that all contests are compliant with federal, state, and local laws pertaining to the game type, contest type, prize type, and the eligibility of individual players, among other concerns, we are subject to those regulations and those regulations may change. We have filed patents, and have been granted certain patent claims, protecting our ability to use player characteristics like player location, player age, and contest type to adjust eligibility in specific contests with the intent of providing dynamic regulatory compliance. We also have also designed the platform to make it possible to expeditiously cease providing prizes in certain jurisdictions, or cease offering certain types of contests, such as sweepstakes or other contest types, if that becomes necessary. If necessary, we can make these changes without interruption to our campaigns and contests in other jurisdictions.

Certain of our campaigns and contests may be subject to laws and regulations applicable to companies engaged in skill-based contests. As we partner with our brand and content partners to offer prizes that players may earn as a result of their in-game activities, we may be subject in some cases to the federal Deceptive Mail Prevention and Enforcement Act as well as certain state prize, gift, or sweepstakes statutes that may apply to certain experiences that we or our customers and partners may run from time to time. Our system does allow us to adjust terms of service to account for this and other acts. We may also choose not to offer certain campaigns, contests or prizes in certain areas because of these regulations.

In addition, certain states prohibit, restrict, or regulate contests in a number of ways, particularly with respect to payment of entry fees, and the size, value, and/or source of prizes to participants in such contests. Certain other states require companies to register and/or insure certain types of contests. While we do not typically require entry fees or consideration of any type from our players, and thus based on legal research conducted, are not subject to these regulations in most cases, we do remain conscious of these regulations. We may choose to not offer certain prizes or certain contests in certain areas due to these regulations. We can do so without interruption to other services and other jurisdictions. While at this time, our operations are not subject to certain regulations, for example the pay-to-play regulations, given that our platform is free-to-play, we are conscious that because the nature of our services is relatively new and is rapidly evolving, we may not be able to accurately predict which regulations will be applied to our business. We may also at some point become subject to new or amended regulations.

Further, our online in-game prizing and rewards platform, which may be integrated into games whose player bases include individuals ranging from elementary school age children to adults, is subject to laws and regulations relating to privacy and child protection. Through our applications and online platform, we, and the content creators, owners and platform owners that incorporate our proprietary platform into their media or hardware, may monitor and collect certain information about child users of these games and forums. A variety of laws and regulations have been adopted in recent years aimed at protecting children using the internet, such as the Federal Children’s Online Privacy Protection Rule (“COPPA”). COPPA sets forth, among other things, a number of restrictions related to what information may be collected with respect to children under the age of 13, as the kinds of content that website operators may present to children under such age. There are also a variety of laws and regulations governing individual privacy and the protection and use of information collected from individuals, particularly in relation to an individual’s personally identifiable information (e.g., credit card numbers). We currently employ multiple measures to ensure that we are COPPA-compliant. We screen for age at registration, we address the issue in our terms of service, and we employ a kick-out procedure during member registration whereby anyone identifying themselves as being under the age of 13 during the process may not register for a player account on our website or participate in any of our online experiences or tournaments without linking their account to that of a parent or guardian.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. And while we believe that we are currently in compliance with these and other data protection regulations, including the privacy regulations set out below, the costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state and foreign laws regarding privacy and protection of our users’ personal information and related data, including the California Consumer Privacy Act (“CCPA”), which took effect in January 2020, providing California residents increased privacy rights and protections, including the ability to opt out of sales of their personal information; and we are subject to the European Union’s (“EU”) General Data Protection Regulation (“GDPR”) which took effect in May 2018 and established requirements applicable to the handling of personal information of EU residents. The CCPA may increase our compliance costs and exposure to liability. Other U.S. states are considering adopting similar laws.

We post our Terms of Service and Privacy Policy on our website where we set forth our practices concerning the use, transmission and disclosure of player data. We also require players to agree to these terms when they register for our service. Our failure to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could damage our reputation and business. In addition, the interpretation of data protection laws, and their application to the Internet is evolving and not settled. There is a risk that these laws may be interpreted and applied in an inconsistent manner by various states, countries and areas of the world where our users are located, and in a manner that is not consistent with our current data protection practices. Complying with these varying national and international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our users’ privacy and data could result in a loss of player confidence in our services and ultimately in a loss of players, which could adversely impact our business.

Based on legal research conducted, we believe we are currently in compliance with all applicable state and federal laws and regulations related to our business. We continually monitor our activity and changes in such laws in order to ensure, to the best extent possible, that we remain in compliance with such laws. State and federal regulation of internet-based activity, including online prizing and rewards, is evolving and there can be no assurance that future legislation, regulation, judicial decisions, US Attorney, or state attorney general actions will not restrict or prohibit activities such as those made possible by our platform. Such regulation would have a material adverse effect on our business and operations.

Organizational Structure

The following chart reflects our organizational structure (including the jurisdiction of formation or incorporation of the various entities):

Name of Subsidiary	Country of Incorporation	Proportion of Ownership Interest
Versus Systems (Holdco), Inc.	United States	66.8%
Versus Systems UK, Ltd	United Kingdom	66.8%
Versus, LLC	United States	66.8%
Xcite Interactive, Inc.	United States	100%

Property, Plant and Equipment

Our principal executive offices are located at 1620 West 8th Avenue, Suite 302, Vancouver, BC V6J 1V4 Canada and our principal offices in the United States are located at 6701 Center Drive West, Suite 480, Los Angeles, CA 90045. All of the facilities are leased. We believe our facilities are adequate for our current needs and we do not believe we will encounter any difficulty in extending the terms of the leases by which we occupy our respective premises. A summary description of our material, tangible fixed assets, including facilities leases follows:

Office	Address	Rental Term	Space
U.S. Corporate Office	6701 Center Drive West, Suite 480, Los Angeles, CA 90045	5 year lease, ending in 2023	5,029 sq. ft.

Canadian Corporate Office	1558 West Hastings Street, Vancouver, BC V6G 3J4	Month-to-month beginning July 2021	300 sq. ft.

Legal Proceedings

As of the date of this prospectus, we are not a party to any material legal or administrative proceedings. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

MANAGEMENT

Management and Board of Directors

The following table sets forth the names and ages of the members of our board of directors and our executive officers and the positions held by each. Our board of directors elects our executive officers annually by majority vote. Each director’s term continues until his or her successor is elected or qualified at the next annual meeting, unless such director earlier resigns or is removed.

Name	Age	Positions and Offices
Matthew Pierce	44	Director and Chief Executive Officer
Craig Finster	45	President and Chief Financial Officer
Alex Peachey	47	Chief Technology Officer
Amanda Armour	41	Chief People Officer
Sean Hopkins	46	Chief Innovation Officer
Keyvan Peymani	45	Chairman of the Board of Directors
Brian Tingle	49	Independent Director
Michelle Gahagan	63	Independent Director
Paul Vlasic	51	Independent Director
Jennifer Prince	49	Independent Director

The following is information about the experience and attributes of the members of our board of directors and senior executive officers as of the date of this prospectus. The experience and attributes of our directors discussed below provide the reasons that these individuals were selected for board membership, as well as why they continue to serve in such positions.

Matthew Pierce, 44, was the Founder of Versus LLC and joined our company as Chief Executive Officer and a director in 2016. Mr. Pierce has over 20 years of experience working in entertainment and technology. Prior to founding Versus Systems, Mr. Pierce founded in June 2014 and was until June 2016 the chief executive officer of OLabs, LLC, a technology incubator that founded Versus. From April 2011 to June 2014, Mr. Pierce was Vice President of Strategy at Originate Inc., a business incubator where he worked with early-stage technology companies. Since 2014, Mr. Pierce has been a Lecturer at the University of California, Los Angeles, or UCLA, Anderson School of Management and in the Economics department at UCLA, where he teaches entrepreneurship. Mr. Pierce is a graduate of Stanford University and earned his MBA from the UCLA Anderson School of Management.

Craig Finster, 45, joined our company as Chief Financial Officer in 2016 and additionally as President in 2019. Mr. Finster has over 20 years of experience in finance, accounting, and corporate development for technology companies. Between April 2010 and March 2019, Mr. Finster worked at Originate, Inc. in a variety of roles, including Sr. Vice President of Corporate Partnerships and Managing Director of Originate’s Strategic Advisory Group, which focused on capital advisory for early and growth stage companies. He received his bachelor’s degrees in economics and finance from the University of Arizona and his MBA from the UCLA Anderson School of Management.

Alex Peachey, 47, joined our company as Chief Technology Officer in May 2016. Mr. Peachey leads the architecture efforts for our Elixir-based Winfinite challenge platform. Prior to joining us, Mr. Peachey founded Threadbias LLC in January 2011, an online community for people who love to sew and wish to exchange ideas, share projects and join or create groups. He continues to serve as their CEO. From February 2012 to May 2016, Mr. Peachey served the Director of Engineering at Originate, Inc., where he managed a team of software engineers. He holds a BS in Computer Science from Western Washington University and an MBA from the University of Washington.

Amanda Armour, 41, joined our company in November 2016 and as Chief People Officer in 2021. Her work includes creating and implementing operations, hiring, and organization efforts for the inaugural 2016 Cedar Sinai-Techstars partnership and resulting technology companies, joining the Board of the Digital Diversity Network in 2019, and sitting on the Advisory Board of Aeras Fog, a drone technology company that began operations in 2020. From 2012 through 2016, Ms. Armour led several NIH and Robert Wood Johnson-sponsored national research teams focused on initiatives concerning organizational behavior, ingroup establishment, and motivation of group buy-in as they relate to public health measures and medical access equity. Ms. Armour has a BS in Psychology and a BS in

Biology with concentrations in Neuroscience from Northwestern University, which includes a Fellowship in Public Health at the Pontificia Universidad Católica de Chile in Santiago, Chile. She holds an MS in Social Psychology from Yale University and served as a Distinguished Fellow in Political Psychology at Stanford University.

Sean Hopkins, 46, joined our company as the Chief Innovations Officer in 2021. Mr. Hopkins has over 25 years of experience in innovating, building, and leading product focused technology companies. Between November 2014 and June 2021, Mr. Hopkins founded and built a company called Xcite interactive. Under his guidance Xcite quickly became one of the industry leaders in the fan engagement space working with more than 150 professional sports teams from all over the world. Through the use of products that he designed like XEO, an online engagement platform, Xcite was able to change the way fan engagement was done in large scale events. He studied at film design and production at the University of Central Florida and University of Tampa. He has won 4 Emmy’s and 12 addy’s for his work in the entertainment and engagement industry.

Keyvan Peymani, 45, joined our company as a director in 2016. Mr. Peymani is a veteran senior executive and leader working at the intersection of technology, media, and venture capital. Since April 2021 Mr. Peymani has been the Chief Marketing Officer of Cirque du Soleil. From March 2017 to January 2019, Mr. Peymani served as the Head of Startup Marketing for Amazon Web Services where he was responsible for the global marketing strategy. Since January 2016, he has been serving as a Venture Partner and Senior Advisor to Touchdown Ventures, a venture capital firm pairing with several leading corporations to establish and manage their platforms. From June 2012 to February 2016, Mr. Peymani served as the Managing Director, Digital Strategy Division at ICM Partners, one of the world’s largest talent and literary agencies, and was the firm’s chief digital executive, reporting to the Executive Board. Mr. Peymani has a BA in Religious Studies and a BA in Neurobiology with concentrations in Neuroscience from Northwestern University. He holds an MBA from the UCLA Anderson School of Management.

Brian Tingle, 49, joined our company as a director in 2016. Mr. Tingle began his career in the Canadian banking sector and has been involved in the capital markets for the past 20 years as an advisor. In April 1996, Mr. Tingle founded and has since been serving as the President of Tingle Resource Management, a consulting firm which specializes in advising board members in capital markets and finance. Since January 2017, Mr. Tingle has been serving as a director at Cellstop Systems, a Canadian cell company involved in mining. From 2011 to December 2018, he also served as a director at Torch River Farms, a private company that owned and operated farmland in Canada. Mr. Tingle graduated from University of British Columbia with a Bachelor of Commerce with a major in Finance and a minor in Accounting.

Michelle Gahagan, 63, joined our company as a director in 2016. Since May 2006, Ms. Gahagan has been serving as the Managing Director of Intrepid Financial, a privately-held merchant bank based in Vancouver, British Columbia and London, England. In August 2014, Ms. Gahagan founded and has since been serving as a director of France Bike Rentals, a large bike rental business with over 500 rental bikes and over 2,500 annual reservations. Since January 2018, Ms. Gahagan has been serving as the Board Chair of Canadian Palladium Resources, an exploration company specializing in palladium and cobalt projects. From February 2016 to June 2018, she also served as a director at US Cobalt Inc., a Canadian-based company focused on the exploration of cobalt assets in the Idaho cobalt belt. Ms. Gahagan graduated from Queens University Law School and practiced corporate law for 20 years. Ms. Gahagan has extensive experience advising companies with respect to international tax-driven structures, mergers and acquisitions.

Paul Vlasic, 51, joined our company as a director in 2016. Mr. Vlasic currently serves as Chairman at the Vlasic Group, a family office with diversified holdings. He has been involved there since August 1986 and participates in all asset allocation, investment decisions and long-term strategic planning. He is a Founding Partner at RSVP Ventures and has been working there since March 2008. RSVP Ventures specializes in investing in early-stage businesses supporting entrepreneurs and their ideas, turning them into market-leading companies. He also founded Amplifinity, LLC in February 2009 and served as the CEO and Chairman of the board of directors until its sale in August 2019. Amplifinity provided its clients a software-as-a-service solution that permitted them to efficiently launch and manage marketing campaigns to generate referrals, reviews, and testimonials at scale, capturing leads and tracking the performance of those leads within CRM platforms. Mr. Vlasic serves as Chairman of four craft spirit brands, Papa’s Pilar Rum, Suerte Tequila, Treaty Oak Whiskey, and Waterloo Gin. Mr. Vlasic also serves on multiple boards within the Henry Ford Health System and is the past Chairman of the University of Michigan College of Engineering’s Center for Entrepreneurship. He is a graduate of Rollins College and earned his MBA with Distinction from the University of Michigan Ross School of Business.

Jennifer Prince, 49, joined our company as a director in May 2021. Ms. Prince has served as Chief Commercial Officer for the Los Angeles Rams since December 2021, where she is responsible for overseeing all partnerships, including sales, activation and strategy, as well as the commercialization of their media business, including owned-and-operated channels, social media accounts and media partnerships. She previously worked at Twitter from 2013 to December 2021 as the Global VP and Head of Content Partnerships and Managing Director of Global Media & Entertainment Partnerships, in which capacity she led the social network’s worldwide efforts engaging with media entities and individual creators across TV, film, music, sports, news, lifestyle and gaming. From 2011 to 2013, Ms. Prince was Head of Industry for film and television at Google and YouTube. From 2007 to 2011, she was SVP of advertising at Demand Media. She earned a BA Communications degree from the University of California, Santa Barbara.

Board Composition and Structure; Director Independence

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of five members. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by shareholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. As set forth in our corporate governance guidelines, when considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors and director nominees will provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Our board of directors expects a culture of ethical business conduct. Our board of directors encourages each member to conduct a self-review to determine if he or she is providing effective service with respect to both our company and our shareholders. Should it be determined that a member of our board of directors is unable to effectively act in the best interests of our shareholders, such member would be encouraged to resign.

Board Leadership Structure

Our articles and our corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of our company. Matthew Pierce currently serves as our Chief Executive Officer and Keyvan Peymani serves as Chairman of the Board.

As Chairman of the Board, Mr. Peymani’s key responsibilities will include facilitating communication between our board of directors and management, assessing management’s performance, managing board members, preparation of the agenda for each board meeting, acting as chair of board meetings and meetings of our company’s shareholders and managing relations with shareholders, other stakeholders and the public.

We will take steps to ensure that adequate structures and processes are in place to permit our board of directors to function independently of management. The directors will be able to request at any time a meeting restricted to independent directors for the purposes of discussing matters independently of management and are encouraged to do so should they feel that such a meeting is required.

Foreign Private Issuer Status

Under the Nasdaq Listing Rules, as a foreign private issuer, we may elect to follow our home country practice in lieu of the corporate governance requirements of the Nasdaq Listing Rules, with the exception of those rules that are required to be followed pursuant to the provisions of the Nasdaq Listing Rules. We have elected to follow Canadian practices in lieu of the requirements of the Nasdaq Listing Rules to the extent permitted under Nasdaq Listing Rule 5615(a)(3). We follow Canadian corporate governance practices in lieu of the corporate governance requirements of The Nasdaq Capital Market in respect of the quorum requirement for meetings of our common shareholders as described below.

Committees of our Board of Directors

The standing committees of our board of directors consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees reports to our board of directors as they deem appropriate and as our board may request. Each committee of our board of directors has a committee charter that will set out the mandate of such committee, including the responsibilities of the chair of such committee.

The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The audit committee is responsible for, among other matters:

•        appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them;

•        overseeing our independent registered public accounting firm’s qualifications, independence and performance;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•        reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•        reviewing and approving related person transactions.

Our audit committee consists of three of our directors, Brian Tingle, Paul Vlasic, and Michelle Gahagan, each of whom meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and Nasdaq listing rules. Mr. Tingle serves as chairman of our audit committee. Our board of directors has determined that Mr. Tingle qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act. The written charter for our audit committee is available on our corporate website at www.versussystems.com. The information on our website is not part of this prospectus.

Compensation Committee

The compensation committee is responsible for, among other matters:

•        reviewing key employee compensation goals, policies, plans and programs;

•        reviewing and approving the compensation of our directors, chief executive officer and other executive officers;

•        producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC;

•        reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

•        administering our stock plans and other incentive compensation plans.

Our compensation committee consists of three of our directors, Messrs. Tingle, Vlasic and Ms. Gahagan, each of whom meets the definition of “independent director” under the Nasdaq rules and the definition of non-employee director under Rule 16b-3 promulgated under the Exchange Act. Mr. Tingle serves as chairman of our compensation committee. Our board of directors has adopted a written charter for the compensation committee, which is available on our corporate website at www.versussystems.com. The information on our website is not part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other matters:

•        determining the qualifications, qualities, skills and other expertise required to be a director and developing and recommending to the board for its approval criteria to be considered in selecting nominees for director;

•        identifying and screening individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•        overseeing the organization of our board of directors to discharge our board’s duties and responsibilities properly and efficiently;

•        reviewing the committee structure of the board of directors and the composition of such committees and recommending directors to be appointed to each committee and committee chairmen;

•        identifying best practices and recommending corporate governance principles; and

•        developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our nominating and corporate governance committee consists of three of our directors, Messrs. Tingle and Vlasic and Ms. Gahagan, each of whom meets the definition of “independent director” under the Nasdaq rules. Ms. Gahagan serves as chairman of our nominating and corporate governance committee. Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at www.versussystems.com. The information on our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee, when appointed, will have at any time been one of our officers or employees.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Director Term Limits

Our board of directors has not adopted policies imposing an arbitrary term or retirement age limit in connection with individuals serving as directors as it does not believe that such a limit is in the best interests of our company. Our nominating and corporate governance committee will annually review the composition of our board of directors, including the age and tenure of individual directors. Our board of directors will strive to achieve a balance between the desirability of its members having a depth of relevant experience, on the one hand, and the need for renewal and new perspectives, on the other hand.

Risk Oversight

Our board of directors oversees the risk management activities designed and implemented by our management. Our board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our board of directors regularly receives detailed reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our board of directors has delegated to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Code of Ethics

Our board of directors has adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.versussystems.com by clicking on “Investors.” If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to disclose amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, financial and accounting officers by posting the required information on our website at the above address within four business days of such amendment or waiver. The information on our website is not part of this prospectus.

Our board of directors, management and all employees of our company are committed to implementing and adhering to the Code of Ethics. Therefore, it is up to each individual to comply with the Code of Ethics and to be in compliance of the Code of Ethics. If an individual is concerned that there has been a violation of the Code of Ethics, he or she will be able to report in good faith to his or her superior. While a record of such reports will be kept confidential by our company for the purposes of investigation, the report may be made anonymously and no individual making such a report will be subject to any form of retribution.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to the individuals who served as our principal executive officer at any time during fiscal 2021 and 2020, and our four other most highly compensated officers in fiscal 2021 and 2020. These individuals are referred to in this prospectus as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Matthew Pierce	2021	$211,458	$56,250	—	$151,200	—	$418,908
Chief Executive Officer	2020	$160,000	$40,000	—	$66,585	—	$266,585
Craig Finster	2021	$211,458	$56,250	—	$151,200	—	$418,908
President and Chief Financial Officer	2020	$160,000	$40,000	—	$120,133	—	$320,133
Alex Peachey	2021	$200,000	$30,000	—	$151,200	—	$381,200
Chief Technology Officer	2020	$200,000	$30,000	—	$104,300	—	$334,300
Amanda Armour	2021	$166,354	$—	—	$151,200	—	$317,554
Chief People Officer(1)	2020	$—	$—	—	$—	—	$—
Sean Hopkins	2021	$102,083	$—	—	$—	—	$102,083
Chief Innovation Officer(2)	2020	$—	$—	—	$—	—	$—

____________

(1)      Ms. Armour was promoted to Chief People Officer on June 16, 2021.

(2)      Mr. Hopkins’ employment with our company commenced upon our acquisition of Xcite Interactive on June 3, 2021.

Employment Contracts and Potential Payments Upon Termination or Change in Control

On June 30, 2016, we entered into an employment agreement with Matthew Pierce, our Chief Executive Officer, on May 1, 2019, we entered into an employment agreement with Craig Finster, our President and Chief Financial Officer, and on April 20, 2020, we entered into an employment agreement with Keyvan Peymani, our Executive Chairman of the Board. The original terms of the employment agreements are two years, which shall be automatically renewed for one year upon expiration of the prior term unless either party provides at least six-month notice to the other party that it does not wish to renew the agreement.

The following is a summary of the compensation arrangements set forth in each employment agreement described above:

Executive	Title	Annual Base Salary	Annual Cash Bonus	Equity Compensation in Warrants (In Shares)(2)	Equity Compensation in Options (In Shares)(3)
Matthew Pierce	Chief Executive Officer	$225,000	(1)	441,190	176,500
Craig Finster	Chief Financial Officer	$225,000	(1)	—	6,250
Keyvan Peymani	Executive Chairman of the Board	$160,000	(1)	—	6,250

____________

(1)      Each of the executive officers receives an annual cash bonus of twenty-five percent (25%) of his base salary, and an annual performance cash bonus in accordance with EBITDA achievement in the relevant fiscal year. In particular, each executive officer receives a bonus equal to 50%, 100% or 200% of his base salary if we generate EBITDA of at least $1 million, $2 million or $4 million, respectively, within the then current fiscal year. Each executive officer is also eligible for a discretionary cash bonus determined by our board of directors.

(2)      Representing warrants to purchase our common shares at $3.09 per share, which shall vest in accordance with the achievements of certain performance milestones or service date.

(3)      The options vest in three installments with one-third vesting immediately and one-third vesting on each of the first and second anniversaries of the date of the employment agreement and have exercises price of $2.52-$3.32 per share.

If the employment agreement is terminated for “good reason” as defined therein and we receive proper notice or if the employment agreement is involuntarily terminated other than for “just cause” as defined therein, then we shall pay the executive officer (i) any accrued benefits and (ii) a severance amount equal to the sum of (w) 12 months of his then-current base salary; (x) his maximum discretionary bonus for the then-current fiscal year; (y) his annual bonus for the prior fiscal year; and (z) his maximum performance cash bonus provided in the employment agreement for the then-current fiscal year. In addition, in this circumstance, the executive’s equity compensation shall be fully and immediately vested and exercisable, as applicable. If the employment agreement is terminated without good cause, then the executive officer shall receive his accrued benefits, the prorate bonus and the performance cash bonus, if any, as of the termination date. Upon termination of this agreement, we will pay the executive officer any lump sum payment due to him under his agreement within ten business days of the date of termination.

Change of Control

On September 28, 2019, our board of directors approved a cash distribution upon a Change of Control, defined as the acquisition by a purchaser, directly or indirectly, of our shares, which, assuming the conversion, exchange or exercise of any convertible or exchangeable shares of the Company beneficially owned by the purchaser, results in the purchaser beneficially owning shares that would entitle the purchaser for the first time to cast more than 50% of the votes attaching to all shares in the capital of the Company that may be cast to elect directors; the sale, lease, exchange or other disposition of all or substantially all of the Company’s assets to a purchaser; or an amalgamation, merger, arrangement or other business combination involving the Company and a purchaser that results in the purchaser or security holders of the purchaser owning, directly or indirectly, shares of the continuing entity that entitle the purchaser or such security holders of the purchaser, as the case may be, to cast more than 50% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect directors, whereby 5% of the Purchase Premium, defined as the difference between the average of our market capitalization based on the closing price of our common shares over 60 days prior to the announcement of any change of control event, and our final purchase price, if positive, be distributed to our employees and key consultants, subject to the discretion of our board of directors at the recommendation of our compensation committee.

Equity Incentive Plans

On May 17, 2017, our board of directors adopted our 2017 Stock Option Plan, or the 2017 Plan, to provide an additional means to attract, motivate, retain and reward selected employees and other eligible persons. Our stockholders approved the 2017 Plan on or about June 29, 2017. Employees, officers, directors, advisors and consultants that provided services to us or one of our subsidiaries are eligible to receive awards under the 2017 Plan. The total number of common shares that are at any time reserved for issuance under the 2017 Plan and under all other management option plans and employee stock purchase plans, if any, cannot exceed in the aggregate a number of common shares equal to 15% of the number of common shares issued and outstanding at that time. Options have a maximum term of ten years and vesting is determined by our board of directors.

On May 15, 2021, our board of directors adopted a US sub plan as part of our 2017 Stock Option Plan. The US sub plan allows for the explicit grant of incentive stock options (“ISOs”) to US resident non-officer employees. The provision for the sub plan is subject to a confirming shareholder vote within 12 months of its adoption.

As of December 31, 2021, stock option grants for the purchase of an aggregate of 1,941,769 common shares had been made under the 2017 Plan, and 471,693 of those stock options had been cancelled or exercised. As of that date, there remained 391,369 common shares authorized under the 2017 Plan remained available for award purposes.

Our board of directors may amend or terminate the 2017 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant.

The following information is a brief description of the 2017 Plan, which is filed as an exhibit to this prospectus:

a)      Number of Shares:    At no time shall the number of common shares reserved for issuance to any one person pursuant to stock options granted under the 2017 Plan or otherwise, unless permitted by regulatory authorities and by a vote of shareholders, exceed five (5%) percent of the outstanding common shares in any 12-month period.

b)      Option Price:    The option price of a stock option granted under the 2017 Plan shall be fixed by our board of directors but shall be not less than the Market Price of our common shares at the time the stock option is granted, or such lesser price as may be permitted pursuant to the rules of any regulatory authority having jurisdiction over our common shares issued, which rules may include provisions for certain discounts in respect to the option price. For the purpose of the 2017 Plan, the “Market Price” at any date in respect of our common shares shall mean, subject to a minimum exercise price of $1.60 per option, the greater of:

a.      the closing price of our common shares on a stock exchange on which our common shares are listed and posted for trading or a quotation system for a published market upon which the price of our common shares is quoted, as may be selected for such purpose by our board of directors (the “Market”), on the last trading day prior to the date the stock option is granted; and

b.      the closing price of our common shares on the Market on the date on which the stock option is granted. In the event that such shares did not trade on such trading day, the Market Price shall be the average of the bid and ask prices in respect of such shares at the close of trading on such trading day as reported thereof. In the event that our common shares are not listed and posted for trading or quoted on any Market, the Market Price shall be the fair market value of such shares as determined by our board of directors in its sole discretion.

          c)      Reduction in Option Price:    The option price of a stock option granted under the 2017 Plan to an insider of our company (as that term is defined in the Securities Act (British Columbia)) shall not be reduced without prior approval from the disinterested shareholders of our company.

d)      Payment:    The full purchase price payable for shares under a stock option shall be paid in cash or certified funds upon the exercise thereof. A holder of a stock option shall have none of the rights of a shareholder until the shares are paid for and issued.

e)      Term of Option:    Stock options may be granted under the 2017 Plan for a period not exceeding ten years.

f)      Vesting:    Unless our board of directors determines otherwise at its discretion, a stock option shall vest immediately upon being granted.

g)      Exercise of Option:    Except as specifically provided for in the 2017 Plan, no stock option may be exercised unless the optionee is at the time of exercise an Eligible Person (as defined by the 2017 Plan). If the optionee is an employee or consultant, the optionee shall represent to us that he or she is a bona fide employee or consultant of our company. The 2017 Plan shall not confer upon the optionee any right with respect to continuation of employment by our company. Leave of absence approved by an officer of our company authorized to give such approval shall not be considered an interruption of employment for any purpose of the 2017 Plan. Subject to the provisions of the 2017 Plan, a stock option may be exercised from time to time by delivery to us of written notice of exercise specifying the number of shares with respect to which the stock option is being exercised and accompanied by payment in full, by cash or certified check, of the purchase price of the shares then being purchased.

h)      Non-transferability of Stock Option:    No stock option shall be assignable or transferable by the optionee, except to a personal holding corporation of the optionee, other than by will or the laws of descent and distribution.

i)       Applicable Laws or Regulations:    Our obligation to sell and deliver shares under each stock option is subject to our compliance with any laws, rules and regulations of Canada and any provinces and/or territories thereof applying to the authorization, issuance, listing or sale of securities and is also subject to the acceptance for listing of the shares which may be issued upon the exercise thereof by each stock exchange upon which our common shares are then listed for trading.

j)       Termination of Options.    Unless the option agreement provides otherwise, all stock options will terminate:

a.      in the case of stock options granted to an employee or consultant employed or retained to provide investment relations services, 30 days after the optionee ceases to be employed or retained to provide investment relations services;

b.      in the case of stock options granted to other employees, consultants, directors, officers or advisors, 90 days following

i.       our termination, with or without cause, of the optionee’s employment or other relationship with our company or an affiliate of our company, or

ii.      the termination by the optionee of any such relationship with our company or an affiliate of our company;

iii.     or in the case of death or permanent and total disability of the optionee, all stock options will terminate 12 months following the death or permanent and total disability of the optionee, and the deceased optionee’s heirs or administrators may exercise all or a portion of the stock option during that period.

Any stock options granted under the 2017 Plan that are cancelled, terminated or expire will remain available for granting under the 2017 Plan at the current Market Price

k)      Amendments.    Subject to the approval of regulatory authorities having jurisdiction, our board of directors may from time to time amend or revise the terms of the 2017 Plan, or may terminate the 2017 Plan at any time; provided, however, that no such action shall adversely affect the rights of any optionee under any outstanding stock option without such optionee’s prior consent. Upon the mutual consent of the optionee and our board of directors, the terms of an option agreement may be amended, subject to regulatory approval and shareholder approval as may be required from time to time.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards to our named executive officers as of December 31, 2021:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares of Units of Stock that have not Vested
Matthew Pierce	625	$2.52	April 2, 2024	—	—
Matthew Pierce	37,500	$4.53	Sept 27, 2024	—	—
Matthew Pierce	36,000	$4.20	August 19, 2026	—	—
Matthew Pierce	15,625	$4.46	Sept 14, 2022	—	—
Matthew Pierce	1,875	$2.98	July 24, 2025	—	—
Matthew Pierce	20,469	$2.98	July 31, 2025	—	—
Craig Finster	36,000	$4.20	August 26, 2026	—	—
Craig Finster	6,250	$2.52	April 2, 2024	—	—
Craig Finster	37,500	$4.53	Sept 27, 2024	—	—
Craig Finster	1,875	$2.98	July 24, 2025	—	—
Craig Finster	23,438	$2.98	July 24, 2025	—	—
Craig Finster	15,000	$2.98	July 31, 2025	—	—
Alex Peachey	37,500	$4.53	Sept 27, 2024	—	—
Alex Peachey	36,000	$4.20	August 26, 2026	—	—
Alex Peachey	1,875	$2.98	July 24, 2025	—	—
Alex Peachey	18,125	$2.98	July 24, 2025	—	—
Alex Peachey	625	$2.52	April 2, 2024	—	—
Alex Peachey	15,000	$2.98	July 31, 2025	—	—
Amanda Armour	36,000	$4.20	August 19, 2026	—	—

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, regarding our compensation plans under which equity securities are authorized for issuance:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,941,769	$3.45	391,369
Equity compensation plans not approved by security holders	—	—	—
Total	1,941,769	$3.45	391,369

DIRECTOR COMPENSATION

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Directors do not receive any compensation for their services other than the grant of stock options to purchase common shares.

The following table shows option grants to our Directors as of December 31, 2021:

Name of Optionee	Position	Number of Securities Underlying Options	Option Exercise Price ($)	Option Expiry Date
Brian Tingle	Director	15,625	$4.46	September 14, 2022
Brian Tingle	Director	12,500	$4.53	September 27, 2024
Brian Tingle	Director	1,250	$2.98	July 24, 2025
Brian Tingle	Director	10,469	$2.98	July 31, 2025
Brian Tingle	Director	14,204	$7.04	June 1, 2026
Brian Tingle	Director	22,727	$4.20	August 19, 2026
Michelle Gahagan	Director	15,625	$4.46	September 14, 2022
Michelle Gahagan	Director	12,500	$4.53	September 27, 2024
Michelle Gahagan	Director	1,250	$2.98	July 24, 2025
Michelle Gahagan	Director	10,469	$2.98	July 31, 2025
Michelle Gahagan	Director	14,204	$7.04	June 1, 2026
Michelle Gahagan	Director	22,727	$4.20	August 19, 2026
Paul Vlasic	Director	15,625	$4.46	September 14, 2022
Paul Vlasic	Director	12,500	$4.53	September 27, 2024
Paul Vlasic	Director	1,250	$2.98	July 24, 2025
Paul Vlasic	Director	10,469	$2.98	July 31, 2025
Paul Vlasic	Director	14,204	$7.04	June 1, 2026
Paul Vlasic	Director	22,727	$4.20	August 19, 2026
Jennifer Prince	Director	14,204	$7.04	June 1, 2026
Jennifer Prince	Director	22,727	$4.20	August 19, 2026

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common shares as of December 31, 2021 by:

•        each person, or group of affiliated persons, known by us to beneficially own 5% or more of our outstanding common shares;

•        each of our named executive officers and members of our board of directors; and

•        all executive officers and members of our board of directors as a group.

The amounts and percentages of common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after December 31, 2021. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them. None of our major shareholders have different voting rights than our common shareholders.

In the table below, the percentage of beneficial ownership of our common shares is based on 15,554,255 shares of our common shares outstanding as of December 31, 2021. Unless otherwise noted below, the address of the persons listed on the table is c/o Versus Systems Inc., 1558 West Hastings Street, Vancouver BC V6G 3J4 Canada.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned(1)
Named Executive Officers and Directors
Matthew Pierce(2)	687,245	4.4%
Craig Finster(3)	58,432	*
Alex Peachey(4)	59,564	*
Keyvan Peymani(5)	166,227	1.1%
Brian Tingle(6)	1,374,994	8.6%
Michelle Gahagan(7)	66,202	*
Paul Vlasic(8)	556,233	3.6%
Kelsey Chin(9)	156,262	1.0%
Jennifer Prince(10)	20,146	*
Amanda Armour(11)	35,705	*
Sean Hopkins(12)	156,709	1.0%
Executive Officers and Directors as a Group (11 persons)	3,337,720	20.1%

Other 5% Beneficial Owners
Wasatch Advisors, Inc.(13)	2,099,291	12.9%

____________

*        Indicates beneficial ownership of less than 1% of the total outstanding common shares.

(1)      The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all common shares outstanding on December 31, 2021. On December 31, 2021, there were 15,554,255 common shares outstanding. To calculate a shareholder’s percentage of beneficial ownership, we include in the numerator and denominator the common shares outstanding and all common shares issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person that are exercisable within 60 days of December 31, 2021. Common share options and derivative securities held by other shareholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our shareholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)      Director/Named Executive Officer; includes (i) 58,521 common shares issuable upon the exercise of outstanding share purchase options and (ii) 171,608 shares as converted from Versus Systems (Holdco).

(3)      Named Executive Officer; includes 51,010 common shares issuable upon the exercise of outstanding share purchase options.

(4)      Named Executive Officer; includes 45,084 common shares issuable upon the exercise of outstanding share purchase options.

(5)      Director; includes (i) 79,638 common shares, and (ii) 86,589 common shares issuable upon the exercise of outstanding share purchase options.

(6)      Director; includes (i) 890,610 common shares, (ii) 53,702 common shares issuable upon the exercise of outstanding share purchase options, and (iii) 430,682 common shares issuable upon the exercise of outstanding warrants.

(7)      Director; includes 53,702 common shares issuable upon the exercise of outstanding share purchase options.

(8)      Director; includes (i) 502,531 common shares, (ii) 53,702 common shares issuable upon the exercise of outstanding share purchase options.

(9)      Named Executive Officer; includes (i) 125,000 common shares, (ii) 24,387 common shares issuable upon the exercise of outstanding share purchase options and (iii) 6,875 common shares issuable upon the exercise of outstanding warrants.

(10)    Director; includes 20,146 common shares issuable upon the exercise of outstanding share purchase options.

(11)    Named Executive Officer; includes 35,705 common shares issuable upon the exercise of outstanding share purchase options.

(12)    Named Executive Officer; includes 156,709 common shares.

(13)    Based solely on information reported in a Schedule 13G filed with the SEC on April 9, 2021 by Wasatch Advisors, Inc. As reported in such filing, Wasatch Advisors, Inc. has sole voting and dispositive power with respect to all 2,099,291 common shares, constituting approximately 12.9% of the common shares outstanding. Wasatch Advisors, Inc. is located at 505 Wakara Way, Salt Lake City, UT 84108.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:

•        any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•        any person who beneficially owns more than 5% of our common share;

•        any immediate family member of any of the foregoing; or

•        any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Other than the transactions described below and the compensation arrangements for our named executive officers, which we describe above, there were no related party transactions to which we were a party since the beginning of the Company’s last fiscal year, or any currently proposed related party transaction.

At September 30, 2021, a total of $213,662 was included in accounts payable and accrued liabilities owing to our officers, directors, or companies controlled by them in respect of accrued bonuses, expenses payable and other reimbursable expenses. These amounts are unsecured and non-interest bearing.

At December 31, 2020, a total of $551,815 was included in accounts payable and accrued liabilities owing to our officers, directors, or companies controlled by them in respect of accrued bonuses, expenses payable and other reimbursable expenses. These amounts are unsecured and non-interest bearing.

Between November 7, 2017 and December 31, 2020, we borrowed an aggregate of $5,043,115 in 29 separate loan transactions from Brian Tingle, a director of our company. Each loan bears interest at the prime rate of the Bank of Canada, which was 2.45% per annum and 3.95% per annum at December 31, 2020 and December 31, 2019, respectively, compounded annually and payable quarterly, and had a maturity date of three years from the date of the respective loan. At December 31, 2020 and December 31, 2019, the aggregate outstanding principal amounts of such loans was $4,415,566 and $4,210,931, respectively. We made $258,661 in payments of principal or interest on such loans during year ended December 31, 2020 and none for the year ended December 31, 2019. During the nine month period ended September 30, 2021, the Company exchanged 215,341 shares of common shares in exchange for a principal reduction of debt in the amount of $1,483,738 and $131,320 of accrued interest, and repaid $156,980 in principal.

Between October 18, 2018 and December 31, 2020, we borrowed an aggregate of $497,000 in four separate loan transactions from Matthew Pierce, our Chief Executive Officer and a director of our company. Each loan bears interest at the prime rate of the Bank of Canada, which was 2.45% per annum and 3.95% per annum at December 30, 2020 and December 31, 2019, respectively, compounded annually and payable quarterly, and had a maturity date of three years from the date of the respective loan. At December 31, 2020 and December 31, 2019, the aggregate outstanding principal amounts of such loans was $267,000 and $0, respectively. During the year ended December 31, 2020 and the year ended December 31, 2019, we paid principal and interest in respect of such loans in the aggregate amounts of $0 and $230,000, respectively. During the nine month period ended September 30, 2021 we repaid $250,000 in principal. At September 30, 2021, the aggregate outstanding principal balance was $17,000.

In connection with this offering, one of our directors, Brian Tingle, purchased 135,156 units in compliance with applicable Canadian securities laws.

DESCRIPTION OF SHARE CAPITAL

General

Upon the closing of this offering, our authorized share capital will consist of an unlimited number of common shares and an unlimited number of Class A Shares, each without par value. At December 31, 2021, we had 15,554,255 issued and outstanding common shares and 5,057 Class A Shares.

The following description of our share capital and provisions of our articles and Notice of Articles are summaries of material terms and provisions and are qualified by reference to our articles and Notice of Articles, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Shares

The holders of our common shares are entitled to one vote for each share held at any meeting of shareholders. The holders of our common shares are entitled to receive dividends as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets. There are no pre-emptive, redemption, purchase or conversion rights attaching to our common shares. There are no sinking fund provisions applicable to our common shares. The common shares offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Class A Shares

We are authorized to issue an unlimited number of Class A Shares. The Class A Shares do not have any special rights or restrictions attached. As of December 31, 2021, there were 5,057 Class A Shares issued and outstanding.

Warrants to be issued in this Offering

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability.    The warrants are exercisable at a purchase price of $1.92 per common share immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of our common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after giving effect to the exercise (or, upon election by a holder prior to the issuance of any warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.    In the event that a registration statement covering common shares underlying the warrants, is not available for the issuance of such common shares underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common shares underlying the Warrants.

Certain Adjustments.    The exercise price and the number of common shares purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common shares.

Transferability.    Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Fundamental Transactions.    If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our common shares are permitted to sell, tender or exchange their common shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding common shares, (4) we effect any reclassification or recapitalization of our common shares or any compulsory share exchange pursuant to which our common shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding common shares, each a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.    Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holder of a warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Beneficial Ownership Limitation.    A holder’s exercise shall be limited to 4.99% of our outstanding common shares (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of the common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise. The holder, upon notice to us, may increase or decrease the beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of the common shares outstanding immediately after giving effect to the issuance of common shares upon exercise of the warrant held by the holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company.

Governing Law.    The warrants are governed by New York law.

Other Outstanding Warrants

At December 31, 2021, we had outstanding warrants, including our Unit A Warrants, to purchase an aggregate of 4,486,130 common shares with an exercise price range from $4.71 per share to $7.50 per share. These warrants have expiration dates ranging from January 20, 2022 to January 20, 2026. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

Stock Options

Pursuant to the policies of Nasdaq, we may grant incentive stock options to our officers, directors, employees and consultants. Our 2017 Plan is a rolling stock option plan whereby we can issue a number of options to purchase up to 15% of our issued and outstanding common shares. Options have a maximum term of ten years and vesting is determined by our board of directors.

During the nine months ended September 30, 2021, 960,224 stock options were granted. During the nine months September 30, 2021, we recorded share-based compensation of $1,403,132 relating to options vested during the year.

During the year ended December 31, 2020, we granted stock options to purchase a total of 470,083 common shares with a fair value of $906,618 (or $1.93 per option). During the year ended December 31, 2020, we recorded share-based compensation of $1,049,135 relating to options vested during the year.

During the year ended December 31, 2019, we granted stock options to purchase a total of 482,500 common shares with a fair value of $1,299,816 (or $2.69 per option). During the year ended December 31, 2019, we recorded share-based compensation of $632,542 relating to options vested during the year.

During the year ended December 31, 2018, we granted stock options to purchase a total of 72,284 common shares with a fair value of $264,932 (or $3.67 per option). During the year ended December 31, 2018, we recorded share-based compensation of $502,034 relating to options vested during the year.

As of December 31, 2021, we had outstanding incentive stock options to purchase an aggregate of 1,941,769 common shares.

Certain Important Provisions of our Articles and the Business Corporations Act (British Columbia)

The following is a summary of certain important provisions of our articles and certain related sections of the Business Corporations Act (British Columbia), or the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the BCBCA.

Stated Objects or Purposes

Our articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Power to vote on matters in which a director is materially interested.    Under the BCBCA a director who has a material interest in a contract or transaction, whether made or proposed, that is material to us, must disclose such interest to us, subject to certain exceptions such as if the contract or transaction: (i) is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director for our benefit or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of our company or of one of our affiliates; (iv) relates to a loan to our company while the director is the guarantor of some or all of the loan; or (v) is with a corporation that is affiliated to us while the director is also a director or senior officer of that corporation or an affiliate of that corporation.

A director who holds such disclosable interest in respect of any material contract or transaction into which we have entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors are also required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest.

Directors’ power to determine the remuneration of directors.    The remuneration of our directors is determined by our directors subject to our articles. The remuneration may be in addition to any salary or other remuneration paid to any of our employees (including executive officers) who are also directors.

Number of shares required to be owned by a director.    Neither our articles nor the BCBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.

Shareholder Meetings

Subject to applicable stock exchange requirements, we must hold a general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in or outside British Columbia.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business must be sent to each shareholder entitled to attend the meeting and to each director not less than 21 days prior to the meeting for so long as we are a public company. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

Subject to the special rights and restrictions attached to the shares or any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders, or one or more proxyholder(s) representing two shareholders, or one member and a proxyholder representing another shareholder. If there is only one shareholder, the quorum is one person present and being, or representing by proxy, such shareholder. If a quorum is not present within one-half hour of the time set for the holding of a meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting is a general meeting that was requisitioned by shareholders, in which case the meeting is dissolved.

Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of CAD$2,000 may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting in the prescribed form. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least two years before the date of signing the proposal.

We have included certain advance notice provisions with respect to the election of our directors in our articles. The advance notice provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the advance notice provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the advance notice provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders, or the Notice Date, is less than 40 days before the meeting date, not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

Limitation of Liability and Indemnification

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her in respect of any legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from us or from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, former directors or alternate directors (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Listing

Our common shares and our Unit A Warrants are listed on Nasdaq under the symbols “VS” and “VSSYW,” respectively.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for our common shares and the Unit A Warrants is Computershare, Inc., located at 8742 Lucent Boulevard, Suite 300, Highlands Ranch, Colorado 80129. The telephone number of Computershare, Inc. at such address is (303) 262-0705.

Ownership and Exchange Controls

There is no limitation imposed by Canadian law or by our articles on the right of a non-resident to hold or vote our common shares, other than discussed below.

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to challenge this type of acquisition by seeking a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period or issues an advance ruling certificate. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Investment Canada Act

The Investment Canada Act requires each “non Canadian” (as defined in the Investment Canada Act) who acquires “control” of an existing “Canadian business,” to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction under the Investment Canada Act. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an

investment in our common shares by a non-Canadian who is a World Trade Organization member country investor that is not a state-owned enterprise, including a United States investor would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value (as determined pursuant to the Investment Canada Act and its regulations) was equal to or greater than $1.075 billion (as of January 1, 2020). The enterprise value threshold for “trade agreement investors” that are not state-owned enterprises is $1.613 billion (as of January 1, 2020).

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. Generally, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the voting interests or a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

Under the national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government with respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada.” No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.” Review on national security grounds is at the discretion of the responsible ministers and may occur on a pre- or post-closing basis.

Certain transactions relating to our common shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national security review, including:

•        the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•        the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act if the acquisition is subject to approval under Canadian legislation relating to financial institutions; and

•        the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our common shares, remains unchanged.

Comparison of Shareholder Rights

We are a corporation governed by the BCBCA. The following discussion summarizes material differences between the rights of holders of our common shares and the rights of holders of the common share of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of British Columbia and Delaware. This summary is qualified in its entirety by reference to the DGCL, the BCBCA, and our articles.

	Delaware	British Columbia
Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and

Under the BCBCA and our articles, certain changes to our authorized share structure and the change of our name maybe approved by a resolution of the directors our company. Under the BCBCA and our articles, certain extraordinary company alterations, such as to continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business), liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Holders common shares vote together at all meetings of shareholders except meetings at which only holders of a particular class are entitled to vote.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Delaware	British Columbia

(v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCBCA.

Subject to applicable securities laws, which may impose certain “Issuer bid” or tender offer requirements, under the BCBCA, arrangements with shareholders, creditors and other persons are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.

	Delaware	British Columbia
Special Vote Required for Combinations with Interested Stockholders/ Shareholders

Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

	Delaware	British Columbia
Appraisal Rights; Rights to Dissent

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to (i) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction.

Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

Compulsory Acquisition

Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.

The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

	Delaware	British Columbia
Stockholder/ Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.

Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of the company that carry the right to vote at general meetings may call the meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render the company insolvent.

The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). Our company is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

	Delaware	British Columbia

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it. Our common shares are not subject to a right of redemption.

Vacancies on Board of Director

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Under the BCBCA and our articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors.

Under the BCBCA and our articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

Constitution and Residency Of Directors	The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.	The BCBCA does not place any residency restrictions on the boards of directors.
Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Our articles allow for the removal of a director by special resolution of the shareholders.

According to our articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or re- appointment.

	Delaware	British Columbia
Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may inspect the corporation’s books and records for a proper purpose.

Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders, to the extent permitted under our articles, and former directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors.

Public companies must allow all persons to inspect certain records of the company free of charge.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in the company’s articles, or (iii) if the company’s articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Our articles provide that certain changes to our share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of a directors’ resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

Our articles also provide that the shareholders may from time to time, by special resolution, make any alteration to our notice of articles and articles as permitted by the BCBCA.

	Delaware	British Columbia
Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; or (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her in respect of any legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from us or from an indemnifiable person, a court

	Delaware	British Columbia

may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.

Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends

	Delaware	British Columbia

credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Stockholder/ Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

	Delaware	British Columbia
Oppression Remedy

Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, there is no remedy under the DGCL that is comparable to the BCBCA’s oppression remedy.

The BCBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors are being or have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Under the BCBCA, once a class of preferred shares has been created, the board of directors may be authorized, without shareholder approval, but subject to the provisions of the articles and BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of the common shares. Under the BCBCA, each share of a series of shares must have the same special rights or restrictions as are attached to every other share of that series of shares. In addition, the special rights or restrictions attached to shares of a series of shares must be consistent with the special rights or restrictions attached to the class of shares of which the series of shares is part.

The BCBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

	Delaware	British Columbia
Advance Notification Requirements for Proposals of Stockholders/ Shareholders

Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of CAD$2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting in the prescribed form. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least two years before the date of signing the proposal.

If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.

In certain circumstances, the company may refuse to process a proposal.

We have included Advance Notice Provisions (as defined in the “Description of Share Capital” section above) in our articles. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time periods.

Shares Eligible for Future Sale

Future sales of substantial amounts of our common shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of common shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common shares in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our common shares and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 19,929,255 common shares outstanding, or 20,585,505 common shares outstanding if the underwriters exercise their option in full to purchase additional common shares, in each case excluding common shares issuable upon the exercise of the warrants sold in this offering. Of these, 16,176,346 common shares, or 16,832,596 common shares if the underwriters exercise their option in full, in each case excluding common shares issuable upon the exercise of the warrants sold in this offering to purchase additional common shares, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining common shares are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 90-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
16,176,346	On the date of this prospectus.
18,422,352	After 91 days from the date of this prospectus (subject, in some cases, to volume limitations).
19,929,255	After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

Lock-up Restrictions

We and each of our directors, executive officers, and certain of our shareholders, have agreed, without the prior written consent of the representatives of the underwriters, not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our common shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or securities convertible into or exercisable or exchangeable for common shares or any other securities of our company or publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting.”

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available.

A person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of common shares within any three-month period that does not exceed the greater of: (i) 1% of the number of our shares outstanding; and (ii) the average weekly trading volume of our common shares on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who acquired common shares from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 prior to our IPO is entitled to sell such shares in reliance on Rule 144 but without compliance with certain of the requirements contained in Rule 144. Accordingly, subject to any applicable lock-up restrictions, under Rule 701 persons who are not our affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our affiliates may resell those shares without compliance with Rule 144’s minimum holding period requirements.

Canadian Resale Restrictions

Any sale of any of our shares which constitutes a “control distribution” under Canadian securities laws (generally a sale by a person or a group of persons holding more than 20% of our outstanding voting securities) will be subject to restrictions under Canadian securities laws in addition to those restrictions noted above, unless the sale is qualified under a prospectus filed with Canadian securities regulatory authorities, or if prior notice of the sale is filed with the Canadian securities regulatory authorities at least seven days before any sale and there has been compliance with certain other requirements and restrictions regarding the manner of sale, payment of commissions, reporting and availability of current public information about us and compliance with applicable Canadian securities laws.

Equity Incentive Plans

We have filed with the SEC a registration statement on Form S-8 under the Securities Act covering the common shares that are subject to outstanding options and other awards that may be granted pursuant to our equity incentive plans. Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up restrictions applicable to those shares.

Material United States Federal Income Tax Considerations for U.S. Holders

Subject to the limitations and qualifications stated herein, this discussion sets forth certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition by U.S. Holders (as defined below) of the units, with each unit consisting of one common share and one warrant, acquired pursuant to this offering, and the exercise, disposition and lapse of warrants acquired as part of the unit. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. Holders and does not address tax consequences to a non-U.S. Holder (as defined below) investing in our Units.

This discussion of a U.S. Holder’s tax consequences addresses only those persons that hold the units as capital assets and does not address the tax consequences to any special class of holders, including without limitation, holders (directly, indirectly or constructively) of 10% or more of our equity (based on value or voting power), dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, persons required to accelerate the recognition of any item of gross income with respect to the common shares as a result of such income being recognized on an applicable financial statement, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders that acquire units in connection with the exercise of employee stock options or otherwise as compensation for services and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, alternative minimum tax, the 3.8% Medicare contribution tax on net investment income or any state, local or non-U.S. tax laws on a holder of units. This discussion does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, U.S. federal estate and gift, alternative minimum, and non-U.S. tax consequences of the acquisition, ownership and disposition of the units.

This discussion also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada); (b) persons that use or hold, will use or hold, or that are or will be deemed to use or hold units in connection with carrying on a business in Canada; (c) persons whose units constitute “taxable Canadian property” under the Income Tax Act (Canada); or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of units acquired pursuant to this offering that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. The term “non-U.S. Holder” means any beneficial owner of units acquired pursuant to this offering that is not a U.S. Holder, a partnership (or an entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) or a person holding units through such an entity or arrangement.

If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds units, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold units should consult their own tax advisors. You are urged to consult your own independent tax advisor regarding the specific U.S. federal, state, local and non-U.S. income and other tax considerations relating to the acquisition, ownership and disposition of units.

U.S. Federal Income Tax Consequences of the Acquisition of Units

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a unit will be treated as the acquisition of one common share and one warrant. The purchase price for each unit will be allocated between these components in proportion to each component’s relative fair market value at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the common share and the warrant that comprise each unit.

For this purpose, the Company will allocate $1.59 of the purchase price for each unit to the common share and $0.01 of the purchase price for each unit to the warrant. A U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the common share and warrants that comprise each unit will be translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of purchase. However, the IRS will not be bound by such allocation of the purchase price for the units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the units.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

The following discussion is subject in its entirety to the rules described below under the heading “Passive Foreign Investment Company Considerations.”

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a warrant and related receipt of a common share (unless cash is received in lieu of the issuance of a fractional common share). A U.S. Holder’s initial tax basis in the common share received on the exercise of a warrant, as applicable, should be equal to the sum of (a) such U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such warrant (translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of exercise). A U.S. Holder’s holding period for the common share received on the exercise of a warrant should begin on the date that such warrant is exercised by such U.S. Holder.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant, as applicable, in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the applicable warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Warrants Without Exercise

Upon the lapse or expiration of a warrant, as applicable, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the applicable warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the applicable warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, as applicable, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or the Company’s assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders). Adjustments to the exercise price of the Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants generally should not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property.

(See more detailed discussion of the rules applicable to distributions made by the Company at “U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares — Cash Dividends and Other Distributions” below).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

Cash Dividends and Other Distributions

As described in the section entitled “Dividend Policy” above, we currently intend to retain any future earnings to fund business development and growth, and we do not expect to pay any dividends in the foreseeable future. However, to the extent there are any distributions (including constructive distributions) made with respect to our common shares (including common shares received upon the exercise of a warrant), subject to the PFIC rules discussed below, a U.S. Holder generally will be required to treat distributions received with respect to its common shares (including the amount of Canadian taxes withheld, if any) as dividend income to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in its common shares and, thereafter, as capital gain recognized on a sale or exchange on the day actually or constructively received by you (see “Sale or Disposition of Common Shares” below). There can be no assurance that we will maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution with respect to our common shares will constitute ordinary dividend income. Dividends paid on the common shares will not be eligible for the dividends received deduction allowed to U.S. corporations.

Dividends paid to a non-corporate U.S. Holder by a “qualified foreign corporation” may be subject to reduced rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a foreign corporation that is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year) if (i) its common shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. Our common shares are readily tradable on an established securities market in the United States, the OTCQB. We may also be eligible for the benefits of the Canada-U.S. Tax Convention. Accordingly, subject to the PFIC rules discussed below, we expect that a non-corporate U.S. Holder should qualify for the reduced rate on dividends so long as the applicable holding period requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

A U.S. Holder who pays (whether directly or through withholding) Canadian taxes with respect to dividends paid on our common shares may be entitled to receive either a deduction or a foreign tax credit for such Canadian taxes paid. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive category income.” However, if 50% or more of our equity (based on voting power or value) is treated as held by U.S. persons, we will be treated as a “United States-owned foreign corporation,” in which case dividends may be treated for foreign tax credit limitation purposes as “foreign source” income to the extent attributable to our non-U.S. source earnings and profits and as “U.S. source” income to the extent attributable to our U.S. source earnings and profits. Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Sale or Disposition of Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of its common shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of common shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the common shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in the common shares sold or otherwise disposed of determined in U.S. dollars.

Assuming we are not a PFIC and have not been treated as a PFIC during your holding period for our common shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the common shares have been held for more than one year. Under current law, long-term capital gains of non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any Canadian tax imposed on the disposition of a common share unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Passive Foreign Investment Company Considerations

Status as a PFIC

The rules governing PFICs can have adverse tax effects on U.S. Holders. We generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either: (1) 75% or more of our gross income consists of certain types of passive income, or (2) the average value (determined on a quarterly basis), of our assets that produce, or are held for the production of, passive income is 50% or more of the value of all of our assets.

For purposes of the PFIC provisions, “gross income” generally means sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

Additionally, if we are classified as a PFIC in any taxable year with respect to which a U.S. Holder owns common shares, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. Holder makes the “deemed sale election” described below.

We do not believe that we are currently a PFIC, and we do not anticipate becoming a PFIC in the foreseeable future. Notwithstanding the foregoing, the determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to depend, in part, upon (a) the market price of our common shares, which is likely to fluctuate, and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not currently a PFIC or that we will not become a PFIC in any future taxable year. Prospective investors should consult their own tax advisors regarding our potential PFIC status.

Under proposed Treasury Regulations, if the Company is a PFIC for any taxable year during which a U.S. Holder holds Warrants, gain recognized on the sale or other taxable disposition (other than by exercise) of the warrants by a U.S. Holder may be subject to the PFIC rules. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the application of the PFIC rules to the warrants and the ability to make a QEF election or mark-to-market election with respect to such warrants.

U.S. Federal Income Tax Treatment of a Shareholder of a PFIC

If we are classified as a PFIC for any taxable year during which a U.S. Holder owns common shares, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether we continue to be classified as a PFIC) with respect to (i) any “excess distributions” (generally, any distributions received by the U.S. Holder on its common shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for its common shares) and (ii) any gain realized on the sale or other disposition, including a pledge, of its common shares.

Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are classified as a PFIC will be taxed as ordinary income, (c) the amount allocated to each other taxable year during the U.S. Holder’s holding period in which we were classified as a PFIC (i) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (ii) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such other taxable year, and (d) loss recognized on the disposition of the common shares will not be deductible.

If we are classified as a PFIC, a U.S. Holder generally will be treated as owning a proportionate amount (by value) of stock or shares owned by us in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions we receive from, and dispositions we make of, the stock or shares of such subsidiaries. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a “deemed sale election”) to be treated for U.S. federal income tax purposes as having sold such U.S. Holder’s common shares on the last day our taxable year during which we were a PFIC. A U.S. Holder that makes a deemed sale election would then cease to be treated as owning stock in a PFIC by reason of ownership of our common shares. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

PFIC “Mark-to-Market” Election

In certain circumstances, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its common shares, provided that the common shares are “marketable.” Common shares will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the common shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our common shares are listed on the Nasdaq, each of which is a qualified exchange for these purposes. Consequently, if our common shares remain listed on the Nasdaq and are regularly traded, and you are a holder of common shares, we expect the mark-to-market election would be available to you if we are a PFIC. You should consult your own tax advisor as to the whether a mark-to-market election is available or advisable with respect to the common shares.

A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. Holder’s common shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in its common shares. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted tax basis in its common shares over the fair market value of its common shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income. A U.S. Holder that makes a mark-to-market election generally will adjust such U.S. Holder’s tax basis in its common shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Gains from an actual sale or other disposition of common shares in a year in which we are a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of common shares will be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

If we are classified as a PFIC for any taxable year in which a U.S. Holder owns common shares but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. The election cannot be revoked without the consent of the Internal Revenue Service, or IRS, unless the common shares cease to be marketable, in which case the election is automatically terminated.

A mark-to-market election is not permitted for the shares of any of our subsidiaries that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election.

PFIC “QEF” Election

In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by obtaining certain information from such PFIC and by making a QEF election to be taxed currently on its share of the PFIC’s undistributed income. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election with respect to common shares if we are classified as a PFIC.

PFIC Information Reporting Requirements

If we are a PFIC in any year, a U.S. Holder of common shares in such year will be required to file an annual information return on IRS Form 8621 regarding distributions received on such common shares and any gain realized on disposition of such common shares. In addition, if we are a PFIC, a U.S. Holder generally will be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of common shares. This new filing requirement is in addition to the pre-existing reporting requirements described above that apply to a U.S. Holder’s interest in a PFIC (which this requirement does not affect).

NO ASSURANCE CAN BE GIVEN THAT WE ARE NOT CURRENTLY A PFIC OR THAT WE WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

Reporting Requirements and Backup Withholding

Under U.S. federal income tax law and applicable Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless such U.S. Holder’s common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial.

Payments made within the United States or by a U.S. payor or U.S. middleman of (a) distributions on the common shares, and (b) proceeds arising from the sale or other taxable disposition of common shares generally may be subject to information reporting and backup withholding, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments may be exempt from the dividend withholding tax rules or otherwise eligible for a reduced withholding rate. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE UNITS.

Canadian Tax Implications For Non-Canadian Holders

The following summary describes, as of the date hereof, the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Canadian Tax Act”), (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, common shares in a business carried on in Canada; (5) has not entered into, with respect to the common shares, a “derivative forward agreement” as that term is defined in the Canadian Tax Act and (6) holds the common shares as capital property (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended (the “Canada-U.S. Tax Treaty”) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a subordinate voting share, unless the common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the NYSE and the TSX, unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of our capital stock, and (ii) more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of : (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Canadian Tax Act), (iii) “timber resource properties” (as defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, common shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose common shares may constitute “taxable Canadian property” should consult their own tax advisors.

UNDERWRITING

D.A. Davidson & Co. and H.C. Wainwright & Co., LLC are acting as joint book-running managers for this offering and as representatives of the underwriters in this offering. Subject to the terms and conditions of the underwriting agreement with the representatives, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Underwriter	Number of Units
D.A. Davidson & Co.	3,281,250
H.C. Wainwright & Co., LLC	1,093,750
Total	4,375,000

The underwriters are committed to purchase all the units offered by us other than those covered by the option to purchase additional securities described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the units covered by the underwriters’ option to purchase additional securities described below. The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts, Commissions and Expenses

The underwriters propose initially to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $0.06 per unit. If all of the units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus by filing of another post-effective amendment to the registration statement of which this prospectus forms a part.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the option we granted to the representatives of the underwriters.

	Per Unit	Total with no Option	Total with Full Option
Public offering price	$1.60	$7,000,000	$8,050,000
Underwriting discounts and commissions (7.5%)	$0.12	$525,000	$603,750
Proceeds, before expenses, to us	$1.48	$6,475,000	$7,446,250

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $375,000. We have also agreed to pay the representatives’ expenses relating to this offering, including the representatives’ reasonable out-of-pocket costs and expenses incident to the performance of its obligations under the underwriting agreement (including, without limitation, the reasonable fees and expenses of the representatives outside legal counsel up to $90,000 in the aggregate, unless we have agreed in advance to reimburse such costs and expenses in excess of $90,000).

Option to Purchase Additional Securities

We have granted the underwriters an option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase up to 656,250 additional common shares and/or warrants to purchase up to $1,050,000 in common shares from us. If the underwriters exercise all or part of this option, they will purchase common shares and/or warrants included in the units covered by the option at the public offering price per common share or warrant that appears on the cover page of this prospectus, less the underwriting discounts and commissions. If this option is exercised in full, the total price to the public will be $8,050,000 and the total net proceeds, before expenses, to us will be $7,446,250.

Representative’s Warrants

We have agreed to issue to D.A. Davidson & Co. the representative’s warrants to purchase up to 437,500 common shares. We are registering hereby the issuance of the representative’s warrants and the common shares issuable upon exercise of the representative’s warrants. The representative’s warrants are exercisable for cash or on a cashless basis in certain circumstances at a per common share exercise price equal to 120% of the public offering price per unit in the offering commencing 180 days after the effectiveness of the registration statement of which this prospectus forms a part and expiring on a date which is no more than five years from the effectiveness of the offering. Except as described above or as summarized below, the representative’s warrants will be in substantially the same form as the warrants included in this offering except that the representative’s warrants will expire on the fifth anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part. The representative’s warrants and the common shares underlying the representative’s warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. D.A. Davidson & Co. (or its permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate the representative’s warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the representative’s warrants or the underlying securities for a period of 180 days after the effective date. The representative’s warrants contain a customary one-time demand registration right at our expense that terminates on the fifth anniversary of the effective date of this registration statement of which this prospectus forms a part in accordance with FINRA Rule 5110(g)(8)(C) and “piggy back” registration rights at our expense that terminate on the seventh anniversary of the effective date of this registration statement of which this prospectus forms a part in accordance with FINRA Rule 5110(g)(8)(D). The exercise price and number of common shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying common shares will not be adjusted for issuances of common shares at a price below the warrant exercise price.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors have agreed, without the prior written consent of the representatives not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our common shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or securities convertible into or exercisable or exchangeable for common shares or any other securities of our company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 90 days from the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•        Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•        Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of their option to purchase additional securities. If the underwriters sell more securities than could be covered by exercise of option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common shares. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representatives may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Other Relationships

The representatives and their respective affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The units may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus and any amendment or supplement to this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The units have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

The validity of our common shares and certain other matters of Canadian law will be passed upon for us by Fasken Martineau DuMoulin, LLP, Vancouver, British Columbia. Certain matters of U.S. federal law will be passed upon for us by Pryor Cashman LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Troutman Pepper Hamilton Sanders LLP, Irvine, California with respect to U.S. law.

EXPERTS

Our audited consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018 included in this prospectus have been so included in reliance upon the report of Davidson & Company LLP, independent registered public accountants, upon the authority of the said firm as experts in accounting and auditing.

The historical consolidated financial statements of Xcite Interactive as of and for the years ended December 31, 2020 and December 31, 2019 included in this prospectus have been so included in reliance on the report of Ramirez Jimenez International CPAs, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of British Columbia. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

EXPENSES OF THE OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common shares being registered. All amounts listed below are estimates except the SEC registration fee, FINRA filing fee and The Nasdaq Capital Market listing fee. We will pay all of the expenses of this offering.

Item	Amount
SEC registration fee	$3,729
FINRA filing fee	6,348
Printing expenses	15,000
Legal fees and expenses	250,000
Accounting fees and expenses	85,000
Transfer Agent fees and expenses	5,000
Miscellaneous fees	9,923
Total	$375,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common shares offered hereby, please refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants, including Versus Systems Inc., that file electronically with the SEC. The SEC’s Internet website address is www.sec.gov.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. Although we are not required to prepare and issue quarterly reports as a foreign private issuer, we currently intend to file quarterly reports on Form 6-K with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and Section 16 short-swing profit reporting for our directors, officers and holders of more than 10% of our voting securities.

INDEX TO FINANCIAL STATEMENTS

VERSUS SYSTEMS INC.

XCITE INTERACTIVE, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of

Versus Systems Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Versus Systems Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of loss and comprehensive loss, changes in equity (deficit), and cash flows for the years ended December 31, 2020, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020, 2019 and 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2003.

/s/ DAVIDSON & COMPANY LLP
Chartered Professional Accountants
Vancouver, Canada November 29, 2021

Versus Systems Inc.
Consolidated Statements of Financial Position
(Expressed in United States Dollars)

	December 31, 2020	December 31, 2019	January, 1 2019
	($)	($)	($)
	(Note 2)	(Note 2)	(Note 2)
ASSETS
Current assets
Cash	2,283,262	76,373	24,922
Receivables (Note 4)	464,873	34,180	3,502
Deferred financing costs (Note 3 and 19)	398,276	—	—
Prepaids	18,225	21,558	45,718
	3,164,636	132,111	74,142
Restricted deposit (Note 5)	8,851	8,853	8,430
Deposits	98,393	99,998	99,909
Property and equipment (Note 6)	481,861	730,560	43,328
Intangible assets (Note 8)	1,737,416	2,140,375	2,471,001
Total Assets	5,491,157	3,111,897	2,696,810

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities (Note 9 and 12)	1,459,707	750,889	759,200
Notes payable (Note 10)	2,290,798	—	—
Lease liability (Note 17)	209,137	252,789	—
Current liabilities	3,959,642	1,003,678	759,200

Non-current liabilities
Lease liability (Note 17)	432,114	612,287	—
Notes payable (Note 10)	2,237,751	3,706,518	2,550,075
Total liabilities	6,629,507	5,322,483	3,309,275

Equity
Share capital (Note 11)
Common shares	82,046,673	74,639,357	68,602,732
Class “A” shares	28,247	28,247	28,247
Share subscriptions received in advance	—	230,947	—
Reserves (Note 11)	8,663,301	7,409,092	6,222,348
Cumulative translation adjustment	(86,609)	31,020	375,536
Deficit	(86,596,261)	(80,820,208)	(72,040,617)
	4,055,351	1,518,455	3,188,246
Non-controlling interest (Note 7)	(5,193,701)	(3,729,041)	(3,800,711)
Total Equity	(1,138,350)	(2,210,586)	(612,465)
Total Liabilities and Equity	5,491,157	3,111,897	2,696,810

The accompanying notes are an integral part of these consolidated financial statements.

Versus Systems Inc.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in United States Dollars)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
	($)	($)	($)
	(Note 2)	(Note 2)	(Note 2)
REVENUES	1,390,018	501,152	1,249
EXPENSES
Cost of Sales	—	—	131
Amortization (Note 6)	240,820	246,626	22,848
Amortization of intangible assets (Note 8)	1,272,435	1,907,306	2,285,449
Consulting fees (Note 12)	465,252	613,608	907,544
Foreign exchange loss	24,719	29,241	113,518
Office and miscellaneous expenses	255,863	320,318	658,450
Interest expense	173,975	169,834	59,867
Interest expense on lease obligations (Note 17)	60,112	78,674	—
Professional fees	780,534	335,851	479,421
Salaries and wages (Note 10 and 12)	2,564,830	2,451,627	1,599,066
Sales and marketing	486,249	593,462	153,707
Software and delivery costs	257,924	184,350	347,947
Share-based compensation (Note 11)	1,049,135	632,542	502,034
	(6,241,830)	(7,062,287)	(7,128,734)
Finance expense (Note 10)	(276,602)	(194,039)	(97,046)
Loss on disposal of marketable securities (Note 11)	(378,718)	—	—
Other (expense) income	(13,890)	—	940
Net loss	(6,911,040)	(7,256,326)	(7,224,840)

Net loss attributable to:
Shareholders	(5,776,053)	(5,177,257)	(3,569,942)
Non-controlling interest	(1,134,987)	(2,079,069)	(3,654,898)
	(6,911,040)	(7,256,326)	(7,224,840)

Other comprehensive loss:
Foreign currency transaction gain/(loss)	(447,302)	(266,408)	323,293
Total other comprehensive loss	(447,302)	(266,408)	323,293

Total other comprehensive loss attributable to:
Shareholders	(117,629)	(344,516)	93,695
Non-controlling interest	(329,673)	78,108	229,598
	(447,302)	(266,408)	323,293

Comprehensive loss attributable to:
Shareholders	(5,893,682)	(5,521,772)	(3,476,247)
Non-controlling interest	(1,464,660)	(2,000,962)	(3,425,300)
	(7,358,342)	(7,522,734)	(6,901,547)
Basic and diluted loss per common share attributable to Versus Systems Inc.	(0.59)	(0.74)	(0.66)
Weighted average common shares outstanding	9,724,701	7,032,150	5,398,325

The accompanying notes are an integral part of these consolidated financial statements.

Versus Systems Inc.
Consolidated Statement of Changes in Equity (Deficit)
(Expressed in United States Dollars)

	Number of Common Shares	Number of Class “A” Shares	Common Shares	Class “A” Shares	Reserves	Subscription Receivable	Currency Translation Adjustment	Deficit	Total Shareholders’ Equity	Non-controlling Interest	Total Equity
			($)	($)	($)	($)	($)	($)	($)	($)	($)
Balance at December 31, 2017 (Note 2)	4,797,431	5,057	65,837,818	28,247	5,181,266	—	281,841	(68,470,675)	2,858,497	(375,412)	2,483,085
Shares issued for warrant exercise	153,750	—	293,848	—	—	—	—	—	293,848	—	293,848
Shares issued in private placement	766,231	—	2,905,491	—	62,744	—	—	—	2,968,235	—	2,968,235
Share issuance costs	—	—	(434,425)	—	89,701	—	—	—	(344,723)	—	(344,723)
Contribution benefit	—	—	—	—	386,603	—	—	—	386,603	—	386,603
Performance warrants issued	—	—	—	—	107,819	—	—	—	107,819	—	107,819
Stock options granted	—	—	—	—	394,215	—	—	—	394,215	—	394,215
Currency translation adjustment	—	—	—	—	—	—	93,695	—	93,695	229,598	323,293
Comprehensive loss	—	—	—	—	—	—	—	(3,569,942)	(3,569,942)	(3,654,898)	(7,224,840)

Balance at December 31, 2018 (Note 2)	5,717,412	5,057	68,602,732	28,247	6,222,348	—	375,536	(72,040,617)	3,188,246	(3,800,711)	(612,465)

Shares issued in private placement	2,003,164	—	4,766,079	—	151,535	—	—	—	4,917,614	—	4,917,614
Share subscriptions received	—	—	—	—	—	230,947	—	—	230,947	—	230,947
Acquisition of Versus LLC	576,834	—	1,410,581	—	119,122	—	—	(3,602,335)	(2,072,632)	2,072,632	—
Share issuance costs	—	—	(492,151)	—	62,498	—	—	—	(429,653)	—	(429,653)
Contribution benefit	—	—	—	—	223,913	—	—	—	223,913	—	223,913
Exercise of warrants	154,990	—	343,703	—	(6,220)	—	—	—	337,483	—	337,483
Performance warrants issued	—	—	—	—	9,756	—	—	—	9,756	—	9,756
Exercise of options	3,125	—	8,413	—	(6,401)	—	—	—	2,012	—	2,012
Stock-based compensation	—	—	—	—	632,542	—	—	—	632,542	—	632,542
Currency translation adjustment	—	—	—	—	—	—	(344,516)	—	(344,516)	78,108	(266,408)
Comprehensive loss	—	—	—	—	—	—	—	(5,177,257)	(5,177,257)	(2,079,069)	(7,256,326)

Balance at December 31, 2019 (Note 2)	8,455,525	5,057	74,639,357	28,247	7,409,092	230,947	31,020	(80,820,208)	1,518,455	(3,729,041)	(2,210,586)

Shares issued in private placement	947,532	—	2,870,313	—	42,164	—	—	—	2,912,478	—	2,912,478
Share subscriptions received	—	—	230,947	—	—	(230,947)	—	—	—	—	—
Contribution benefit	—	—	—	—	170,329	—	—	—	170,329	—	170,329
Exercise of warrants	1,056,143	—	3,542,474	—	—	—	—	—	3,542,474	—	3,542,474
Shares issued for services and investment	270,636	—	753,583	—	—	—	—	—	753,583	—	753,583
Exercise of options	3,750	—	9,999	—	(7,419)	—	—	—	2,580	—	2,580
Stock-based compensation	—	—	—	—	1,049,135	—	—	—	1,049,135	—	1,049,135
Cumulative translation adjustment	—	—	—	—	—	—	(117,629)	—	(117,629)	(329,673)	(447,302)
Loss and comprehensive loss	—	—	—	—	—	—	—	(5,776,053)	(5,776,053)	(1,134,987)	(6,911,040)

Balance at December 31, 2020 (Note 2)	10,733,586	5,057	82,046,673	28,247	8,663,301	—	(86,609)	(86,596,261)	4,055,351	(5,193,701)	(1,138,350)

The accompanying notes are an integral part of these consolidated financial statements.

Versus Systems Inc.
Consolidated Statements of Cash Flows
(Expressed in United States Dollars)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
	($)	($)	($)
	(Note 2)	(Note 2)	(Note 2)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Loss for the year	(6,911,040)	(7,256,326)	(7,224,840)
Items not affecting cash:
Amortization (Note 6)	17,937	21,453	17,620
Amortization of intangible assets (Note 8)	1,272,435	1,907,306	2,285,449
Amortization of right-of-use assets (Note 6)	240,820	246,626	—
Shares issued for services (Note 11)	242,023	—	—
Finance expense	276,602	194,039	97,046
Interest expense	62,076	206,193	—
Loss on sale of investment	378,718	—	—
Factoring fees	38,727	—	—
Effect of foreign exchange	(410,189)	(68,675)	109,469
Forgiveness on government loan (Note 10)	(448,504)	—	—
Share-based compensation	1,049,135	632,542	502,034
Changes in non-cash working capital items:
Receivables	(430,693)	(30,679)	4,652
Prepaids and deposits	3,332	24,161	(15,224)
Accounts payable and accrued liabilities	381,854	(8,311)	376,697
Cash used in operating activities	(4,236,767)	(4,131,672)	(3,847,097)
FINANCING ACTIVITIES
Proceeds from notes payable	968,674	2,027,457	2,334,740
Proceeds from government PPP loan (Note 10)	638,905	—	—
Repayment of notes payable	(258,661)	(968,587)	—
Proceeds from share issuances, net	6,425,288	5,118,196	3,199,339
Payments for lease liabilities	(305,493)	(270,668)	(434,425)
Receivable factoring costs	(38,727)	—	—
Proceeds from subscriptions received in advance	—	230,947	—
Deferred financing costs	(81,424)	(492,151)	—
Cash provided by financing activities	7,388,562	5,645,194	5,099,654
INVESTING ACTIVITIES
Proceeds from sale of investments	141,928	—	—
Development of intangible assets	(1,086,834)	(1,462,071)	(1,390,683)
Purchase of equipment	—	—	(20,878)
Cash used in investing activities	(944,906)	(1,462,071)	(1,411,561)
Change in cash during the year	2,206,889	51,451	(159,004)
Cash – Beginning of year	76,373	24,922	183,926
Cash – End of year	2,283,262	76,373	24,922
Supplemental Cash Flow Information (Note 16)

The accompanying notes are an integral part of these consolidated financial statements.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

1. NATURE OF OPERATIONS AND GOING CONCERN

Versus Systems Inc. (the “Company”) was continued under the Business Corporations Act (British Columbia) effective January 2, 2007. The Company’s head office and registered and records office is 1558 West Hastings Street, Vancouver, BC, V6C 3J4, Canada. The Company is traded on the Canadian Securities Exchange (“CSE”) under the symbol “VS” and on the OTCQB market under the trading symbol “VRSSF”. Subsequent to December 31, 2020 the Company voluntarily delisted from the CSE. On November 20, 2020, the Company filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission. The proposed offering contemplated by the registration statement is an initial public offering in the United States of the Company’s units, each unit consisting of one common share in the capital of the Company and two warrants, each to purchase one additional common share in the capital of the Company. The offering was finalized in January 2021 (Note 19). During the year ended December 31, 2020, the Company completed a one-for-16 reverse stock split of the Company’s common shares. All share and per share data are presented to reflect the reverse share split on a retroactive basis.

The Company is engaged in the technology sector and is developing a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players.

These consolidated financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future. As of December 31, 2020, the Company has not achieved positive cash flow from operations and is not able to finance day to day activities through operations. Subsequent to year end, the Company completed a public offering with total proceeds of approximately $11 million. The Company estimates that it has adequate financial resources for the next twelve months. The Company’s continuation as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and/or raise equity capital or borrowings sufficient to meet current and future obligations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These adjustments could be material.

COVID-19 Pandemic

In March 2020 the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn.

Although it is not possible to reliably estimate the length or severity of these developments and their financial impact to the date of approval of these financial statements, these conditions could have a significant adverse impact on the Company’s financial position and results of operations for future periods.

2. BASIS OF PRESENTATION

Statement of compliance

These consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards (collectively, “IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

These consolidated financial statements were authorized for issue by the Board of Directors on November 29, 2021.

Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis, except for financial instruments measured at their fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Functional and presentation currency

These consolidated financial statements are presented in United States dollars, unless otherwise noted. The Canadian dollar is the functional currency of the Company and its subsidiaries.

Presentation currency

The Company changed its presentation currency to United States dollars (“US$”) from Canadian dollars (“C$”). The Company has determined that this change in presentation currency better reflects the Company’s current activities, increases the comparability to peer companies, and enhances the relevance of the financial statements to users. The Company applied the change in presentation currency retrospectively and restated the financial information as if the presentation currency had always been US$, in accordance with International Accounting Standard (“IAS”) 21, The Effects of Changes in Foreign Exchange Rates, and IAS 8, Accounting Policies, Changes in Accounting Estimates and Error.

The financial statements of entities with the functional currency of C$ have been translated into US$ in accordance with IAS 21 as follows:

•        Assets and liabilities previously presented in C$ were translated into US$ using period end exchange rates;

•        The balance of equity as at January 1, 2019 and all equity transactions incurred after January 1, 2019 were translated using exchange rates in effect on the date transactions occurred;

•        Other components of equity, including reserves and deficit, were translated using the historical exchange rates in effect on the date transactions occurred;

•        The consolidated statements of loss and comprehensive loss were translated using the average foreign exchange rates in effect during those years; and

•        The resulting foreign currency exchange differences were recorded to the foreign currency translation reserve.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

In preparing its opening statement of financial position, the Company has restated the amounts reported previously in C$ to US$ as detailed below:

Consolidated statement of financial position — as at January 1, 2019

	Previously reported in C$	Restated USD
Assets
Total current assets	101,150	74,142
Total non-current assets	3,577,990	2,622,668
Total assets	3,679,140	2,696,810

Liabilities
Total current liabilities	1,035,744	795,200
Total non-current liabilities	3,478,956	2,550,075
Total liabilities	4,514,700	3,309,275

Equity
Share capital – common shares	91,723,017	68,602,732
Share capital – Class “A’ shares	37,927	28,247
Reserves	8,270,190	6,222,348
Cumulative translation adjustment	—	375,536
Deficit	(94,973,085)	(72,040,617)
	5,058,049	3,188,246
Non-controlling interest	(5,893,609)	(3,800,711)

Total Equity	(835,560)	(612,465)

Total liabilities and equity	3,679,140	2,696,810

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

Consolidated statement of financial position — as at December 31, 2019

	Previously reported in C$	Restated USD
Assets
Total current assets	171,612	132,111
Total non-current assets	3,870,742	2,979,786
Total assets	4,042,354	3,111,897

Liabilities
Total current liabilities	1,303,778	1,003,678
Total non-current liabilities	5,608,794	4,318,805
Total liabilities	6,912,572	5,322,483

Equity
Share capital – common shares	99,505,558	74,639,357
Share capital – Class “A’ shares	37,927	28,247
Share subscriptions received in advance	300,000	230,947
Reserves	9,832,386	7,409,092
Cumulative translation adjustment	—	31,020
Deficit	(106,521,639)	(80,820,208)
	3,154,232	1,518,455
Non-controlling interest	(6,024,450)	(3,729,041)

Total Equity	(2,870,218)	(2,210,586)

Total liabilities and equity	4,042,354	3,111,897

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

Consolidated statement of financial position — as at December 31, 2020

	Previously reported in C$	Restated USD
Assets
Total current assets	4,110,862	3,164,636
Total non-current assets	3,022,150	2,326,521
Total assets	7,133,012	5,491,157

Liabilities
Total current liabilities	5,142,241	3,959,642
Total non-current liabilities	3,468,154	2,669,865
Total liabilities	8,610,395	6,629,507

Equity
Share capital – common shares	108,788,385	82,046,673
Share capital – Class “A’ shares	37,927	28,247
Reserves	11,513,554	8,663,301
Cumulative translation adjustment	—	(86,609)
Deficit	(114,270,214)	(86,596,261)
	6,069,652	4,055,351
Non-controlling interest	(7,547,035)	(5,193,701)

Total Equity	(1,477,383)	(1,138,350)

Total liabilities and equity	7,133,012	5,491,157

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

Consolidated statement of loss and comprehensive loss — year ended December 31, 2018

	Previously reported in C$	Restated USD
	December 31, 2018	December 31, 2018
	($)	($)
SALES
Sales	1,620	1,249

EXPENSES
Cost of sales	170	131
Amortization	29,642	22,848
Amortization of intangible assets	2,965,035	2,285,449
Consulting fees	1,177,405	907,544
Foreign exchange loss	147,273	113,518
Office and miscellaneous expense	854,242	658,451
Interest expense	77,669	59,867
Professional fees	621,979	479,421
Salaries and wages	2,074,554	1,599,066
Sales and marketing	199,412	153,707
Software and delivery costs	451,410	347,947
Share-based compensation	651,316	502,034
Operating Loss	(9,248,487)	(7,128,734)

Other income	1,219	940
Finance expense	(125,903)	(97,046)
Loss for the year	(9,373,171)	(7,224,840)

Loss attributable to:
Shareholders	(4,631,477)	(3,569,942)
Non-controlling interest	(4,741,694)	(3,654,898)
	(9,373,171)	(7,224,840)

Other comprehensive loss:
Foreign currency transaction loss	—	323,293
Total other comprehensive loss	—	323,293

Total other comprehensive loss attributable to:
Shareholders	—	93,695
Non-controlling interest	—	229,588
	—	323,293
Comprehensive loss for the year attributable to:
Shareholders	(4,631,477)	(3,476,247)
Non-controlling interest	(4,741,694)	(3,425,300)
	(9,373,171)	(6,901,547)
Basic and diluted loss per common share:
Shareholders	(0.86)	(0.66)

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

Consolidated statement of loss and comprehensive loss — year ended December 31, 2019

	Previously reported in C$	Restated USD
	December 31, 2019	December 31, 2019
	($)	($)
REVENUES	664,922	501,152

EXPENSES
Amortization	327,221	246,626
Amortization of intangible assets	2,530,590	1,907,306
Consulting fees	814,128	613,608
Foreign exchange loss	38,797	29,241
Office and miscellaneous expenses	424,992	320,318
Interest expense	225,334	169,834
Interest expense on lease obligations	104,384	78,674
Professional fees	445,603	335,851
Salaries and wages	3,252,789	2,451,627
Sales and marketing	787,398	593,462
Software and delivery costs	244,594	184,350
Share-based compensation	839,249	632,542
	(9,370,157)	(7,062,287)

Other income
Finance expense	(257,448)	(194,039)
Loss for the year	(9,627,605)	(7,256,326)

Net loss attributable to:
Shareholders	(6,869,121)	(5,177,257)
Non-controlling interest	(2,758,484)	(2,079,069)
	(9,627,605)	(7,256,326)

Other comprehensive loss:
Foreign currency transaction loss	—	(266,408)
Total other comprehensive loss	—	(266,408)

Total other comprehensive loss attributable to:
Shareholders	—	(344,516)
Non-controlling interest	—	78,103
	—	(266,408)
Comprehensive loss for the year attributable to:
Shareholders	(6,869,121)	(5,521,772)
Non-controlling interest	(2,758,484)	(2,000,962)
	(9,627,605)	(7,522,734)
Basic and diluted loss per common share attributable to Versus Systems Inc.	(0.98)	(0.74)

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

Consolidated statement of loss and comprehensive loss — year ended December 31, 2020

	Previously reported in C$	Restated USD
	December 31, 2020	December 31, 2020
	($)	($)
REVENUES
Revenues	1,864,709	1,390,018
Cost of revenues	—	—
Gross Margin	1,864,709	1,390,018

EXPENSES
Amortization	323,060	240,820
Amortization of intangible assets	1,706,972	1,272,435
Consulting fees	624,136	465,252
Foreign exchange loss	33,160	24,719
Office and miscellaneous expenses	343,240	255,863
Interest expense	233,388	173,975
Interest expense on lease obligations	80,640	60,112
Professional fees	1,047,086	780,534
Salaries and wages	3,440,720	2,564,830
Sales and marketing	652,303	486,249
Software delivery costs	346,005	257,924
Share-based compensation	1,407,414	1,049,135
	(8,373,415)	(6,241,830)

Finance expense	(371,061)	(276,602)
Loss on disposal of marketable securities	(508,050)	(378,718)
Other expense	(18,634)	(13,890)
Net loss	(9,271,160)	(6,911,040)

Net Loss attributable to:
Shareholders	(7,748,575)	(5,776,053)
Non-controlling interest	(1,522,585)	(1,134,987)
	(9,271,160)	(6,911,040)
Other comprehensive loss:
Foreign currency transaction loss	—	(447,302)
Total other comprehensive loss	—	(447,302)

Total other comprehensive loss attributable to:
Shareholders	—	(117,629)
Non-controlling interest	—	(329,673)
	—	(447,302)
Comprehensive loss for the year attributable to:
Shareholders	(7,748,575)	(5,893,682)
Non-controlling interest	(1,522,585)	(1,464,660)
	(9,271,160)	(7,358,342)
Basic and diluted net loss per common share attributable to Versus Systems Inc.	(0.84)	(0.59)

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

Consolidated statements of cash flows — year ended December 31, 2018

	Previously reported in C$	Restated USD
Net cash used in operating activities	(5,075,945)	(3,847,097)
Net cash used in investing activities	(1,842,690)	(1,411,561)
Net cash used in financing activities	6,721,893	5,099,654
Change in cash, during the year	(196,742)	(159,004)
Cash, beginning of the year	230,742	183,926
Cash, end of the year	34,000	24,922

Consolidated statements of cash flows — year ended December 31, 2019

	Previously reported in C$	Restated USD
Net cash used in operating activities	(5,467,875)	(4,131,672)
Net cash used in investing activities	(1,939,858)	(1,462,071)
Net cash used in financing activities	7,472,942	5,645,194
Change in cash, during the year	65,209	51,451
Cash, beginning of the year	34,000	24,922
Cash, end of the year	99,209	76,373

Consolidated statements of cash flows — year ended December 31, 2020

	Previously reported in C$	Restated USD
Net cash used in operating activities	(5,093,562)	(4,236,767)
Net cash used in investing activities	(1,221,401)	(944,906)
Net cash used in financing activities	9,181,711	7,388,562
Change in cash, during the year	2,866,748	2,206,889
Cash, beginning of the year	99,209	76,373
Cash, end of the year	2,965,957	2,283,262

Basis of consolidation

These consolidated financial statements include the accounts of Versus Systems Inc. and its subsidiaries, from the date control was acquired. Control exists when the Company possesses power over an investee, has exposure to variable returns from the investee and has the ability to use its power over the investee to affect its returns. All inter-company balances and transactions, and any unrealized income and expenses arising from inter-company transactions, are eliminated on consolidation. For partially owned subsidiaries, the interest attributable to non-controlling shareholders is reflected in non-controlling interest. Adjustments to non-controlling interest are accounted for as transactions with owners and adjustments that do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

Name of Subsidiary	Place of Incorporation	Proportion of Ownership Interest	Principal Activity
Versus Systems (Holdco) Inc.	United States of America	66.8%	Holding Company
Versus Systems UK, Ltd	United Kingdom	66.8%	Sales Company
Versus LLC	United States of America	66.8%	Technology Company

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

Significant Accounting Judgments, Estimates and Assumptions

The preparation of these consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements. Estimates and assumptions are continually evaluated and are based on historical experience and management’s assessment of current events and other facts and circumstances that are considered to be relevant. Actual results could differ from these estimates.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting year, that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

i)       Deferred income taxes

Deferred tax assets, including those arising from un-utilized tax losses, require management to assess the likelihood that the Company will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. In addition, future changes in tax laws could limit the ability of the Company to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

ii)      Economic recoverability and probability of future economic benefits of intangible assets

Management has determined that intangible asset costs which were capitalized may have future economic benefits and may be economically recoverable. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefits including anticipated cash flows and estimated economic life.

iii)    Valuation of share-based compensation

The Company uses the Black-Scholes Option Pricing Model for valuation of share-based compensation. Option pricing models require the input of subjective assumptions including expected price volatility, interest rate, and forfeiture rate. Changes in the input assumptions can materially affect the fair value estimate and the Company’s earnings and equity reserves.

iv)     Depreciation and Amortization

The Company’s intangible assets and equipment are depreciated and amortized on a straight-line basis, taking into account the estimated useful lives of the assets and residual values. Changes to these estimates may affect the carrying value of these assets, net loss, and comprehensive income (loss) in future periods.

v)      Determination of functional currency

The functional currency of the Company and its subsidiaries is the currency of the primary economic environment in which each entity operates. Determination of the functional currency may involve certain judgments to determine the primary economic environment. The functional currency may change if there is a change in events and conditions which determines the primary economic environment.

vi)     Revenue Recognition

The Company’s contracts with customers may include promises to transfer multiple products and services. For these contracts, the Company accounts for individual performance obligations separately if they are capable of being distinct and distinct within the context of the contract. Determining whether products and services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the stand-alone selling price, for each distinct performance obligation.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES

Basic and diluted loss per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during the reporting periods. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods. Potentially dilutive options and warrants excluded from diluted loss per share totaled 4,671,713 (2019 — 3,656,318) as they were anti-dilutive.

Property and Equipment

Property and equipment is recorded at cost less accumulated amortization and any impairments. Amortization is calculated based on the estimated residual value and estimated economic life of the specific assets using the straight-line method over the period indicated below:

Asset	Rate
Computers	Straight line, 3 years
Right of use assets	Shorter of useful life or lease term

Financial instruments

Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”), or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or the Company has opted to measure them at FVTPL.

The following table shows the classification of financial instruments:

Financial assets/liabilities	Classification
Cash	FVTPL
Receivables	Amortized cost
Restricted deposit	Amortized cost
Deposit	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Notes payable	Amortized cost

Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in profit or loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in profit or loss in the period in which they arise.

Impairment of financial assets at amortized cost

An ‘expected credit loss’ impairment model applies which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period.

In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in profit or loss.

As of December 31, 2020, the Company does not have any derivative financial assets and liabilities.

Intangible assets excluding goodwill

Intangible assets acquired separately are carried at cost at the time of initial recognition. Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date. Expenditure on research activities is recognized as an expense in the period in which it is incurred.

Intangibles with a finite useful life are amortized and those with an indefinite useful life are not amortized. The useful life is the best estimate of the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. The useful life is based on the duration of the expected use of the asset by the Company and the legal, regulatory or contractual provisions that constrain the useful life and future cash flows of the asset, including regulatory acceptance and approval, obsolescence, demand, competition and other economic factors. If an income approach is used to measure the fair value of an intangible asset, the Company considers the period of expected cash flows used to measure the fair value of the intangible asset, adjusted as appropriate for Company-specific factors discussed above, to determine the useful life for amortization purposes. If no regulatory, contractual, competitive, economic or other factors limit the useful life of the intangible to the Company, the useful life is considered indefinite.

Intangibles with a finite useful life are amortized on the straight-line method unless the pattern in which the economic benefits of the intangible asset are consumed or used up are reliably determinable. The Company evaluates the remaining useful life of intangible assets each reporting period to determine whether any revision to the remaining

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

useful life is required. If the remaining useful life is changed, the remaining carrying amount of the intangible asset will be amortized prospectively over the revised remaining useful life. The Company’s intangible asset is amortized on a straight-line basis over 3 years. In the year development costs are incurred, amortization is based on a half year.

Deferred Financing Costs

Deferred financing costs consist primarily of direct incremental costs related to the Company’s public offering of its common stock, which was completed in January 2021 (See Note 19). Upon completion of the Company’s public offering any deferred cost will be offset against the proceeds of the offering. The Company incurred $398,276 of deferred financing cost during the year ended December 31, 2020.

Impairment of intangible assets excluding goodwill

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following have been demonstrated:

(a)     the technical feasibility of completing the intangible asset so that it will be available for use or sale;

(b)    the intention to complete the intangible asset and use or sell it;

(c)     the ability to use or sell the intangible asset;

(d)    how the intangible asset will generate probable future economic benefits;

(e)     the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

(f)     the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible assets is the sum of the costs incurred from the date when the intangible assets first meet the recognition criteria listed above. If no future economic benefit is expected before the end of the life of assets, the residual book value is expensed. Subsequent to initial recognition, internally-generated intangible assets are reported at cost. Where no internally-generated intangible asset can be recognized, development costs are recognized as an expense in the period in which it is incurred.

At the end of each reporting period, the Company reviews the carrying amounts of its intangible assets to determine whether there is any indication that those assets have suffered impairment losses. If any such indication exists, the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs is estimated in order to determine the extent of the impairment losses (if any).

Where a reasonable and consistent basis of allocation can be identified, corporate assets (assets other than goodwill that contribute to the future cash flows of both the CGU under review and other CGUs) are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Where impairment losses subsequently reverse, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment losses been recognized for the asset (or CGU) in prior years. A reversal of impairment losses is recognized immediately in profit or loss.

Income taxes

Tax expense recognized in profit or loss comprises the sum of current tax and deferred tax not recognized in other comprehensive income or directly in equity.

Current Income Tax

Current income tax assets and/or liabilities comprise those claims from, or obligations to, fiscal authorities relating to the current or prior reporting periods that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax

Deferred income taxes are calculated based on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income. Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

Leases

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Company. Assets and liabilities arising from a lease are initially measured on a present value basis. Right-of-use assets are measured at cost comprising the following:

•        the amount of the initial measurement of lease liability;

•        any lease payments made at or before the commencement date less any lease incentives received;

•        any initial direct costs; and

•        restoration costs.

The Company assesses whether a contract is or contains a lease, at inception of a contract. The Company recognizes a right-of-use asset and a corresponding lease liability with respect to all lease agreements in which it is the lessee. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The lease liability is subsequently measured by increasing its carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect lease payments made. The right-of-use asset is depreciated over the shorter of the lease term and the useful life of the underlying asset. The Company applies IAS 36, Impairment of Assets, to determine whether the asset is impaired and account for any identified impairment loss.

As a practical expedient, IFRS 16 permits a lease not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has not used this practical expedient, and accordingly allocates the consideration in the contract to lease and non-lease components based on the stand-alone price of the lease component and aggregate stand-alone price of the non-lease components.

Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognized as an expense in the period in which the event or condition that triggers those payments occurs and are presented as such in profit or loss.

Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Government grant

Government grant is recognized when there is reasonable assurance that the Company will comply with any conditions attached to the grant and the grant will be received. Government grant is recognized in profit or loss to offset the corresponding expenses on a systematic basis over the periods in which the Company recognizes expenses for the related costs for which the grants are intended to compensate, which in the case of grants related to assets requires setting up the grant as deferred income or deducting it from the carrying amount of the asset.

Non-controlling interest

Non-controlling interest in the Company’s less than wholly owned subsidiary is classified as a separate component of equity. On initial recognition, non-controlling interest is measured at the fair value of the non-controlling entity’s contribution into the related subsidiary. Subsequent to the original transaction date, adjustments are made to the carrying amount of non-controlling interest for the non-controlling interest’s share of changes to the subsidiary’s equity.

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control are recorded as equity transactions. The carrying amount of non-controlling interest is adjusted to reflect the change in the non-controlling interest’s relative interest in the subsidiary, and the difference between the adjustment to the carrying amount of non-controlling interests and the Company’s share of proceeds received and/or consideration paid is recognized directly in equity and attributed to owners of the Company.

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the most easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value of the common shares issued in private placements is determined to be the more easily measurable component and are valued at their fair value. The balance, if any, is allocated to the attached warrants. Any fair value attributed to the warrants is recorded as warrant reserve. If the warrants are exercised, the related amount is reclassified as share capital. If the warrants expire unexercised, the related amount remains in the warrant reserve.

Share-based Compensation

The Company grants stock options to acquire common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes, or provides services similar to those performed by an employee.

The fair value of stock options is measured on the date of grant, using the Black-Scholes option pricing model, and is recognized over the vesting period. Consideration paid for the shares on the exercise of stock options is credited to capital stock.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment.

Otherwise, share-based payments are measured at the fair value of goods or services received.

Revenue recognition

In general, the Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Company, where there is evidence of an arrangement, when the selling price is fixed or determinable, and when specific criteria have been met or there are no significant remaining performance obligations for each of the Company’s activities as described below. Foreseeable losses, if any, are recognized in the year or period in which the loss is determined.

The Company earns revenue in two primary ways: 1) development and maintenance of custom-built software or other professional services, or 2) the sale of advertising.

The Company recognizes revenues received from the development and maintenance of custom-built software and other professional services provided upon the satisfaction of its performance obligation in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Performance obligations can be satisfied either at a single point in time or over time. For those performance obligations that are satisfied at a single point in time, the revenue is recognized at that time. For each performance obligation satisfied over time, the Company recognizes revenue by measuring the progress toward complete satisfaction of that performance obligation.

For revenues received from the sales of advertising, the Company is deemed the agent in its revenue agreements. The Company does not own or obtain control of the digital advertising inventory. The Company recognizes revenues upon the achievement of agreed-upon performance criteria for the advertising inventory, such as a number of views, or clicks. As the Company is acting as an agent in the transaction, the Company recognizes revenue from sales of advertising on a net basis, which excludes amounts payable to partners under the Company’s revenue sharing agreements.

The Company’s contracts with customers may include promises to transfer multiple products and services. For these contracts, the Company accounts for individual performance obligations separately if they are capable of being distinct and distinct within the context of the contract. Determining whether products and services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the stand-alone selling price, for each distinct performance obligation.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

As the Company’s performance obligations are satisfied within 12 months, the Company has elected the practical expedients under IFRS 15, which allows the Company not to record any significant financing component as a result of financing any of its arrangements and not to capitalize cost incurred to obtain a contract.

Deferred Revenue

Revenue recognition of sales is recorded on a monthly basis upon delivery or as the services are provided. Cash received in advance for services are recorded as deferred revenue based on the proportion of time remaining under the service arrangement as of the reporting date.

Foreign Exchange

The functional currency is the currency of the primary economic environment in which the entity operates and has been determined for each entity within the Company. The functional currency for the Company and its subsidiaries is the Canadian dollar. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, The Effects of Changes in Foreign Exchange Rates.

Transactions in currencies other than the Canadian dollar are recorded at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, the monetary assets and liabilities of the Company and its subsidiaries that are denominated in foreign currencies are translated at the rate of exchange at the date of the statement of financial position while non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the exchange rates approximating those in effect on the date of the transactions. Exchange gains and losses arising on translation are included in profit or loss.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss) and represents the change in equity (deficiency) which results from transactions and events from sources other than the Company’s shareholders. Net loss is the same as comprehensive loss for the years presented.

4. ACCOUNTS RECEIVABLE

Accounts receivable consists of amounts due from one customer ($373,202), GST receivable ($22,386) and share subscription receivable ($69,284). The amount of trade receivable included within Receivables on the consolidated statement of financial position was $373,202 and none as of December 31, 2020 and 2019, respectively. There has been no provision for doubtful accounts for the years presented. The Company entered into an Accounts Receivable Purchase and Security Agreement (the “Factor Agreement”) with full recourse. Pursuant to the Factor Agreement, the factor advances funds to the Company for the right to collect cash flows from factored accounts receivable and charges fees for its services. The factor advances funds to the Company at 90% of accounts receivable factored. The outstanding balance bears a daily interest rate of 0.05%. As of December 31, 2020, 100% of the monies owed were collected by the Company and the factoring agent under the terms of the Factor Agreement. The Company expenses the fees and interest charged by the factoring agent as a loss on factoring within its financial statements, which totaled $38,727 during the twelve month period ended December 31, 2020.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

5. RESTRICTED DEPOSIT

As of December 31, 2020, restricted deposits consisted of $8,851 (2019 — $8,853) held in a guaranteed investment certificate as collateral for a corporate credit card.

6. PROPERTY AND EQUIPMENT

	Computers	Right of Use Asset	Total
	($)	($)	($)
Cost
At December 31, 2017	60,784	—	60,784
Additions	23,320	—	23,320
Foreign exchange	(6,343)	—	(6,343)
At December 31, 2018	84,104	—	84,104
Additions	—	938,148	938,148
Foreign exchange	4,225	(1,190)	3,035
At December 31, 2019	88,329	936,958	1,025,287
Additions	—	—	—
At December 31, 2020	88,329	936,958	1,025,287

Accumulated amortization
At December 31, 2017	20,031	—	20,031
Amortization for the year	22,848	—	22,848
Foreign exchange	(2,103)	—	(2,103)
At December 31, 2018	40,776	—	40,776
Amortization for the year	23,135	223,492	246,627
Foreign exchange	2,543	4,781	7,324
At December 31, 2019	66,454	228,273	294,727
Amortization for the year	17,937	223,883	240,820
Foreign exchange	587	7,292	7,879
At December 31, 2020	84,978	458,448	543,426

Carrying amounts
At December 31, 2018	43,328	—	43,328
At December 31, 2019	21,875	708,685	730,560
At December 31, 2020	3,351	475,510	481,861

7. NON-CONTROLLING INTEREST IN VERSUS LLC

As of December 31, 2018, the Company held a 41.3% ownership interest in Versus LLC, a privately held limited liability company organized under the laws of the state of Nevada. The Company consolidates Versus LLC as a result of having full control over the voting shares. Versus LLC is a technology company that is developing a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players.

On May 21, 2019, the Company acquired an additional 25.2% interest in Versus LLC in exchange for 574,009 common shares of the Company and 287,005 share purchase warrants that are exercisable at C$3.20 per share until June 30, 2019. The common shares and the share purchase warrants were determined to have a fair value of $1,403,675 and $116,595, respectively. As a result, the Company increased its ownership interest to 66.5% and recorded the excess purchase price over net identifiable liabilities of $3,575,887 against reserves. The effect on non-controlling interest was a reduction of $2,053,199.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

7. NON-CONTROLLING INTEREST IN VERSUS LLC (cont.)

On June 21, 2019, the Company acquired an additional 0.3% interest in Versus LLC in exchange for 2,825 common shares of the Company and 1,412 share purchase warrants that are exercisable at C$3.20 per share until June 30, 2019. The common shares and the share purchase warrants were determined to have a fair value of $6,906 and $2,527, respectively. As a result, the Company increased its ownership interest to 66.8% and recorded the excess purchase price over net identifiable assets of $26,448 against reserves. The effect on non-controlling interest was a reduction of $19,433.

The following table presents summarized financial information before intragroup eliminations for the non-wholly owned subsidiary as of December 31, 2020 and 2019:

	2020	2019	2018
Non-controlling interest percentage	33.2%	33.2%	58.7%
	($)	($)	($)
Assets
Current	779,123	79,598	52,939
Non-current	2,289,645	2,878,711	2,614,237
	3,068,768	2,958,309	2,667,176

Liabilities
Current	1,020,192	633,784	542,603
Non-current	17,329,272	13,742,518	8,106,484
	18,349,464	14,376,302	8,649,086
Net liabilities	(15,280,696)	(11,417,993)	(5,981,910)
Non-controlling interest	(5,193,701)	(3,729,041)	(3,800,711)
Net loss	(6,911,040)	(7,256,326)	(7,224,840)
Net loss attributed to non-controlling interest	(1,134,987)	(2,079,069)	(3,654,898)
Other comprehensive loss	(447,302)	(266,408)	323,293
Other comprehensive loss attributed to non-controlling interest	(329,673)	78,108	229,598

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

8. INTANGIBLE ASSETS

Intangible assets are comprised of a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players. the Company continues to develop new apps, therefore additional costs were capitalized during the year ended December 31, 2020.

Software
($)
Cost
At December 31, 2017	6,371,223
Additions	1,390,683
Foreign exchange	(580,552)
At December 31, 2018	7,181,354
Additions	1,462,072
Foreign exchange	392,038
At December 31, 2019	9,035,464
Additions	882,243
Foreign exchange	28,864
At December 31, 2020	9,946,571

Accumulated amortization
At December 31, 2017	2,758,839
Amortization	2,285,449
Foreign exchange	(333,935)
At December 31, 2018	4,710,353
Amortization	1,907,306
Foreign exchange	277,430
At December 31, 2019	6,895,089
Amortization	1,272,435
Foreign exchange	41,631
At December 31, 2020	8,209,155

Carrying amounts
At December 31, 2018	2,471,001
At December 31, 2019	2,140,375
At December 31, 2020	1,737,416

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities are comprised of the following:

	December 31, 2020	December 31, 2019
	($)	($)
Accounts payable	552,357	344,102
Due to related parties	551,815	378,892
Accrued liabilities	355,535	27,895
	1,459,707	750,889

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

10. NOTES PAYABLE

During the year ended December 31, 2020, the Company issued unsecured notes payable for total proceeds of $968,674 from director and officers of the Company who are also shareholders. The loans bear interest at the prime rate which was 2.45% to 3.95% per annum at December 31, 2020, compounded annually and payable quarterly, and had a maturity date of three years from the date of issuance. The notes were considered below the Company’s estimated market borrowing rate of 10% and as such, a contribution benefit of $170,329 was recorded in reserves. As of December 31, 2020, the Company had recorded $363,439 in accrued interest which was included in accounts payable and accrued liabilities.

During the year ended December 31, 2018, the Company issued unsecured notes payable for total proceeds of $2,334,740 (2017 — $693,054) from a director of the Company who is also a shareholder. The loans bear interest at prime rate compounded annually and payable quarterly, and have a maturity date of three years from the date of issuance. The notes are considered to be below the Company’s estimated market borrowing rate of 10% and as such, a contribution benefit of $386,603 (2017 - $120,779) was recorded in reserves.

During the year ended December 31, 2019, the Company issued unsecured notes payable for total proceeds of $2,027,457 from director and officers of the Company who are also shareholders. The loans bear interest at the prime rate which was 3.95% per annum at December 31, 2019, compounded annually and payable quarterly, and had a maturity date of three years from the date of issuance. The notes were considered below the Company’s estimated market borrowing rate of 10% and as such, a contribution benefit of $223,913 was recorded in reserves. As of December 31, 2019, the Company had recorded $133,467 in accrued interest which was included in accounts payable and accrued liabilities.

During the twelve months ended December 31, 2020, the Company recorded finance expense of $276,602 (December 31, 2019 - $194,039), related to bringing the notes to their present value.

Amount
($)
Balance at December 31, 2017	595,690
Proceeds	2,334,740
Contribution benefit	(386,603)
Finance expense	97,046
Foreign exchange adjustment	(90,798)
Balance at December 31, 2018	2,550,075
Proceeds	2,027,457
Repayments	(968,587)
Contribution benefit	(223,913)
Finance expense	194,039
Foreign exchange adjustment	127,547
Balance, December 31, 2019	3,706,518
Proceeds	968,674
Repayments	(258,661)
Contribution benefit	(170,329)
Finance expense	276,602
Foreign exchange adjustment	5,745

Balance, December 31, 2020	4,528,549
Current	2,290,798
Non-current	2,237,751

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

10. NOTES PAYABLE (cont.)

In May 2020, the Company received loan proceeds in the aggregate amount of $610,247 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the CARES Act within the United States of America in response to the COVID-19 pandemic, provides for loans to qualifying businesses. A portion of the loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries. No collateral or guarantees were provided in connection with the PPP loans.

The unforgiven portion of the PPP loans is payable over two years at an interest rate of 1%, with a deferral of payments for the first nine months. The Company used the proceeds for purposes consistent with the PPP. For the year ended December 31, 2020 the Company had incurred eligible payroll cost of $610,247 which were fully offset against the loan balance. Of the total loan balance, $170,160 was applied towards payroll cost capitalized as intangible assets.

11. SHARE CAPITAL AND RESERVES

a)      Authorized share capital

We are authorized to issue an unlimited number of Class A Shares. The Class A Shares do not have any special rights or restrictions attached. As of December 31, 2021, there were 5,057 Class A Shares issued and outstanding.

b)      Issued share capital

During the year ended December 31, 2020, the Company:

i)       issued, 150,000 units at a price of $3.02 per unit for total proceeds of $453,000. Each unit consisted of one common share and a one half share purchase warrant for each share purchased. Each whole warrant entitles the holder to purchase one additional common share at a price of $4.71 until February 17, 2021.

ii)      issued, 172,532 units at a price of $2.95 per unit for total proceeds of $508,969. Each unit consisted of one common share and one share purchase warrant for each share purchased. Each warrant entitles the holder to purchase one additional common share at a price of $4.71 until July 17, 2022.

iii)    issued, 625,000 units at a price of $3.05 per unit for total proceeds of $1,906,250. Each unit consisted of one common share and a one half share purchase warrant for each share purchased. Each whole warrant entitles the holder to purchase one additional common share at a price of $4.89 until November 17, 2022

iv)     entered into a Mutual Investment Agreement with Animoca Brands Inc. (Animoca) in which the Company issued 181,547 shares of the Company’s common stock with a value of $502,414 in exchange for 4,327,431 shares of Animoca common stock. On the same date, the Company issued an additional 89,088 shares of the Company’s common stock with a value of $251,169 to Animoca in exchange for services (included in professional fees). The Company subsequently sold all of its shares of Animoca and recognized a loss of $378,718.

v)      issued, 1,059,893 common shares pursuant to exercise of 1,056,143 warrants and 3,750 stock options for total proceeds of $3,552,473.

During the year ended December 31, 2019, the Company:

i)       issued, 624,228 units at a price of $2.17 per unit for total proceeds of $1,351,916. Each unit consisted of one common share and a one common stock warrant for each share purchased. Each warrant entitles the holder to purchase one additional common share at a price of $3.61 until February 14, 2021.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

11. SHARE CAPITAL AND RESERVES (cont.)

ii)      issued, 1,094,844 units pursuant to a private placement at a price of $2.43 per unit for total proceeds of $2,657,791. Each unit consisted of one common share and a one common stock warrant for each share purchased. Each warrant entitles the holder to purchase one additional common share at a price of $4.25 until July 26, 2021.

iii)    issued, 284,092 units at a price of $2.66 per unit for total proceeds of $756,372. Each unit consisted of one common share and one common stock warrant for each share purchased. Each warrant entitles the holder to purchase one additional common share at a price of $4.24 until August 9, 2021.

v)      issued 576,834 common shares at a value of $1,410,581 on acquisition of Versus LLC shares (Note 6).

vi)     issued 158,115 common shares pursuant to the exercise of share purchase warrants and stock options for total proceeds of $352,116.

During the year ended December 31, 2018, the Company:

i)       issued, 766,231 units at a price of $3.79 per unit for total proceeds of $2,905,491. Each unit consisted of one common share and a one half common stock warrant for each share purchased. Each whole warrant entitles the holder to purchase one additional common share at a price of $4.89 until April 12, 2020. A residual value of $62,744 was allocated to the warrants.

ii)      issued 153,750 common shares pursuant to the exercise of share purchase warrants for total proceeds of $293,848.

Escrow

At December 31, 2020, 313 common shares (December 31, 2019 and 2018 — 313) of the Company are held in escrow due to misplaced share certificates originally issued to three individual shareholders.

c)      Stock options

Pursuant to the policies of the CSE, the Company may grant incentive stock options to its officers, directors, employees and consultants. The Company has implemented a rolling Stock Option Plan (the “Plan”) whereby the Company can issue up to 10% of the issued and outstanding common shares of the Company. Options have a maximum term of ten years and vesting is determined by the Board of Directors.

A continuity schedule of outstanding stock options is as follows:

	Number Outstanding	Weighted Average Exercise Price
		($)
Balance – December 31, 2017	531,559	3.82
Granted	72,284	4.56
Forfeited	(54,319)	4.06
Balance – December 31, 2018	549,524	3.82
Granted	482,500	4.06
Exercised	(3,125)	2.71
Forfeited	(15,500)	5.17
Balance – December 31, 2019	1,013,399	3.94
Granted	470,083	3.16
Exercised	(3,750)	2.69
Forfeited	(125,907)	4.65
Balance – December 31, 2020	1,353,825	3.70

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

11. SHARE CAPITAL AND RESERVES (cont.)

During the year ended December 31, 2020, 470,083 stock options were granted by the Company with a fair value of $906,618 (or $1.93 per option). During the year ended December 31, 2020, the Company recorded share-based compensation of $1,049,135 (December 31, 2019 — $632,542) relating to options vested during the year.

During the year ended December 31, 2019, the Company granted a total of 482,500 stock options with a fair value of $1,299,816 (or $2.69 per option). During the year ended December 31, 2019, the Company recorded share-based compensation of $632,542 relating to options vested during the year.

During the year ended December 31, 2018, the Company granted a total of 72,284 stock options with a fair value of $264,932 (or $3.67 per option). During the year ended December 31, 2018, the Company recorded share-based compensation of $502,034 relating to options vested during the year.

The Company used the following assumptions in calculating the fair value of stock options for the years ended:

	December 31, 2020		December 31, 2019	December 31, 2018
Risk-free interest rate	0.26	% – 0.37%	1.59%	2.18%
Expected life of options	2.0 – 5.0 years		5.0 years	5.0 years
Expected dividend yield	Nil		Nil	Nil
Volatility	79.44	% – 87.79%	95.8%	111.6%

At December 31, 2020, the Company had incentive stock options outstanding as follows:

Expiry Date	Options Outstanding	Options Exercisable	Exercise Price	Weighted Average Remaining Life
			($)	(years)
July 13, 2021	325,147	316,066	3.32	0.53
March 17, 2022	13,063	12,451	5.22	1.21
May 18, 2022	5,750	5,301	5.72	1.38
July 31, 2022	171,114	103,381	3.08	1.58
September 14, 2022	74,156	64,216	4.46	1.70
November 19, 2022	12,500	521	4.62	1.88
June 6, 2023	14,063	8,789	5.70	2.43
September 4, 2023	12,813	6,204	2.97	2.68
April 2, 2024	107,500	52,500	2.52	3.26
June 27, 2024	6,250	4,688	2.56	3.49
July 24, 2024	148,344	15,453	2.98	3.57
September 27, 2024	312,500	98,828	4.53	3.74
October 22, 2024	12,500	5,078	4.03	3.81
July 24, 2025	113,125	24,076	2.98	4.57
August 10, 2025	12,500	2,083	2.98	4.61
November 19, 2024	12,500	260	4.59	3.89
	1,353,825	719,895	3.70	2.53

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

11. SHARE CAPITAL AND RESERVES (cont.)

d)      Share purchase warrants

A continuity schedule of outstanding share purchase warrants is as follows:

	Number Outstanding	Weighted Average Exercise Price
		($)
Balance – December 31, 2017	1,711,690	3.83
Exercised	(153,750)	1.88
Expired	(517,000)	4.69
Issued	427,598	4.57
Balance – December 31, 2018	1,468,538	3.64
Exercised	(154,990)	2.09
Expired	(347,732)	2.46
Issued	2,349,365	3.94
Balance – December 31, 2019	3,315,181	4.06
Exercised	(1,056,143)	1.85
Expired	(438,948)	3.33
Issued	872,532	4.85
Balance – December 31, 2020	2,692,622	3.61

During the year ended December 31, 2020, the Company:

i)       On February 17, 2020, the Company, completed a unit private placement which included 150,000 share purchase warrants exercisable at $4.83 per share for a period of two years. The share purchase warrants were determined to have a fair value of $Nil using the residual value method.

ii)      On July 17, 2020, the Company, completed a unit private placement which included 172,532 share purchase warrants exercisable at $4.71 per share for a period of two years. The share purchase warrants were determined to have a fair value of $41,155 using the residual value method.

ii)      On November 17, 2020, the Company, completed a unit private placement which included 625,000 share purchase warrants exercisable at $4.89 per share for a period of two years.

During the year ended December 31, 2019, the Company:

i)       On February 14, 2019, the Company completed a unit private placement which included 624,228 share purchase warrants exercisable at $3.61 per share for a period of two years. The share purchase warrants were determined to have a fair value of $150,213 using the residual value method.

ii)      On February 14, 2019, the Company completed a unit private placement which included 43,696 broker warrants exercisable at $2.17 per share for a period of two years. The share purchase warrants were determined to have a fair value of $46,505 using the Black Scholes option pricing model.

iii)    On July 26, 2019, the Company completed a unit private placement which included 1,094,844 share purchase warrants exercisable at $4.25 per share for a period of two years. The share purchase warrants were determined to have a fair value of $Nil using the residual method.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

11. SHARE CAPITAL AND RESERVES (cont.)

iv)     On July 26, 2019, the Company issued 14,088 agent warrants exercisable to purchase additional shares at a price of $4.25 per share for a period of 24 months from closing. The agent warrants were determined to have a fair value of $15,919.

v)      On August 9, 2019, the Company completed a unit private placement which included 284,093 share purchase warrants exercisable at $4.24 per share for a period of two years. The share purchase warrants were determined to have a fair value of $Nil using the residual method.

vi)     The Company issued 288,416 warrants at a value of $119,122 for the acquisition of Newco shares (Note 7).

During the year ended December 31, 2018, the Company:

i)       On March 29, 2018 and April 12, 2018, completed a unit private placement which included 383,120 share purchase warrants exercisable at $5.08 per share for a period of two years. The share purchase warrants were determined to have a fair value of $108,989 using the residual value method.

ii)      On March 29, 2018 and April 12, 2018, completed a unit private placement which included 44,463 brokers’ warrants exercisable at $3.80 per share for a period of two years. The broker warrants were determined to have a fair value of $92,272 using the Black Scholes option pricing model.

The Company used the following assumptions in calculating the fair value of the warrants for the period ended:

	December 31, 2019	December 31, 2018
Risk-free interest rate	1.77%	1.85%
Expected life of options	2.0 years	2.0 years
Expected dividend yield	Nil	Nil
Volatility	107.14%	86.44%
Weighted average fair value per warrant	$0.64	$2.56

At December 31, 2020, the Company had share purchase warrants outstanding as follows:

Expiry Date	Warrants Outstanding	Exercise Price	Weighted Average Remaining Life
		($)	(years)
February 13, 2021	75,000	4.83	0.13*
February 14, 2021	247,135	3.61	0.13*
February 14, 2021	6,883	2.71	0.13*
July 26, 2021	952,117	4.25	0.57
July 26, 2021	9,866	4.25	0.57
August 9, 2021	247,841	4.24	0.63
March 17, 2022	356,250	4.80	1.21
July 17, 2022	172,531	4.71	1.54
November 17, 2022	625,000	4.89	1.88
	2,692,622	3.61	0.97

____________

*        See Note 19

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

11. SHARE CAPITAL AND RESERVES (cont.)

On September 30, 2016, the Company issued 625,250 performance warrants with a fair value of $1,375,393. These performance warrants vested during the year ended December 31, 2019.

At December 31, 2020, the Company had performance warrants outstanding as follows:

Expiry Date	Performance Warrants Outstanding	Performance Warrants Exercisable	Exercise Price	Remaining Life
			($)	(years)
June 30, 2021	625,250	625,250	3.09	0.50

12. RELATED PARTY TRANSACTIONS

The following summarizes the Company’s related party transactions, not disclosed elsewhere in these consolidated financial statements, during the year ended December 31, 2020 and 2019. Key management personnel includes the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), directors and officers and companies controlled or significantly influenced by them.

Key Management Personnel	2020	2019	2018
	($)	($)	($)
Short-term employee benefits paid or accrued to the CEO of the Company, including share-based compensation vested for incentive stock options and performance warrants.	280,177	287,915	334,946
Short-term employee benefits paid or accrued to the CFO of the Company, including share-based compensation vested for incentive stock options	273,439	197,795	116,164
Short-term employee benefits paid or accrued to a member of the advisory board of the Company, including share-based compensation vested for incentive stock options and performance warrants.	216,410	46,887	229,271
Short-term employee benefits paid or accrued to the Chief Technical Officer of the Company, including share-based compensation vested for incentive stock options and performance warrants.	300,877	223,954	183,802
Short-term employee benefits paid or accrued to certain directors and officers of the Company including share-based compensation vested for incentive stock options and performance warrants.	327,991	333,706	78,202
Total	1,398,894	1,090,257	942,385

Other Related Party Payments

Lease payments of $62,616 (2019 — $63,311; 2018 — $58,581) were paid or accrued to a corporation that shares management in common with the Company.

Amounts Outstanding

a)      At December 31, 2020, a total of $551,815 (December 31, 2019 — $378,892) was included in accounts payable and accrued liabilities owing to officers, directors, or companies controlled by them. These amounts are unsecured and non-interest bearing.

b)      At December 31, 2020 a total of $4,528,549 (December 31, 2019 — $4,210,931) of long term notes was payable to a director, a member of the advisory board and the CEO of the Company (Note 10).

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial risk management

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 —	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 —	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
Level 3 —	Inputs that are not based on observable market data.

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Company’s financial instruments consist of cash, receivables, restricted deposit, accounts payable and accrued liabilities and notes payable.

The fair value of cash, receivables, accounts payable and accrued liabilities approximate their book values because of the short-term nature of these instruments. The fair value of notes payable approximates its book value as it was discounted using a market rate of interest.

Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its payment obligations. The Company has no material counterparties to its financial instruments with the exception of the financial institutions which hold its cash. The Company manages its credit risk by ensuring that its cash is placed with a major financial institution with strong investment grade ratings by a primary ratings agency. The Company’s receivables consist of goods and services tax due from the government.

Financial instrument risk exposure

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board approves and monitors the risk management processes.

Liquidity risk

The Company’s cash is invested in business accounts which are available on demand, The Company has raised additional capital subsequent to December 31, 2020 (Note 19). Accordingly, the Company’ cash position is not sufficient to meet all financial liabilities currently outstanding and expected to be incurred over the next twelve months.

Interest rate risk

The Company’s bank account earns interest income at variable rates and the notes payable bear interest at the prime lending rate. A 1% change in interest rates would have no significant impact on profit or loss for the year ended December 31, 2020.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont.)

Foreign exchange risk

Foreign currency exchange rate risk is the risk that the fair value of financial instruments or future cash flows will fluctuate because of changes in foreign exchange rates. The Company operates in Canada and the United States.

The Company was exposed to the following foreign currency risk as of December 31, 2020, 2019 and 2018:

	December 31, 2020	December 31, 2019	December 31, 2018
	($)	($)	($)
Cash	86,800	72,097	24,922
Lease obligations	(741,868)	(768,563)	—
Accounts payable and accrued liabilities	(1,092,402)	(445,660)	(543,790)
	(1,747,470)	(1,142,126)	(518,868)

As of December 31, 2020, with other variables unchanged, a +/- 10% change in the United States dollar to Canadian dollar exchange rate would impact the Company’s profit or loss by $220,000 (December 31, 2019 — $148,000; December 31, 2018 — $71,000).

14. MANAGEMENT OF CAPITAL

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company. Capital consists of items within equity (deficiency). The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. The Company is not subject to any externally imposed capital requirements.

The Company remains dependent on external financing to fund its activities. In order to sustain its operations, the Company will spend its existing cash on hand and raise additional amounts as needed until the business generates sufficient revenues to be self-sustaining. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

In order to maximize ongoing corporate development efforts, the Company does not pay out dividends. The Company’s investment policy is to keep its cash treasury invested in certificates of deposit with major financial institutions.

There have been no changes to the Company’s approach to capital management during the year ended December 31, 2020.

15. GEOGRAPHICAL SEGMENTED INFORMATION

The Company is engaged in one business activity, being the development of a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players. Revenue earned during the year ended December 31, 2020 is from one customer based in the United States and receivables of $373,202 are due from that customer.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

15. GEOGRAPHICAL SEGMENTED INFORMATION (cont.)

Details of identifiable assets by geographic segments are as follows:

	Restricted deposits	Deposits	Property and equipment	Intangible assets
December 31, 2020
Canada	$8,851	$—	$34,115	$—
USA	—	98,393	447,746	1,737,416

	$8,851	$98,393	$481,861	$1,737,416

December 31, 2019
Canada	$8,853	$—	$92,222	$—
USA	—	98,998	638,338	2,140,375

	$8,853	$98,998	$730,560	$2,140,375

16. SUPPLEMENTAL CASH FLOW INFORMATION

	2020	2019	2018
	($)	($)	($)
Non-cash investing and financing activities:

Contribution benefit on low interest rate notes (Note 9)	170,329	223,913	386,603
Shares issued to acquire Newco shares (Note 6)	—	1,410,581	—
Deferred financing cost included in accrued expenses	325,937	—	—
Residual value of units	42,502	—	57,875
Fair value of broker warrants	—	—	85,194

Interest paid during the year	—	42,316	—
Income taxes paid during the year	—	—	—

17. LEASE OBLIGATIONS AND COMMITMENTS

Lease Liabilities
$
Lease liabilities recognized as of January 1, 2019	1,131,381
Lease payments made	(270,668)
Interest expense on lease liabilities	78,674
Foreign exchange adjustment	(74,311)
Lease liabilities recognized as of January 1, 2020	865,076
Lease payments made	(305,023)
Interest expense on lease liabilities	60,112
Foreign exchange adjustment	21,086
641,251
Less: current portion	(209,137)
At December 31, 2020	432,114

On August 1, 2015, the Company entered into a cost sharing arrangement agreement for the provision of office space and various administrative services. In May of 2018, the Company extended the cost sharing arrangement to June of 2021 at a monthly fee of CAD $7,000 plus GST per month.

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

17. LEASE OBLIGATIONS AND COMMITMENTS (cont.)

Year	Amount
(C$)
2022	49,000

On September 6, 2017, the Company entered into a rental agreement for office space in Los Angeles, USA. Under the terms of the agreement the Company will pay monthly rent starting at $17,324 commencing on October 1, 2017 until September 30, 2022.

Year	Amount
($)
2021	251,384
2022	260,185
2023	131,576

18. INCOME TAXES

a)      Provision for Income Taxes

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2020	2019	2018
	($)	($)	($)
Loss for the year	(6,911,040)	(7,256,326)	(7,224,840)

Expected income tax (recovery)	(1,866,000)	(1,959,000)	(1,908,000)
Change in statutory, foreign tax, foreign exchange rates and other	275,000	398,000	(72,000)
Permanent differences	403,000	260,000	136,000
Share issue costs	—	(116,000)	(91,000)
Adjustment to prior years provision versus statutory tax returns	(35,000)	3,133,000	(773,000)
Change in unrecognized deductible temporary differences	1,223,000	(1,716,000)	2,708,000
Income tax expense	—	—	—

b)      Deferred Income Taxes

The significant components of the Company’s deferred tax assets that have not been included on the consolidated statement of financial position are as follows:

	2020	2019	2018
	($)	($)	($)
Non-capital losses carry-forward	7,841,000	6,824,000	12,900,000
Exploration and evaluation assets	1,470,000	1,477,000	1,485,000
Share issuance costs	109,000	154,000	84,000
Debt with accretion	(70,000)	(98,000)	(107,000)
Intangible assets	1,336,000	1,236,000	480,000
Allowable capital losses	3,592,000	3,579,000	62,000
Property and equipment	64,000	59,000	26,000
	14,342,000	13,231,000	14,930,000
Unrecognized deferred tax assets	(14,342,000)	(13,231,000)	(14,930,000)

VERSUS SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(Expressed in United States dollars)

18. INCOME TAXES (cont.)

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

Temporary Differences	2020	Expiry Date Range	2019	Expiry Date Range
	($)		($)
Non-capital losses available for future periods – US	14,880,000	2036 to indefinite	11,681,000	2036 to indefinite
Non-capital losses available for future periods – Canada	17,215,000	2026 to 2040	15,831,000	2026 to 2039
Allowable capital losses	13,304,000	No expiry date	13,256,000	No expiry date
Property and equipment	273,000	No expiry date	252,000	No expiry date
Intangible asset	6,364,000	No expiry date	5,883,000	No expiry date
Exploration and evaluation assets	5,446,000	No expiry date	5,472,000	No expiry date
Share issuance costs	401,000	2040 to 2044	570,000	2040 to 2043

Tax attributes are subject to review, and potential adjustment, by tax authorities.

19. SUBSEQUENT EVENTS

i)       On January 21, 2021, the Company completed a public offering and issued 1,472,000 units at a price of $7.50 per unit per unit for total proceeds of $11,040,000. Each unit consisted of one common share, one Unit A warrant and one Unit B warrant, each to purchase one common share at $7.50 per share until January 21, 2023. In connection with the offering, the Company incurred $398,276 in deferred financing costs as of December 31, 2020.

ii)      Subsequent to December 31, 2020, the Company issued 215,341 units to a director in exchange for the forgiveness of $1,483,738 of notes and accrued interest of $131,320.

iii)    Subsequent to December 31, 2020, the Company’s warrant and option holders had exercised 1,553,372 warrants and options for total proceeds of $4,872,464.

iv)     Subsequent to December 31, 2020, the Company repaid $492,522 of notes payable outstanding.

v)      Subsequent to December 31, 2020, the Company entered into a definitive agreement with Xcite Interactive to acquire 100% of Xcite’s capital stock. The definitive agreement calls for the Company to purchase 100% of Xcite for $19 million in Versus stock less a net working capital adjustment and a $2.25M retention pool for Xcite employees. Xcite will be a wholly-owned subsidiary of Versus Systems.

vi)     Subsequent to December 31, 2020, issued 1,506,903 units at a price of $6.76 per unit in connection with the acquisition of Xcite.

vii)    Subsequent to December 31, 2020, issued 29,307 shares of the Company’s common stock with a value of $254,136 to a third party in exchange for services (included in professional fees).

viii)  Subsequent to December 31, 2020, 43,746 shares were issued in accordance with the Xcite merger agreement and its $348,735 PPP loan being forgiven.

viv)   Subsequent to December 31, 2020, the $610,247 PPP loan was forgiven.

Versus Systems Inc.
Condensed Interim Consolidated Statements of Financial Position
(Expressed in US Dollars)
(Unaudited — prepared by management)

	September 30, 2021	December 31, 2020
	($)	($)
ASSETS
Current assets
Cash	4,410,046	2,283,262
Receivables, net of allowance (Note 5)	90,600	464,873
Deferred financing costs (Note 3)	—	398,276
Prepaids	404,732	18,226
	4,905,378	3,164,637
Restricted deposit (Note 6)	9,024	8,851
Deposits	100,000	98,393
Property and equipment (Note 7)	354,587	481,861
Goodwill	6,552,293	—
Intangible assets (Note 10)	9,102,250	1,737,416
Total Assets	21,023,532	5,491,158

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities (Note 11 and 14)	843,595	1,458,681
Deferred revenue	141,096	—
Notes payable – Related Party (Note 12)	1,701,368	2,290,798
Lease liability (Note 19)	230,127	209,137
Current liabilities	2,916,186	3,958,616

Non-current liabilities
Lease liability (Note 19)	211,463	432,114
Warrant liability (Note 13)	1,283,533	—
Notes payable – Related Party (Note 12)	1,036,407	2,237,751
Total liabilities	5,447,589	6,628,481

Equity (Deficit)
Share capital (Note 13)
Common shares	110,213,723	82,046,674
Commitment to issue shares (Note 13)	2,648,783	—
Class “A” shares	28,247	28,247
Reserves (Note 12)	9,810,789	8,663,301
Cumulative translation adjustment	—	(107,549)
Deficit	(99,314,670)	(86,596,262)
	23,386,872	4,034,411
Non-controlling interest (Note 8)	(7,810,928)	(5,171,734)
	15,575,943	(1,137,323)
Total Liabilities and Equity	21,023,532	5,491,158

Nature of operations (Note 1)
Commitments (Note 19)
Subsequent events (Note 20)

These condensed interim consolidated financial statements were authorized for issue by the Board of Directors on November 15, 2021. They are signed on behalf of the Board of Directors by:

”Matthew Pierce”	”Brian Tingle”
Director	Director

Versus Systems Inc.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(Expressed in US Dollars)
(Unaudited — prepared by management)

	Three Month Period Ended September 30, 2021	Three Month Period Ended September 30, 2020	Nine Month Period Ended September 30, 2021	Nine Month Period Ended September 30, 2020
	($)	($)	($)	($)
REVENUES
Revenues	304,684	563,770	375,383	1,020,443

EXPENSES
Amortization (Note 7)	77,848	37,731	230,031	169,521
Amortization of equipment (Note 7)	6,934	2,607	11,304	16,155
Amortization of intangible assets (Note 8)	527,653	269,185	1,455,366	979,755
Consulting fees (Note 4)	237,403	146,104	463,201	381,524
Foreign exchange (gain) loss	(445,620)	68,061	873,286	156,854
Office and miscellaneous expenses	(79,747)	(187,633)	457,185	401,192
Interest expense	20,610	18,376	114,569	133,720
Interest expense on lease obligations (Note 19)	9,196	19,111	31,739	47,335
Professional fees (Note 13)	325,336	253,679	2,385,696	651,414
Salaries and wages (Note 12 and 14)	1,647,324	295,116	3,829,159	1,456,520
Sales and marketing	93,550	143,056	820,573	172,160
Software delivery costs	228,004	43,483	386,658	173,529
Share-based compensation (Note 13)	925,124	519,021	1,403,132	866,139
Total operating loss	(3,268,932)	(1,064,126)	(12,086,516)	(4,585,375)

Finance expense (Note 12)	(47,857)	(92,821)	(185,486)	(218,847)
Change in fair value of warrant liability (note 13)	1,736,646	—	(2,969,244)	—
Loss on disposal of marketable securities and notes payable	—	—	—	(378,718)
Other expense	2,188	(59,698)	(116,356)	(59,698)
Net loss	(1,577,955)	(1,216,645)	(15,357,602)	(5,242,638)

Other comprehensive loss:
Foreign currency transaction loss	—	(461,976)	(355,627)	(517,346)
Loss and comprehensive loss	(1,577,955)	(1,678,621)	(15,713,229)	(5,759,984)

Net loss attributable to:
Shareholders	(572,952)	(1,019,290)	(12,718,408)	(4,211,038)
Non-controlling interest	(1,005,002)	(197,355)	(2,639,194)	(1,031,600)
	(1,577,955)	(1,216,645)	(15,357,602)	(5,242,638)

Basic and diluted loss per common share attributable to Versus Systems Inc.	(0.04)	(0.11)	(0.92)	(0.46)

Weighted average common shares outstanding	15,135,011	9,344,240	13,867,185	9,072,768

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Versus Systems Inc.
Condensed Interim Consolidated Statements of Changes in Equity (Deficit)
(Expressed in US Dollars)
(Unaudited — prepared by management)

			Share Capital			Reserves
	Number of Common Shares	Number of Class “A” Shares	Common Shares	Commitment to issue shares	Class “A” Shares	Options and warrants	Currency translation adjustment	Deficit	Share subscriptions received	Equity	Non-controlling Interest	Total Equity (Deficit)
			($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
Balance at December 31, 2019	8,455,525	5,057	74,639,358	—	28,247	7,409,092	339,753	(80,820,209)	230,947	1,827,187	(4,036,747)	(2,209,560)
Shares issued in private placement	322,532	—	1,191,989	—	—	—	—	—	—	1,191,989	—	1,191,989
Share subscriptions received	—	—	230,947	—	—	—	—	—	(230,947)	—	—	—
Contribution benefit	—	—	—	—	—	175,136	—	—	—	175,136	—	175,136
Exercise of warrants	326,460	—	591,477	—	—	—	—	—	—	591,477	—	591,477
Shares issued for services and investment	270,636	—	753,583	—	—	—	—	—	—	753,583	—	753,583
Exercise of options	625	—	1,539	—	—	(298)	—	—	—	1,241	—	1,241
Stock-based compensation	—	—	—	—	—	866,139	—	—	—	866,139	—	866,139
Cumulative translation adjustment	—	—	—	—	—	—	(517,346)	—	—	(517,346)	—	(517,346)
Net loss	—	—	—	—	—	—	—	(4,211,038)	—	(4,211,038)	(1,031,600)	(5,242,638)
Balance at September 30, 2020	9,375,778	5,057	77,408,893	—	28,247	8,450,069	(177,593)	(85,031,247)	—	678,368	(5,068,347)	(4,389,979)
Shares issued in private placement	625,000	—	1,678,324	—	—	42,164		—	—	1,720,488	—	1,720,488
Contribution benefit	—	—	—	—	—	(4,807)	—	—	—	(4,807)	—	(4,807)
Exercise of warrants	729,683	—	2,950,997	—	—	—	—	—	—	2,950,997	—	2,950,997
Exercise of options	3,125	—	8,460	—	—	(7,121)	—	—	—	1,339	—	1,339
Stock-based compensation	—	—	—	—	—	182,996	—	—	—	182,996	—	182,996
Cumulative translation adjustment	—	—	—	—	—	—	70,044	—	—	70,044	—	70,044
Loss and comprehensive loss	—	—	—	—	—	—	—	(1,565,015)	—	(1,565,015)	(103,387)	(1,668,402)
Balance at December 31, 2020	10,733,586	5,057	82,046,674	—	28,247	8,663,301	(107,549)	(86,596,262)	—	4,034,411	(5,171,734)	(1,137,323)
Shares issued in public offering	1,472,000	—	11,040,000	—	—	—	—	—	—	11,040,000	—	11,040,000
Share issuance costs	—	—	(1,524,439)	—	—	—	—	—	—	(1,524,439)	—	(1,524,439)
Exercise of warrants	96,280	—	374,649	—	—	—	—	—	—	374,649	—	374,649
Shares issued in exchange for debt	215,341	—	1,615,058	—	—	—	—	—	—	1,615,058	—	1,615,058
Stock-based compensation	—	—	—	—	—	66,616	—	—	—	66,616	—	66,616
Cumulative translation adjustment	—	—	—	—	—	—	(355,627)	—	—	(355,627)	—	(355,627)

Versus Systems Inc.
Condensed Interim Consolidated Statements of Changes in Equity (Deficit) (continued)
(Expressed in US Dollars)
(Unaudited — prepared by management)

			Share Capital			Reserves
	Number of Common Shares	Number of Class “A” Shares	Common Shares	Commitment to issue shares	Class “A” Shares	Options and warrants	Currency translation adjustment	Deficit	Share subscriptions received	Equity	Non-controlling Interest	Total Equity (Deficit)
			($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
Net loss	—	—	—	—	—	—	—	(9,573,290)	—	(9,573,290)	(995,875)	(10,569,165)
Change in accounting policy – presentation currency (Note 4)	—	—	—	—	—	—	463,176		—	463,176	—	463,176
Balance at February 1, 2021	12,517,207	5,057	93,551,942	—	28,247	8,729,917	—	(96,169,552)	—	6,140,554	(6,167,609)	(27,055)
Shares issued in connection with acquisition	1,550,649	—	10,699,479	—	—	—	—	—	—	10,699,479	—	10,699,479
Commitment to issue shares	—	—	—	2,648,783	—	—	—	—	—	2,648,783	—	2,648,783
Shares issued for services	29,307	—	206,614	—	—	—	—	—	—	206,614	—	206,614
Contribution benefit	—	—	—	—	—	—	—	—	—	—	—	—
Exercise of warrants	1,339,053	—	5,528,849	—	—	(72,861)	—	—	—	5,455,988	—	5,455,988
Exercise of options	118,039	—	226,839	—	—	(182,783)	—	—	—	44,056	—	44,056
Stock-based compensation	—	—	—	—	—	1,336,516	—	—	—	1,336,516	—	1,336,516
Loss and comprehensive loss	—	—	—	—	—	—	—	(3,145,118)	—	(3,145,118)	(1,643,319)	(4,788,437)
Balance at September 30, 2021	15,554,255	5,057	110,213,723	2,648,783	28,247	9,810,789	—	(99,314,670)	—	23,386,872	(7,810,928)	15,575,943

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Versus Systems Inc.
Condensed Interim Consolidated Statements of Cash Flows
(Expressed in US Dollars)
(Unaudited — prepared by management)

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
	($)	($)
CASH PROVIDED BY (USED IN)

OPERATING ACTIVITIES
Loss for the period	(15,357,602)	(5,242,638)
Items not affecting cash:
Amortization (Note 6)	11,304	16,155
Amortization of intangible assets (Note 9)	1,455,366	979,755
Amortization of right-of-use assets (Note 7)	230,031	169,521
Shares issued for services	206,614	242,023
Finance expense	185,487	218,847
Loss on sale of investment	—	378,718
Interest expense	31,739	83,537
Foreign exchange gain	(93,927)	(467,381)
Change in fair value of warrant liability	1,283,533	—
Forgiveness on government loan (Note 12)	—	(560,441)
Share-based compensation	1,403,132	866,139
Changes in non-cash working capital items:
Receivables	411,992	100,612
Prepaids and deposits	(374,098)	3,212
Deferred revenue	17,925	—
Accounts payable and accrued liabilities	(1,139,938)	696,865
Cash used in operating activities	(11,728,442)	(2,515,076)

FINANCING ACTIVITIES
Proceeds from notes payable	—	937,985
Proceeds from Government PPP loan	—	618,663
Repayment of notes payable	(465,881)	—
Proceeds from warrant exercises	5,455,988	591,477
Proceeds from share issuances	11,040,000	—
Proceeds from option exercises	44,056	1,837
Payments for lease liabilities	(236,822)	(230,126)
Receivable factoring costs	—	(83,175)
Proceeds from issuance of common shares	—	1,191,393
Payments of share issuance costs	(1,126,163)	(9,085)
Cash provided by financing activities	14,711,179	3,018,969

INVESTING ACTIVITIES
Acquisition of a business	219,369	—
Purchase of equipment	(41,009)	—
Proceeds from the sale of investments	—	141,928
Development of intangible assets	(1,034,312)	(705,294)
Cash used in investing activities	(855,952)	(563,366)
Change in cash during the period	2,126,784	(59,473)
Cash – Beginning of period	2,283,262	76,373
Cash – End of period	4,410,046	16,900

Supplemental Cash Flow Information (Note 18)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

1. NATURE OF OPERATIONS

Versus Systems Inc. (the “Company”) was continued under the Business Corporations Act (British Columbia) effective January 2, 2007. The Company’s head office and registered and records office is 1558 West Hastings Street, Vancouver, BC, V6C 3J4, Canada. The Company’s common stock is traded on the NASDAQ under the symbol “VS”. The Company’s Unit A warrants are traded on NASDAQ under “VSSYW”.

The Company is engaged in the technology sector and has developed a proprietary prizing and promotions tool allowing game developers and creators of streaming media, live events, broadcast TV, games, apps, and other content to offer real world prizes inside their content. The ability to win prizes drives increased levels of consumer engagement creating an attractive platform for advertisers.

In June 2021, the Company completed its acquisition of multimedia, production, and interactive gaming company Xcite Interactive, a provider of online audience engagement through its owned and operated XEO technology platform. The company partners with multiple professional sports franchises across Major League Baseball (MLB), National Hockey League (NHL), National Basketball Association (NBA) and the National Football League (NFL) as well as the Olympics, World Cup, and other global sporting events to drive in-stadium audience engagement as well as a software licensing business to drive audience engagement.

These condensed interim consolidated financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future. As of September 30, 2021, the Company has not achieved positive cash flow from operations and is not able to finance day to day activities through operations and as such, there is substantial doubt as to the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and/or raise equity capital or borrowings sufficient to meet current and future obligations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These adjustments could be material.

COVID-19 Pandemic

In March 2020 the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn.

Although it is not possible to reliably estimate the length or severity of these developments and their financial impact to the date of approval of these consolidated financial statements, these conditions could have a significant adverse impact on the Company’s financial position and results of operations for future periods.

2. BASIS OF PRESENTATION

Statement of compliance

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the International Accounting Standards Board (“IASB”) and the interpretations of the IFRS Interpretations committee. They do not include all disclosures required by International Financial Reporting Standards (“IFRS”) for annual financial statements, and therefore should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2020, prepared in accordance with IFRS as issued by the IASB.

These condensed interim consolidated financial statements were authorized for issue by the Board of Directors on November 15, 2021.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

Basis of measurement

These condensed interim consolidated financial statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value. In addition, these condensed financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Functional and presentation currency

These condensed interim consolidated financial statements are presented in United States dollars, unless otherwise noted, which is the functional currency of the Company and its subsidiaries.

Basis of consolidation

These condensed interim consolidated financial statements include the accounts of Versus Systems Inc. and its subsidiaries, from the date control was acquired. Control exists when the Company possesses power over an investee, has exposure to variable returns from the investee and has the ability to use its power over the investee to affect its returns. All inter-company balances and transactions, and any unrealized income and expenses arising from inter-company transactions, are eliminated on consolidation. For partially owned subsidiaries, the interest attributable to non-controlling shareholders is reflected in non-controlling interest. Adjustments to non-controlling interest are accounted for as transactions with owners and adjustments that do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

Name of Subsidiary	Place of Incorporation	Proportion of Ownership Interest	Principal Activity
Versus Systems (Holdco) Inc.	United States of America	66.8%	Holding Company
Versus Systems UK, Ltd.	United Kingdom	66.8%	Sales Company
Versus LLC	United States of America	66.8%	Technology Company
Xcite Interactive, Inc.	United States of America	100.0%	Technology Company

Significant Accounting Judgments, Estimates and Assumptions

The preparation of these condensed interim consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements. Estimates and assumptions are continually evaluated and are based on historical experience and management’s assessment of current events and other facts and circumstances that are considered to be relevant. Actual results could differ from these estimates.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting year, that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

i) Deferred income taxes

Deferred tax assets, including those arising from un-utilized tax losses, require management to assess the likelihood that the Company will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. In addition, future changes in tax laws could limit the ability of the Company to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

2. BASIS OF PRESENTATION (cont.)

ii) Economic recoverability and probability of future economic benefits of intangible assets

Management has determined that intangible asset costs which were capitalized may have future economic benefits and may be economically recoverable. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefits including anticipated cash flows and estimated economic life.

iii) Valuation of share-based compensation

The Company uses the Black-Scholes Option Pricing Model for valuation of share-based compensation. Option pricing models require the input of subjective assumptions including expected price volatility, interest rate, and forfeiture rate. Changes in the input assumptions can materially affect the fair value estimate and the Company’s earnings and equity reserves.

iv) Depreciation and Amortization

The Company’s intangible assets and equipment are depreciated and amortized on a straight-line basis, taking into account the estimated useful lives of the assets and residual values. Changes to these estimates may affect the carrying value of these assets, net loss, and comprehensive income (loss) in future periods.

v) Determination of functional currency

The functional currency of the Company and its subsidiaries is the currency of the primary economic environment in which each entity operates. Determination of the functional currency may involve certain judgments to determine the primary economic environment. The functional currency may change if there is a change in events and conditions which determines the primary economic environment.

vi) Revenue Recognition

The Company’s contracts with customers may include promises to transfer multiple products and services. For these contracts, the Company accounts for individual performance obligations separately if they are capable of being distinct and distinct within the context of the contract. Determining whether products and services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the stand-alone selling price, for each distinct performance obligation.

Significant Accounting Judgments, Estimates and Assumptions

vii) Business combinations

Judgement was used in determining whether the acquisition of Xcite Interactive, Inc. was a business combination or an asset acquisition. Estimates were made as to the fair value of assets and liabilities acquired. In certain circumstances, such as the valuation of equipment, intangible assets and goodwill acquired, the Company may rely on independent third-party valuators. The Company measured all the assets acquired and liabilities assumed at their acquisition-date fair values. The excess of the consideration paid over the acquisition-date fair values of the net assets acquired, was recognized as goodwill as of the acquisition date in business combination.

3. SIGNIFICANT ACCOUNTING POLICIES

Basic and diluted loss per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during the reporting periods. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

shares is calculated by assuming that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods. Potentially dilutive options and warrants excluded from diluted loss per share totalled 6,427,899 (2020 – 3,856,914).

Property and equipment

Property and equipment is recorded at cost less accumulated amortization and any impairments. Amortization is calculated based on the estimated residual value and estimated economic life of the specific assets using the straight-line method over the period indicated below:

Asset	Rate
Computers	Straight line, 3 years
Right of use assets	Shorter of useful life or lease term

Financial instruments

Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”), or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or the Company has opted to measure them at FVTPL.

The following table shows the classification of financial instruments:

Financial assets/liabilities	Classification IFRS 9
Cash	FVTPL
Receivables	Amortized cost
Restricted deposit	Amortized cost
Deposit	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Notes payable	Amortized cost

Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in profit or loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in profit or loss in the period in which they arise.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of financial assets at amortized cost

An ‘expected credit loss’ impairment model applies which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period.

In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Intangible assets excluding goodwill

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in profit or loss.

As at September 30, 2021, the Company does not have any derivative financial assets and liabilities.

Intangible assets acquired separately are carried at cost at the time of initial recognition. Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date. Expenditure on research activities is recognized as an expense in the period in which it is incurred.

Intangibles with a finite useful life are amortized and those with an indefinite useful life are not amortized. The useful life is the best estimate of the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. The useful life is based on the duration of the expected use of the asset by the Company and the legal, regulatory or contractual provisions that constrain the useful life and future cash flows of the asset, including regulatory acceptance and approval, obsolescence, demand, competition and other economic factors. If an income approach is used to measure the fair value of an intangible asset, the Company considers the period of expected cash flows used to measure the fair value of the intangible asset, adjusted as appropriate for Company-specific factors discussed above, to determine the useful life for amortization purposes. If no regulatory, contractual, competitive, economic or other factors limit the useful life of the intangible to the Company, the useful life is considered indefinite.

Intangibles with a finite useful life are amortized on the straight-line method unless the pattern in which the economic benefits of the intangible asset are consumed or used up are reliably determinable. The Company evaluates the remaining useful life of intangible assets each reporting period to determine whether any revision to the remaining useful life is required. If the remaining useful life is changed, the remaining carrying amount of the intangible asset will be amortized prospectively over the revised remaining useful life. The Company’s intangible asset is amortized on a straight-line basis over 3 years. In the year development costs are incurred, amortization is based on a half year.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Goodwill

The Company allocates goodwill arising from business combinations to each cash generating unit (“CGU”) or group of CGUs that are expected to receive the benefits from the business combination. The carrying amount of the CGU or group of CGUs to which goodwill has been allocated is tested annually for impairment or when there is an indication that the goodwill may be impaired. Any impairment is recognized as an expense immediately. Should there be a recovery in the value of a CGU, any impairment of goodwill previously recorded is not subsequently reversed.

Deferred financing costs

Deferred financing costs consist primarily of direct incremental costs related to the Company’s public offering of its common stock, which was completed in January 2021. Upon completion of the Company’s public offering any deferred cost was offset against the proceeds of the offering. The Company incurred $398,276 during the year ended December 31, 2020.

Impairment of intangible assets excluding goodwill

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following have been demonstrated:

(a)     the technical feasibility of completing the intangible asset so that it will be available for use or sale;

(b)    the intention to complete the intangible asset and use or sell it;

(c)     the ability to use or sell the intangible asset;

(d)    how the intangible asset will generate probable future economic benefits;

(e)     the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

(f)     the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible assets is the sum of the costs incurred from the date when the intangible assets first meet the recognition criteria listed above. If no future economic benefit is expected before the end of the life of assets, the residual book value is expensed. Subsequent to initial recognition, internally-generated intangible assets are reported at cost. Where no internally-generated intangible asset can be recognized, development costs are recognized as an expense in the period in which it is incurred.

At the end of each reporting period, the Company reviews the carrying amounts of its intangible assets to determine whether there is any indication that those assets have suffered impairment losses. If any such indication exists, the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs is estimated in order to determine the extent of the impairment losses (if any).

Where a reasonable and consistent basis of allocation can be identified, corporate assets (assets other than goodwill that contribute to the future cash flows of both the CGU under review and other CGUs) are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount.

Where impairment losses subsequently reverse, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment losses been recognized for the asset (or CGU) in prior years. A reversal of impairment losses is recognized immediately in profit or loss.

Income taxes

Tax expense recognized in profit or loss comprises the sum of current tax and deferred tax not recognized in other comprehensive income or directly in equity.

Current income tax

Current income tax assets and/or liabilities comprise those claims from, or obligations to, fiscal authorities relating to the current or prior reporting periods that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax

Deferred income taxes are calculated based on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income. Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

Leases

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Company. Assets and liabilities arising from a lease are initially measured on a present value basis. Right-of-use assets are measured at cost comprising the following:

•        the amount of the initial measurement of lease liability;

•        any lease payments made at or before the commencement date less any lease incentives received;

•        any initial direct costs; and

•        restoration costs.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company assesses whether a contract is or contains a lease, at inception of a contract. The Company recognizes a right-of-use asset and a corresponding lease liability with respect to all lease agreements in which it is the lessee. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

Leases

The lease liability is subsequently measure by increasing its carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect lease payments made. The right-of-use asset is depreciated over the shorter of the lease term and the useful life of the underlying asset. The Company applies IAS 36, Impairment of Assets, to determine whether the asset is impaired and account for any identified impairment loss.

As a practical expedient, IFRS 16 permits a lease not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has not used this practical expedient, and accordingly allocates the consideration in the contract to lease and non-lease components based on the stand-alone price of the lease component and aggregate stand-alone price of the non-lease components.

Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognized as an expense in the period in which the event or condition that triggers those payments occurs and are presented as such in the statements of income and comprehensive income.

Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Government grant

Government grant is recognized when there is reasonable assurance that the Company will comply with any conditions attached to the grant and the grant will be received. Government grant is recognized in profit or loss to offset the corresponding expenses on a systematic basis over the periods in which the Company recognizes expenses for the related costs for which the grants are intended to compensate, which in the case of grants related to assets requires setting up the grant as deferred income or deducting it from the carrying amount of the asset.

Non-controlling interest

Non-controlling interest in the Company’s less than wholly owned subsidiary is classified as a separate component of equity. On initial recognition, non-controlling interest is measured at the fair value of the non-controlling entity’s contribution into the related subsidiary. Subsequent to the original transaction date, adjustments are made to the carrying amount of non-controlling interest for the non-controlling interest’s share of changes to the subsidiary’s equity.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control are recorded as equity transactions. The carrying amount of non-controlling interest is adjusted to reflect the change in the non-controlling interest’s relative interest in the subsidiary, and the difference between the adjustment to the carrying amount of non-controlling interests and the Company’s share of proceeds received and/or consideration paid is recognized directly in equity and attributed to owners of the Company.

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the most easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in private placements is determined to be the more easily measurable component and are valued at their fair value. The balance, if any, is allocated to the attached warrants. Any fair value attributed to the warrants is recorded as warrant reserve. If the warrants are exercised, the related amount is reclassified as share capital. If the warrants expire unexercised, the related amount remains in the warrant reserve.

Warrants issued in equity financing transactions

The Company engages in equity financing transactions to obtain funds necessary to continue operations. These equity financing transactions may involve issuance of common shares or units. Each unit comprises a certain number of shares and a certain number of warrants. Depending on the terms and conditions of each equity financing transaction, the warrants are exercisable into additional common shares at a price prior to expiry as stipulated by the transaction. Warrants that are part of units are assigned a value based on the residual value, if any, and included in reserves.

As of February 1, 2021, the warrants were considered a derivative liability since the obligation to issue shares was not fixed in the Company’s functional currency. The derivative warrant liability was measured as fair value at issue with subsequent changes recognized in the statement of loss and comprehensive loss. A $9,743,659 warrant derivative loss was recorded in the statement of loss and comprehensive loss beginning February 1, 2021 when the Company changed its functional currency.

The Company uses the Black-Scholes Option Pricing Model for valuation of share-based payments and derivative financial assets (e.g. investments in warrants). Option pricing models require the input of subjective assumptions including expected price volatility, interest rates, and forfeiture rates. Changes in the input assumptions can materially affect the fair value estimate and the Company’s earnings and equity reserves.

Share-based compensation

The Company grants stock options to acquire common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes, or provides services similar to those performed by an employee.

The fair value of stock options is measured on the date of grant, using the Black-Scholes option pricing model, and is recognized over the vesting period. Consideration paid for the shares on the exercise of stock options is credited to capital stock.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment.

Otherwise, share-based payments are measured at the fair value of goods or services received.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition

In general, the Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Company, where there is evidence of an arrangement, when the selling price is fixed or determinable, and when specific criteria have been met or there are no significant remaining performance obligations for each of the Company’s activities as described below. Foreseeable losses, if any, are recognized in the year or period in which the loss is determined.

The Company earns revenue in three primary ways: 1) the sales of software-as-a-service (SAAS) from its interactive production software platform, 2) development and maintenance of custom-built software or other professional services, or 3) the sale of advertising.

The Company recognizes SAAS revenues from its interactive production sales over the life of the contract as its performance obligations are satisfied. Payment terms vary by contract and can be periodic or one-time payments.

The Company recognizes revenues received from the development and maintenance of custom-built software and other professional services provided upon the satisfaction of its performance obligation in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Performance obligations can be satisfied either at a single point in time or over time. For those performance obligations that are satisfied at a single point in time, the revenue is recognized at that time. For each performance obligation satisfied over time, the Company recognizes revenue by measuring the progress toward complete satisfaction of that performance obligation.

For revenues received from the sales of advertising, the Company is deemed the agent in its revenue agreements. The Company does not own or obtain control of the digital advertising inventory. The Company recognizes revenues upon the achievement of agreed-upon performance criteria for the advertising inventory, such as a number of views, or clicks. As the Company is acting as an agent in the transaction, the Company recognizes revenue from sales of advertising on a net basis, which excludes amounts payable to partners under the Company’s revenue sharing agreements.

Revenue recognition

The Company’s contracts with customers may include promises to transfer multiple products and services. For these contracts, the Company accounts for individual performance obligations separately if they are capable of being distinct and distinct within the context of the contract. Determining whether products and services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the stand-alone selling price, for each distinct performance obligation.

As the Company’s performance obligations are satisfied within 12 months, the Company has elected the practical expedients under IFRS 15, which allows the Company not to record any significant financing component as a result of financing any of its arrangements and not to capitalize cost incurred to obtain a contract.

Deferred revenue

Revenue recognition of sales is recorded on a monthly basis upon delivery or as the services are provided. Cash received in advance for services are recorded as deferred revenue based on the proportion of time remaining under the service arrangement as of the reporting date.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign exchange

The functional currency is the currency of the primary economic environment in which the entity operates and has been determined for each entity within the Company. The functional currency for the Company and its subsidiaries is the United States dollar. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, The Effects of Changes in Foreign Exchange Rates.

Transactions in currencies other than the United States dollar are recorded at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, the monetary assets and liabilities of the Company and its subsidiaries that are denominated in foreign currencies are translated at the rate of exchange at the date of the statement of financial position while non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the exchange rates approximating those in effect on the date of the transactions. Exchange gains and losses arising on translation are included in the statement of profit or loss.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss) and represents the change in shareholders’ equity (deficiency) which results from transactions and events from sources other than the Company’s shareholders. Net loss is the same as comprehensive loss for the periods presented.

4. CHANGE IN FUNCTIONAL AND PRESENTATION CURRENCY

The Company changed its functional currency from the Canadian dollar (“CAD”) to the United States dollar (“USD”) as of February 1, 2021. The change in functional currency coincides with the January 2021 initial public offering and listing on the Nasdaq. Considering Versus’ business activities, comprised primarily of United States dollar revenue and expenditures as well as United States dollar denominated financings, management determined that the functional currency of the Company is the United States dollar. All assets, liabilities, share capital, and other components of shareholders’ equity (deficit) were translated into United States dollars at the exchange rate at the date of change. These changes have been accounted for prospectively. Concurrent with the change in functional currency, on February 1, 2021, the Company changed its presentation currency from the Canadian dollar to the United States dollar. This change in presentation currency is to better reflect the Company’s business activities, comprised primarily of United States dollar transactions. The consolidated financial statements for all periods presented have been translated into the new presentation currency in accordance with IAS 21, The Effects of Changes in Foreign Exchange Rates. The consolidated statements of loss and comprehensive loss have been translated into the presentation currency using the average exchange rates prevailing during each quarterly reporting period. All assets and liabilities previously reported in Canadian dollars have been translated into United States dollars as at February 1, 2021 and December 31, 2020 using the period-end noon exchange rates of 0.782 CAD/USD and 0.770 CAD/USD, respectively. As a practical measure, the comparative shareholders’ equity (deficit) balances were translated at the February 1, 2021 exchange rate of 1.2824 CAD/USD. The comparative statements of net loss and cash flows were translated at a quarterly average of 0.745 CAD/USD for the year ending December 31, 2020. All resulting exchange differences have been recognized in the foreign currency translation reserve. The effect of applying different exchange rates for the change in functional currency and presentation currency have been included as a reconciling item within the statement of changes in shareholders’ equity (deficit) as at February 1, 2021.

5. ACCOUNTS RECEIVABLE

As of September 30, 2021, accounts receivable consists of customer receivables, net a $15,000 allowance for doubtful accounts ($53,220) and GST receivable ($37,380). As of December 31, 2020 accounts receivable consists of amounts due from one customer ($373,202), GST receivable ($22,386) and share subscription receivable ($69,284).

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

5. ACCOUNTS RECEIVABLE (cont.)

During 2020, the Company entered into an Accounts Receivable Purchase and Security Agreement (the “Factor Agreement”) with full recourse. Pursuant to the Factor Agreement, the factor advances funds to the Company for the right to collect cash flows from factored accounts receivable and charges fees for its services. The factor advances funds to the Company at 90% of accounts receivable factored. The outstanding balance bears a daily interest rate of 0.05%. As of December 31, 2020, 100% of the monies owed were collected by the Company and the factoring agent under the terms of the Factor Agreement. The Company expensed the fees and interest charged by the factoring agent as a loss on factoring within its financial statements, which totaled $37,500 during the twelve-month period ended December 31, 2020.

6. RESTRICTED DEPOSIT

As at September 30, 2021, restricted deposits consisted of $9,024 (2020 – $8,851) held in a guaranteed investment certificate as collateral for a corporate credit card.

7. PROPERTY AND EQUIPMENT

	Computers	Right of Use Asset	Total
	($)	($)	($)
Cost
At December 31, 2019	88,329	930,785	1,019,114
Foreign currency adjustment	—	(47,501)	(47,501)
At December 31, 2020	88,329	883,284	971,613
Additions	75,505	38,556	114,061
At September 30, 2021	163,834	921,840	1,085,674

Accumulated amortization
At December 31, 2019	65,062	223,492	288,554
Amortization for the year	17,223	183,975	201,198
At December 31, 2020	82,285	407,467	489,752
Amortization for the period	11,304	230,031	241,335
At September 30, 2021	93,589	637,498	731,087

Carrying amounts
At December 31, 2020	6,044	475,817	481,861
At September 30, 2021	70,245	284,342	354,587

8. NON-CONTROLLING INTEREST IN VERSUS LLC

As of December 31, 2018, the Company held a 41.3% ownership interest in Versus LLC, a privately held limited liability company organized under the laws of the state of Nevada. The Company consolidates Versus LLC as a result of having full control over the voting shares. Versus LLC is a technology company that is developing a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

8. NON-CONTROLLING INTEREST IN VERSUS LLC (cont.)

On May 21, 2019, the Company acquired an additional 25.2% interest in Versus LLC in exchange for 574,009 common shares of the Company and 287,005 share purchase warrants that are exercisable at $3.20 per share until June 30, 2019. The common shares and the share purchase warrants were determined to have a fair value of $1,403,675 and $116,595, respectively. As a result, the Company increased its ownership interest to 66.5% and recorded the excess purchase price over net identifiable liabilities of $3,462,849 against reserves. The effect on non-controlling interest was a reduction of $1,942,580.

On June 21, 2019, the Company acquired an additional 0.3% interest in Versus LLC in exchange for 2,825 common shares of the Company and 1,412 share purchase warrants that are exercisable at $3.20 per share until June 30, 2019. The common shares and the share purchase warrants were determined to have a fair value of $7,011 and $2,565, respectively. As a result, the Company increased its ownership interest to 66.8% and recorded the excess purchase price over net identifiable assets of $26,275 against reserves. The effect on non-controlling interest was a reduction of $16,698.

The following table presents summarized financial information before intragroup eliminations for the non-wholly owned subsidiary as of September 30, 2021 and December 31, 2020:

	2021	2020
Non-controlling interest percentage	33.2%	33.2%
	($)	($)
Assets
Current	3,891,219	779,123
Non-current	2,331,588	2,289,645
	6,222,807	3,068,768
Liabilities
Current	619,916	1,020,192
Non-current	31,493,748	17,329,272
	32,113,664	18,349,464
Net liabilities	(25,890,857)	(15,280,696)
Non-controlling interest	(7,810,928)	(5,171,734)
Loss and comprehensive loss	(15,357,602)	(7,358,342)
Loss and comprehensive loss attributed to non-controlling interest	(2,639,194)	(1,208,447)

9. ACQUISITION OF XCITE INTERACTIVE, INC.

A) Summary of the Acquisition

On June 3, 2021, the Company closed its acquisition of all the issued and outstanding common shares of Xcite Interactive Inc. (“Xcite”) in exchange for common shares of the Company. Pursuant to the terms of the acquisition, the Company acquired all the issued and outstanding Xcite common shares in consideration for the issuance of 0.3510 of a common shares of the Company for each Xcite common share. The Company issued a total of 1,506,903 common shares with a fair value of $10.7 million, based on the June 3, 2021 closing share price of $6.76. The Company issued

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

9. ACQUISITION OF XCITE INTERACTIVE, INC. (cont.)

an additional 43,746 shares on July 26, 2021, related to the PPP loan escrow account that was included in the Xcite debt at the time of the acquisition. The Company is also committed to issue an additional 443,646 shares of common stock to Xcite 15 months after the close date if certain achievements are met. In addition, $109,360 of cash was awarded to non-accredited investors of Xcite on June 3, 2021, and additional $2,865 on July 26, 2021.

The acquisition was accounted for using the acquisition method pursuant to IFRS 3, “Business Combinations”. Under the acquisition method, assets and liabilities are measured at their estimated fair value on the date of acquisition with the exception of income tax, stock-based compensation, lease liabilities and ROU assets. The total consideration was allocated to the tangible and intangible assets acquired and liabilities assumed.

The preliminary purchase price allocation is based on management’s best estimate of the assets acquired and liabilities assumed. Upon finalizing the value of net assets acquired and liabilities assumed, adjustments to initial estimates, including goodwill and intangibles, may be required. The following table summarizes the details of the consideration and the recognized amounts of assets acquired and liabilities assumed at the date of the acquisition.

B) Consideration

Common Shares	$12,889,988
Cash	109,360
Working capital adjustment	(163,902)
PPP shares	295,723
Total Consideration	$13,131,169

Identifiable Assets Acquired and Liabilities Assumed
Cash	$27,124
Accounts Receivable	37,719
Property, Plant and Equipment	34,496
Intangible Assets	7,140,000
Other Assets	12,409
Accounts Payable and Accrued Liabilities	(524,853)
Other Liabilities	(148,019)
Total Identifiable Assets	$6,578,876

Goodwill	$6,552,293

Goodwill recognized is attributable to the synergies expected to be achieved. Goodwill is not deductible for tax purposes.

C) Revenue and Profit Contribution

The acquired business contributed revenues of $371,524 for the nine months ended September 30, 2021. If the acquisition occurred on January 1, 2021, management estimates that revenue would have increased by $600,000 and net loss would have been increased by approximately $1,000,000, respectively.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

10. INTANGIBLE ASSETS

Intangible assets are comprised of a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players. The Company continues to develop new apps, therefore additional costs were capitalized during the year ended December 31, 2020.

	Software	Customer Relationships	Tradename	Developed Technology	Total
Cost
At December 31, 2019	9,016,764	—	—	—	9,016,764
Foreign currency adjustment	15,065				15,065
Additions	882,275	—	—	—	882,275
At December 31, 2020	9,914,104	—	—	—	9,914,104
Foreign currency adjustment	110,814				110,814
Additions	1,569,386	4,840,000	750,000	1,550,000	8,709,386
At September 30, 2021	11,594,304	4,840,000	750,000	1,550,000	18,734,304

Accumulated amortization
At December 31, 2019	6,876,389	—	—	—	6,876,389
Amortization	1,300,299	—	—	—	1,300,299
At December 31, 2020	8,176,688	—	—	—	8,176,688
Amortization	1,090,842	172,857	62,499	129,168	1,455,366
At September 30, 2021	9,267,530	172,857	62,499	129,168	9,632,054

Carrying amounts
At December 31, 2019	2,140,375	—	—	—	2,140,375
At December 31, 2020	2,256,903	—	—	—	1,737,416
At September 30, 2021	2,326,774	4,667,143	687,501	1,420,832	9,102,250

11. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities are comprised of the following:

	September 30, 2021	December 31, 2020
	($)	($)
Accounts payable	$495,167	551,331
Due to related parties	213,662	551,815
Accrued liabilities	134,766	355,535
	$843,595	1,458,681

12. NOTES PAYABLE — RELATED PARTY

During the nine month period ended September 30, 2021, the Company exchanged 215,341 shares of common stock in exchange for a principal reduction of debt in the amount of $1,483,738 and $131,320 of accrued interest. The Company recorded a loss on the conversion of $116,356. In addition, the Company repaid $465,881 of principal. As at September 30, 2021, the Company had recorded $65,770 in accrued interest which was included in accounts payable and accrued liabilities.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

12. NOTES PAYABLE — RELATED PARTY (cont.)

During the year ended December 31, 2020, the Company issued unsecured notes payable for total proceeds of $970,942 from director and officers of the Company who are also shareholders. The loans bear interest at the prime rate which was 2.45% to 3.95% per annum at December 31, 2020, compounded annually and payable quarterly, and had a maturity date of three years from the date of issuance. The notes were considered below the Company’s estimated market borrowing rate of 10% and as such, a contribution benefit of $175,902 was recorded in reserves. As of December 31, 2020, the Company had recorded $363,439 in accrued interest which was included in accounts payable and accrued liabilities.

During the nine months ended September 30, 2021, the Company recorded finance expense of $185,486 (2020 – $169,064), related to bringing the notes to their present value.

Amount
($)
Balance at January 1, 2020	3,706,518
Proceeds	1,097,650
Repayments	—
Contribution benefit	(175,136)
Finance expense	218,847
Balance, December 31, 2020	4,528,549
Proceeds	—
Repayments	(1,976,260)
Contribution benefit	—
Finance expense	185,486
Balance, September 30, 2021	2,737,775
Current	1,701,368
Non-current	1,036,407

In May 2020, the Company received loan proceeds in the aggregate amount of $610,247 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the CARES Act within the United States of America in response to the COVID-19 pandemic, provides for loans to qualifying businesses. A portion of the loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries. No collateral or guarantees were provided in connection with the PPP loans.

The PPP loan was forgiven in July 2021. The Company used the proceeds for purposes consistent with the PPP. For the year ended December 31, 2020 the Company had incurred eligible payroll cost of $610,247 which were fully offset against the loan balance. Of the total loan balance, $210,248 was applied towards payroll cost capitalized as intangible assets during the year ended December 31, 2020.

13. SHARE CAPITAL AND RESERVES

a) Authorized share capital

We are authorized to issue an unlimited number of Class A Shares. The Class A Shares do not have any special rights or restrictions attached. As of September 30, 2021, there were 5,057 Class A Shares issued and outstanding.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

13. SHARE CAPITAL AND RESERVES (cont.)

b) Issued share capital

During the nine month period ended September 30, 2021, the Company:

i)       issued, 1,506,903 units at a price of $6.76 per unit in connection with the acquisition of Xcite.

ii)      issued, 1,472,000 units at a price of $7.50 per unit per unit for total proceeds of $11,040,000. Each unit consisted of one common share, one Unit A warrant and one Unit B warrant. Unit A warrants allow the purchaser to purchase one common share at $7.50 per share until January 20, 2026. Unit B warrants allow the purchaser to purchase one common share at $7.50 per share until January 20, 2026. In connection with the offering, the Company incurred $1,524,439 in issuance costs as part of the transaction.

iii)    issued, 1,553,372 common shares pursuant to exercise of 1,435,333 warrants and 118,039 stock options for total proceeds of $6,735,254.

iv)     issued, 215,341 units consisting of one share of common share and one Unit A warrant and one Unit B warrant in exchange for the forgiveness of $1,615,058 of debt and accrued interest.

v)      issued 29,307 shares of the Company’s common stock with a value of $203,098 to a third party in exchange for services (included in professional fees).

vi)     issued 43,746 shares related to the PPP loan escrow account that was included in the Xcite debt at the time of the acquisition.

During the year ended December 31, 2020, the Company:

i)       issued, 150,000 units at a price of $3.02 per unit for total proceeds of $554,358. Each unit consisted of one common share and a one half share purchase warrant for each share purchased. Each whole warrant entitles the holder to purchase one additional common share at a price of $4.80 until February 17, 2021.

ii)      issued, 172,532 units at a price of $2.95 per unit for total proceeds of $637,631. Each unit consisted of one common share and one share purchase warrant for each share purchased. Each warrant entitles the holder to purchase one additional common share at a price of $4.71 until July 17, 2022.

iii)    issued, 625,000 units at a price of $3.05 per unit for total proceeds of $1,678,324. Each unit consisted of one common share and a one half share purchase warrant for each share purchased. Each whole warrant entitles the holder to purchase one additional common share at a price of $4.89 until November 17, 2022

iv)     entered into a Mutual Investment Agreement with Animoca Brands Inc. (Animoca) in which the Company issued 181,547 shares of the Company’s common stock with a value of $502,414 in exchange for 4,327,431 shares of Animoca common stock. On the same date, the Company issued an additional 89,088 shares of the Company’s common stock with a value of $251,169 to Animoca in exchange for services (included in professional fees). The Company subsequently sold all of its shares of Animoca and recognized a loss of $378,718.

v)      issued, 1,059,893 common shares pursuant to exercise of 1,056,143 warrants and 3,750 stock options for total proceeds of $3,552,473.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

13. SHARE CAPITAL AND RESERVES (cont.)

Escrow

At September 30, 2021, 313 common shares (December 31, 2020– 313) of the Company are held in escrow due to misplaced share certificates originally issued to three individual shareholders.

c) Stock options

The Company may grant incentive stock options to its officers, directors, employees, and consultants. The Company has implemented a rolling Stock Option Plan (the “Plan”) whereby the Company can issue up to 10% of the issued and outstanding common shares of the Company. Options have a maximum term of ten years and vesting is determined by the Board of Directors.

A continuity schedule of outstanding stock options is as follows:

	Number Outstanding	Weighted Average Exercise Price
		($)
Balance – December 31, 2019	1,013,399	4.07
Granted	470,083	3.27
Exercised	(3,750)	2.78
Forfeited	(125,907)	4.80
Balance – December 31, 2020	1,353,825	4.70
Granted	960,224	7.20
Exercised	(118,039)	4.22
Forfeited	(254,205)	4.26
Balance – September 30, 2021	1,941,769	4.63

During the nine months ended September 30, 2021, 960,224 stock options were granted by the Company. During the nine months ended September 30, 2021, the Company recorded share-based compensation of $1,403,132 (September 30, 2020 – $465,658) relating to options vested during the period.

During the year ended December 31, 2020, 470,083 stock options were granted by the Company with a fair value of $906,618 (or $2.01 per option). During the year ended December 31, 2020, the Company recorded share-based compensation of $1,043,132 (December 31, 2019 – $632,542) relating to options vested during the year.

The Company used the following assumptions in calculating the fair value of stock options for the nine months ended September 30, 2021 and year ended December 31, 2020:

	September 30, 2021	December 31, 2020
Risk-free interest rate	0.04% – 0.47%	0.26% – 0.37%
Expected life of options	5.0 years	2.0 – 5.0 years
Expected dividend yield	Nil	Nil
Volatility	102% – 128%	79.44% – 87.79%

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

13. SHARE CAPITAL AND RESERVES (cont.)

At September 30, 2021, the Company had incentive stock options outstanding as follows:

Expiry Date	Options Outstanding	Options Exercisable	Exercise Price	Weighted Average Remaining Life
			($)	(years)
March 17, 2022	13,063	13,063	5.22	0.71
May 18, 2022	5,750	5,750	5.72	0.88
September 14, 2022	74,156	74,156	4.46	1.20
June 6, 2023	14,063	10,889	5.70	1.93
September 4, 2023	12,813	7,455	2.97	2.18
April 2, 2024	106,875	106,875	2.52	2.76
June 27, 2024	6,250	6,250	2.56	2.99
September 27, 2024	300,000	131,250	4.53	3.24
October 22, 2024	12,500	7,345	4.03	3.31
July 24, 2025	242,095	31,178	2.98	4.07
July 31, 2025	166,116	166,116	2.98	4.07
August 10, 2025	12,500	4,840	3.00	4.11
November 19, 2025	15,364	4,186	4.59	3.39
June 1, 2026	56,816	—	7.04	4.97
June 3, 2026	329,500	—	5.65	4.97
August 19, 2026	573,908	—	4.20	4.20
	1,941,769	569,353	4.63	3.03

d) Share purchase warrants

A continuity schedule of outstanding share purchase warrants is as follows:

	Number Outstanding	Weighted Average Exercise Price
		($)
Balance – December 31, 2019	3,690,431	5.28
Exercised	(1,056,143)	2.40
Expired	(513,947)	4.32
Issued	947,531	6.13
Balance – December 31, 2020	3,067,872	5.88
Exercised	(1,435,333)	5.51
Expired	(521,091)	4.25
Issued	3,374,682	7.50
Balance – September 30, 2021	4,486,130	6.83

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

13. SHARE CAPITAL AND RESERVES (cont.)

During the nine month period ended September 30, 2021, the Company:

i)       On January 21, 2021, Company completed a public offering and issued 1,472,000 units at a price of $7.50 per unit per unit for total proceeds of $11,040,000. Each unit consisted of one common share, one Unit A warrant and one Unit B warrant, each to purchase one common share for a total of 2,944,000 warrants issued at $7.50 per share until January 21, 2023.

ii)      On January 21, 2021, the Company entered into a debt exchange agreement and exchanged 215,341 shares of common stock for the reduction of $1,615,058 of debt and accrued interest. As part of the agreement the Company also issued 215,341 Unit A warrants and 215,341 Unit B warrants issued at $7.50 per share until January 21, 2023.

During the year ended December 31, 2020, the Company:

iii)    On February 17, 2020, the Company, completed a unit private placement which included 150,000 share purchase warrants exercisable at $4.80 per share for a period of two years. The share purchase warrants were determined to have a fair value of $Nil using the residual value method.

iv)     On July 17, 2020, the Company, completed a unit private placement which included 172,532 share purchase warrants exercisable at $2.95 per share for a period of two years. The share purchase warrants were determined to have a fair value of $41,155 using the residual value method.

v)      On November 17, 2020, the Company, completed a unit private placement which included. 625,000 share purchase warrants exercisable at $3.05 per share for a period of two years.

The Company used the following assumptions in calculating the fair value of the warrants for the period ended:

	September 30, 2021	December 31, 2020
Risk-free interest rate	0.25%	1.77%
Expected life of options	0.7 – 1.76 years	2.0 years
Expected dividend yield	Nil	Nil
Volatility	75%	107.14%
Weighted average fair value per warrant	$3.38	$0.04

At September 30, 2021, the Company had share purchase warrants outstanding as follows:

Expiry Date	Warrants Outstanding	Exercise Price	Weighted Average Remaining Life
		($)	(years)
January 20, 2022	1,665,008	7.50	0.30
March 17, 2022	350,000	4.80	0.46
July 17, 2022	172,531	4.71	0.80
November 17, 2022	611,250	4.89	1.03
January 20, 2026	1,687,341	7.50	4.31
	4,486,130	6.83	1.94

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

14. RELATED PARTY TRANSACTIONS

The following summarizes the Company’s related party transactions, not disclosed elsewhere in these consolidated financial statements, during the nine months ended September 30, 2021 and 2020. Key management personnel includes the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and certain directors and officers and companies controlled or significantly influenced by them.

Key Management Personnel	2021	2020
	($)	($)
Short-term employee benefits paid or accrued to the CEO of the Company, including share-based compensation vested for incentive stock options and performance warrants.	246,848	248,802
Short-term employee benefits paid or accrued to the CFO of the Company, including share-based compensation vested for incentive stock options and performance warrants.	331,058	244,006
Short-term employee benefits paid or accrued to a member of the advisory board of the Company, including share-based compensation vested for incentive stock options and performance warrants.	157,819	36,759
Short-term employee benefits paid or accrued to the Vice President of Engineering of the Company, including share-based compensation vested for incentive stock options and performance warrants.	274,343	252,655
Short-term employee benefits paid or accrued to certain directors and officers of the Company, including share-based compensation vested for incentive stock options and performance warrants.	396,892	245,597

Total	1,406,958	1,027,818

Other Related Party Payments

Office sharing and occupancy costs of $50,348 (2020 – $46,525) were paid or accrued to a corporation that shares management in common with the Company.

Amounts Outstanding

a)      At September 30, 2021, a total of $213,662 (December 31, 2020 – $551,815) was included in accounts payable and accrued liabilities owing to officers, directors, or companies controlled by them. These amounts are unsecured and non-interest bearing (Note 10).

b)      At September 30, 2021, a total of $2,737,775 (December 31, 2020 – $4,528,549) of long term notes was payable to a director and the CEO of the Company (Note 12).

15. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial risk management

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 —	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 —	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
Level 3 —	Inputs that are not based on observable market data.

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

15. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont.)

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Company’s financial instruments consist of cash, receivables, restricted deposit, accounts payable and accrued liabilities and notes payable.

The fair value of cash, receivables, accounts payable and accrued liabilities approximate their book values because of the short-term nature of these instruments. The fair value of notes payable approximates its book value as it was discounted using a market rate of interest.

Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its payment obligations. The Company has no material counterparties to its financial instruments with the exception of the financial institutions which hold its cash. The Company manages its credit risk by ensuring that its cash is placed with a major financial institution with strong investment grade ratings by a primary ratings agency. The Company’s receivables consist of goods and services tax due from the government.

Financial instrument risk exposure

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board approves and monitors the risk management processes.

Liquidity risk

The Company’s cash is invested in business accounts which are available on demand. The Company has raised additional capital during the nine months ended September 30, 2021.

Interest rate risk

The Company’s bank account earns interest income at variable rates and the notes payable bear interest at the prime lending rate. The fair value of its portfolio is relatively unaffected by changes in short-term interest rates. A 1% change in interest rates would have no significant impact on profit or loss for the nine month period ended September 30, 2021.

Foreign exchange risk

Foreign currency exchange rate risk is the risk that the fair value of financial instruments or future cash flows will fluctuate because of changes in foreign exchange rates. The Company operates in Canada and the United States.

The Company was exposed to the following foreign currency risk as at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
	($)	($)
Cash	347,957	2,197,856
Lease Obligations	—	(70,144)
Accounts payable and accrued liabilities	(305,725)	(617,722)
	42,232	1,509,990

As at September 30, 2021, with other variables unchanged, a +/- 10% change in the United States dollar to Canadian dollar exchange rate would impact the Company’s net loss by $4,200 (December 31, 2020 – $150,100).

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

16. Management of Capital

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company. Capital consists of items within equity (deficiency). The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. The Company is not subject to any externally imposed capital requirements.

The Company remains dependent on external financing to fund its activities. In order to sustain its operations, the Company will spend its existing cash on hand and raise additional amounts as needed until the business generates sufficient revenues to be self-sustaining. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

In order to maximize ongoing corporate development efforts, the Company does not pay out dividends. The Company’s investment policy is to keep its cash treasury invested in certificates of deposit with major financial institutions.

There have been no changes to the Company’s approach to capital management during the nine month period ended September 30, 2021.

17. GEOGRAPHICAL SEGMENTED INFORMATION

The Company is engaged in one business activity, being the development of a business-to-business software platform that allows video game publishers and developers to offer prize-based matches of their games to their players. Revenue earned during the year ended December 31, 2020 is from one customer based in the United States and receivables of $361,379 were due from that customer. No revenue was earned from the same customer for the nine months ended September 30, 2021.

Details of identifiable assets by geographic segments are as follows:

	Restricted deposits	Deposits	Goodwill	Property and equipment	Intangible assets
September 30, 2021
Canada	$9,024	$—	$—	$—	$—
USA	—	100,000	6,552,293	353,837	9,102,250
	$9,024	$100,000	6,552,293	$353,837	$9,102,250

December 31, 2020
Canada	$8,851	$—	$—	$34,115	$—
USA	—	98,393	—	447,746	1,737,416
	$8,851	$98,393	—	$481,861	$1,737,416

18. SUPPLEMENTAL CASH FLOW INFORMATION

	2021	2020
	($)	($)
Non-cash investing and financing activities:
Contribution benefit on low interest rate notes (Note 12)	—	118,397
Common shares issued to settle debt	1,615,058	—
Fair value common shares issued in acquisition	13,348,262	—
Interest paid during the year	374,617	—
Income taxes paid during the year	—	—

VERSUS SYSTEMS INC.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021
(Expressed in United States dollars)

19. LEASE OBLIGATIONS AND COMMITMENTS

Lease Liabilities

$
Lease liabilities recognized as of January 1, 2020	864,049
Lease payments made	(305,023)
Interest expense on lease liabilities	60,112
Foreign exchange adjustment	22,113
Lease liabilities recognized as of January 1, 2021	641,251
Lease payments made	(232,170)
Interest expense on lease liabilities	31,739
Foreign exchange adjustment	770
441,590
Less: current portion	(230,127)
At September 30, 2021	211,463

On August 1, 2015, the Company entered into a cost sharing arrangement agreement for the provision of office space and various administrative services. In May of 2018, the Company extended the cost sharing arrangement to July of 2022 at a monthly fee of CAD $7,000 plus GST per month.

On September 6, 2017, the Company entered into a rental agreement for office space in Los Angeles, USA. Under the terms of the agreement the Company will pay $17,324 per month commencing on October 1, 2017 until June 30, 2023.

Year	Amount
($)
2021 (remaining)	63,562
2022	260,185
2023	131,576

20. SUBSEQUENT EVENTS

i)       Subsequent to September 30, 2021, the company extended CAD$640,000 in noted payable to director Brian Tingle.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Xcite Interactive, Inc.

Greeley, CO

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Xcite Interactive, Inc. and Subsidiary (the Company), which comprise of the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xcite Interactive, Inc. as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

On June 3, 2021 the Company was sold to Versus Systems, Inc.

Irvine, California

August 16, 2021

Xcite Interactive, Inc.
Consolidated Balance Sheets
December 31, 2020 and 2019

	2020	2019
Assets
Current assets:
Cash	$141,428	$66,852
Accounts receivable, net	44,756	320,304
Prepaid expenses	21,891	—
Total current assets	208,075	387,156
Property and equipment, net	21,374	26,302
Capitalized software, net	1,733,965	1,176,213
Total assets	$1,963,414	$1,589,671

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$374,278	$148,340
Accounts payable – related party	—	71,651
Accrued expenses	387,361	356,576
Contract liabilities	32,750	787,513
Line of credit	200,000	388,556
Stockholder loans, current	505,000	—
PPP loan payable	376,142	—
Convertible debt, net of debt discount of $458,333 and $0, respectively	41,667	—
Total current liabilities	1,917,198	1,752,636
Stockholder loans, net	—	205,000
Total liabilities	1,917,198	1,957,636
Commitments and contingencies (note 10)
Subsequent events (note 11)

Stockholders’ equity (deficit):
Common stock, $0.01 and $0.0001 par value; 75,000,000 and 20,000,000 authorized, 3,977,301 and 3,145,000 issued and outstanding as of December 31, 2020 and 2019, respectively	31,936	31,450
Preferred stock, $0.0001 par value; 10,000,000 authorized, 0 and 216,668 issued and outstanding as of December 31, 2020 and 2019, respectively	—	65
Treasury stock	(67)	(67)
Additional paid in capital	3,144,608	1,347,229
Accumulated deficit	(3,130,261)	(1,746,642)
Total stockholders’ equity (deficit)	46,216	(367,965)
Total liabilities and stockholders’ equity (deficit)	$1,963,414	$1,589,671

The accompanying notes are an integral part of these consolidated financial statements.

Xcite Interactive, Inc.
Consolidated Statements of Operations
For the years ended December 31, 2020 and 2019

	2020	2019
Revenues, net	$2,015,716	$2,028,952
Cost of revenue	512,385	677,361
Gross profit	1,503,331	1,351,591
Operating expenses:
Selling, general and administrative expenses	1,950,923	2,757,156
Depreciation and amortization expense	873,280	390,774
Loss from operations	(1,320,872)	(1,796,339)
Other income (expense):
Other income	10,100	—
Interest expense	(72,847)	(21,668)
Net loss before income tax expense	(1,383,619)	(1,818,007)
Income tax expense	—	(421)
Net loss	$(1,383,619)	$(1,818,428)

The accompanying notes are an integral part of these consolidated financial statements.

Xcite Interactive, Inc.
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the years ended December 31, 2020 and 2019

	Members’ Equity		Common Stock		Preferred Stock		Treasury Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Units	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2019	94	$581,781	—	$—	—	$—	—	$—	$—	$71,786	$653,567.00
Cash distribution	—	(40)	—	—	—	—	—	—	—	—	(40)
Conversion of accounts payable-related party to equity	9	147,000	—	—	—	—	—	—	—	—	147,000
Recapitalization	(103)	(728,741)	3,145,000	31,450	—	—	—	—	697,291	—	—
Treasury stock purchase	—	—	—	—	—	—	(6,667)	(67)	—	—	(67)
Preferred stock issuance	—	—	—	—	216,668	65	—	—	649,938	—	650,003
Net loss	—	—	—	—	—	—	—	—	—	(1,818,428)	(1,818,428)
Balance at December 31, 2019	—	—	3,145,000	31,450	216,668	65	(6,667)	(67)	1,347,229	(1,746,642)	(367,965)

Issuance of new common stock	—	—	448,000	448	—	—	—	—	1,119,552	—	1,120,000
Borrowing and re-issuance of shares	—	—	—	—	—	—	—	—	(300,000)	—	(300,000)
Conversion of preferred stock and warrants	—	—	384,301	38	(216,668)	(65)	—	—	224,027	—	224,000
Stock based compensation	—	—	—	—	—	—	—	—	253,800	—	253,800
Equity component of convertible note	—	—	—	—	—	—	—	—	500,000	—	500,000
Net loss	—	—	—	—	—	—	—	—	—	(1,383,619)	(1,383,619)
Balance at December 31, 2020	—	$—	3,977,301	$31,936		$—	(6,667)	$(67)	$3,144,608	$(3,130,261)	$46,216

The accompanying notes are an integral part of these consolidated financial statements.

Xcite Interactive, Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2020 and 2019

	2020	2019
Cash Flows From Operating Activities
Net loss	$(1,383,619)	$(1,818,428)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	253,800	—
Depreciation of property and equipment	4,928	2,103
Amortization of capitalized software	868,352	388,671
Amortization of debt discount	41,667	—
Changes in current assets and current liabilities:
Accounts receivable	275,548	(8,798)
Prepaid expenses	(21,891)	—
Accounts payable	225,938	118,625
Accounts payable – related party	(71,651)	71,651
Accrued expenses	30,785	235,902
Contract liabilities	(754,763)	787,513
Net cash used in operating activities	(530,906)	(222,761)
Cash Flows From Investing Activities
Capitalization of software development costs	(1,426,104)	(515,955)
Net cash used in investing activities	(1,426,104)	(515,955)
Cash Flows From Financing Activities
Proceeds from PPP loan payable	376,142	—
Proceeds from stockholder loans	—	205,000
Proceeds from convertible debt	500,000	—
Payments on long-term debt	—	(41,672)
Borrowings on line of credit	215,856	—
Payments on line of credit	(404,412)	(7,929)
Cash distribution to common member	—	(40)
Proceeds from issuance of preferred stock	—	650,003
Proceeds from conversion of preferred stock and warrants	224,000	—
Purchase of treasury stock	—	(67)
Proceeds from issuance of common stock	1,120,000	—
Net cash provided by financing activities	2,031,586	805,295
Net decrease in cash	74,576	66,579
Cash at beginning of year	66,852	273
Cash at end of year	$141,428	$66,852

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for:
Interest	$2,536	$9,322
Income taxes	$—	$421

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Loan from stockholder	$300,000	$—
Purchase of treasury stock	$300,000	$—
Conversion of accounts payable-related party to equity	$—	$147,000

The accompanying notes are an integral part of these consolidated financial statements.

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Organization

Game Changer, LLC a Kansas limited liability corporation, (LLC) headquartered in Kansas City, Kansas, began business in 2015. In April 2019, all managers and members of the LLC merged their ownership interest into Xcite Interactive, Inc., formerly Game Changer LLC (the “Company”) a Colorado corporation headquartered in Greeley, Colorado, with the LLC as a wholly owned subsidiary of the Company. The Company is a leading global provider of interactive gaming and production specializing in fan engagement and event presentation. The gaming allows for fan engagement and interactive play in sports, music, special events, and other crowd settings. The Company conducts the business through two segments:

(i) interactive and (ii) production.

The interactive segment of the Company revenues and expenses are derived from the proprietary software and technology products that the Company has developed. These products include the interactive game library (over 35 games), the proprietary Fan Filter Cam, and the proprietary Flashpoint product.

The production segment of the Company’s revenues and expenses are derived from the creative multimedia deliverables that the Company provides to clients. These products and services include graphics packages, animations, event videos, print design, commercials, and other custom production work for the Company’s clients.

The Company reorganized as a C corporation on April 1, 2019. All assets and liabilities held at the time of the reorganization were recorded at historical cost. All the amount reflected in members’ equity were reclassified to common stock and additional paid in capital on the accompanying 2019 consolidated statement of changes in stockholders’ equity (deficit).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Risks and Uncertainties

In December 2019, a novel strain of coronavirus (COVID-19) surfaced. The spread of COVID-19 around the world in the first quarter of 2020 which continued throughout 2020 and 2021 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations and cash flows.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Xcite Interactive, Inc. and its wholly owned subsidiary, Game Changer, LLC. All material intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash

The Company’s cash accounts consist mainly of demand deposit accounts. The Company maintains its cash in banks and financial institutions that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2020 and 2019. As of December 31, 2020 and 2019, the Company’s bank balances did not exceed the Federal Deposit Insurance Corporation (FDIC) insured amounts.

Concentration of Credit Risk

For the years ended December 31, 2020 and 2019, the Company had one customer who generated 14% and 11% of net revenues, respectively. No other customers exceeded 10% of net revenues.

Accounts Receivable

Accounts receivable are carried at amounts owed less an estimated allowance for doubtful receivables. The allowance is based on management’s evaluation of historical and current industry trends and the Company has not experienced material write-offs in the past. Receivables are generally in current status and the Company expects to fully collect amounts due. Accordingly, no allowance has been provided as of December 31, 2020 and 2019.

Revenue Recognition

The Company primarily generates revenue from providing hosted software products and selling intellectual property products to customers on a contract basis.

Interactive Revenue

The Company provides access to its hosted software products whereby the customer is charged a fee for access for a defined term, typically on a seasonal basis. Interactive contracts frequently provide the customer with access to multiple applications, access to each of which is provided to the customer concurrently over the contract term. As such, the promises are combined as a single performance obligation that is comprised of a series of distinct services that are substantially the same and have the same periodic pattern of transfer to the customer. Given that the customer benefits from the access evenly over the contract term, the Company generally transfers control and recognizes revenue ratably over the contract term as the performance obligation is satisfied.

Production Revenue

The Company sells intellectual property products to customers including custom animations, videos, and graphics packages. Related revenues are recognized at the point in time when control of the production product is transferred to the customer, which is on final delivery of the product to the customer at which point the customer obtains physical possession, legal title to the product, has accepted the product, and has the right to enjoy the risks and rewards of ownership of the product. Production contracts frequently provide the customer with multiple products, each of which is delivered to the customer concurrently. As such, the Company combines the otherwise distinct performance obligations.

Presentation of Revenue

The Company evaluates whether it acts as the principal or agent as it relates to third-party provided fulfillment activities, such as for travel and certain production services. The Company reports interactive and production revenues gross given that the Company controls the goods and services being provided, is primarily responsible for transferring the promised goods and services to its customers, accepts risk related to customer satisfaction, and exercises discretion in pricing.

As a practical expedient, the Company excludes taxes assessed by and collected on behalf of government authorities from the transaction price.

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract Assets and Liabilities

The Company frequently bills and collects 50% of the contractual fixed fee on contracts prior to the satisfaction of the related performance obligation which results in the Company recognizing contract liabilities. The remainder of the fee is billed through contract dates as work is completed. The time from inception of the contract to implementation typically does not exceed six months. Contract liabilities are included in the accompanying consolidated balance sheets.

Accounts receivable are recognized in the period the Company invoices the customer. The Company provides credit terms to customers, typically not exceeding 60 days. The Company does not adjust the promised amount of consideration for the effects of a financing component when it expects, at contract inception, that the period between the transfer of a promised good or service and related receipt of payment will be one year or less, which is in substantially all cases.

Contract Terms

The Company typically does not experience changes in the transaction price subsequent to the inception of the interactive contract term or subsequent to the delivery of the product. Variable consideration generally is comprised of reimbursable costs, for which variability is resolved prior to initiating revenue recognition. The Company generally does not provide customers with return or refund rights and generally, contracts are non-cancelable.

Sales Commissions

As a practical expedient, the Company recognizes the incremental direct costs of obtaining contracts as an expense when incurred, if the amortization period of the assets that otherwise would have been recognized is one year or less. Incremental direct costs of obtaining a contract consist of sales commissions paid to the Company’s direct sales force and outside third party resellers, which are included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. Commissions incurred for sales to new customers were commensurate with commissions incurred for sales to existing customers. Accordingly, the Company did not capitalize any sales commissions during the years ended December 31, 2020 and 2019.

Cost of Revenue

Cost of revenue consists of expenses directly related to developing the Company’s software and intellectual products and sale of products, and includes subcontractor labor, materials and equipment rental.

Property and Equipment and Depreciation

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight line method over the estimated useful lives of the related assets, which range from five to seven years. Expenditures for repairs and maintenance are expensed as incurred, whereas significant improvements which materially increase values or extend useful lives are capitalized and depreciated over the remaining estimated useful lives of the related assets. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation is removed from the accounts. Any gain or loss on the sale or retirement is recognized in current operations.

Capitalized Software

The Company accounts for costs incurred in the development of computer software as research and development costs until the preliminary project stage is completed. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose are probable. The Company ceases capitalization of

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of three to five years. Costs associated with upgrades and enhancements that result in additional functionality are capitalized.

Long-Lived Asset Impairment

Long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Impairment is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company did not identify any indicators of impairment during the years ended December 31, 2020 and 2019.

Income Taxes

Prior to its reorganization, the Company operated as a limited liability company (LLC) pursuant the provisions of the Internal Revenue Service. The LLC members were taxed on their proportionate share of the Company’s taxable income. Subsequent to its reorganization, the Company accounts for income taxes utilizing the asset and liability method. Under this method, deferred income tax assets and liabilities are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes any uncertain income tax positions at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company policy is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2020 and 2019, and for the years then ended, the Company did not record any accruals for interest and penalties. The Company’s income tax returns remain subject to examination for the years 2018 through 2020 for Federal purposes and 2017 through 2020 for state purposes.

Fair Value Measurements

The carrying amounts reported as of December 31, 2020 and 2019 for cash, accounts receivable, prepaid expenses, accounts payable, accrued liabilities, convertible debt and contract liabilities approximate their fair value due to the short-term nature of these instruments or are based on interest rates available to the Company that are comparable to the current market rate. The estimated fair value of the Company’s PPP loan payable approximates its carrying value as the rate on this debt is determined by the U.S. government which was offered to all participating companies under the Coronavirus Aid Relief and Economic Security Act (CARES Act). It is not practicable to estimate the fair value of the accounts payable — related parties, due to the related party nature of the balances.

Recent Accounting Pronouncements

In October 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which allows a private company to elect to not apply VIE guidance to legal entities under common control if both the parent and the legal entity being evaluated for consolidation are not public entities. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption of the amendments in this ASU is permitted. All entities are required to apply the amendments in this ASU retrospectively with a cumulative effect adjustment to retained earnings at the beginning of the earliest period presented. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

Management does not believe any other recently issued but not yet effective accounting pronouncement would have a material effect on the Company’s present of future consolidated financial statements.

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 3 — REVENUE

Disaggregation of Revenue from Contracts with Customers

The following table disaggregates the Company’s revenue from contracts with customers based on the timing of satisfaction of performance obligations for the years ended December 31, 2020 and 2019:

	2020	2019
Performance obligations over time	$1,588,744	$1,222,257
Performance obligations satisfied at a point in time	426,972	806,695
Total	$2,015,716	$2,028,952

Revenue from performance obligations satisfied over time consists of interactive hosted software products.

Revenue from performance obligations satisfied at a point in time consists of sales from production of intellectual property products to customers including custom animations, videos, and graphics packages.

Contract Balances

The beginning and ending contract balances were as follows at December 31:

	2020	2019
Accounts receivable	$44,756	$320,304
Contract assets	$—	$—
Contract liabilities	$32,750	$787,513

NOTE 4 — STOCKHOLDERS’ EQUITY

The Company reorganized as a C-corporation on April 1, 2019. All assets and liabilities held at the time of the reorganization were recorded at historical cost. All the amounts reflected in members’ equity were reclassified to common stock and additional paid in capital on the accompanying 2019 consolidated statement of changes of stockholders’ equity (deficit).

Common Stock

On April 1, 2019, the stockholders of the Company approved the authorization of 75,000,000 shares of common stock at $0.01 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed. As of December 31, 2020 and 2019, there were a total of 35 and 48 stockholders, respectively. In December 2020, the Stockholders of the Company approved the amended authorization of 20,000,000 shares of common stock at $0.0001 par value. As of December 31, 2020 and 2019 there were 3,977,301 and 3,145,000 shares of common stock outstanding, respectively.

Preferred Stock

On April 1, 2019, the Company authorized 10,000,000 shares of preferred stock, $0.0001 par value. The shares of preferred stock may be issued from time to time in one or more series as determined by the Board of Directors. The voting powers and preferences, the related rights of each such series and the qualifications, limitations, and restrictions of each series will be established by the Board of Directors. The Board of Directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of common stock. As of December 31, 2020 and 2019 there were 0 and 216,668 shares of preferred stock outstanding, respectively.

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 4 — STOCKHOLDERS’ EQUITY (cont.)

Treasury Stock

During the year ended December 31, 2019, the Company reacquired 6,667 shares.

Borrowing and Re-issuance of Shares

In December 2020, a stockholder of the Company loaned 300,000 shares of common stock to the Company. These shares were immediately sold to another individual for $1 per share by the Company. In January 2021, the Company issued 300,000 common stock shares to the stockholder to repay these borrowed shares (see Note 11).

Preferred Stock and Warrants

In 2019, the Company entered into a series of subscription agreements for the sale of 216,668 preferred stock shares of the Company and warrants. The aggregate proceeds to the Company were $650,003. On November 1, 2020, all the preferred shares and warrants were converted to common stock.

On May 13, 2020, the Company offered 50,000 warrants in a severance agreement to purchase common stock of the Company. These warrants have not been exercised.

As of December 31, 2019 and 2020, the Company had 216,668 and 50,000 warrants outstanding, respectively.

Stock Options

On November 20, 2020, the Company issued 80,000 stock options to members of the Board of Directors of the Company. The exercise price was $2.50 per share, with a fair value of $2.01 per share at the time of issuance. These options have not been exercised as of December 31, 2020.

NOTE 5 — CAPITALIZED SOFTWARE

Capitalized software as of December 31, 2020 and 2019 is summarized as follows:

	2020	2019
Capitalized software development costs	3,644,792	2,218,688
Accumulated amortization	(1,910,827)	(1,042,475)
Capitalized software, net	$1,733,965	$1,176,213

Amortization expense during the years ended December 31, 2020 and 2019 was $868,352 and $388,671, respectively.

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2020 and 2019 is summarized as follows:

	2020	2019
Tools and equipment	$34,496	$34,496
Accumulated depreciation	(13,122)	(8,194)
Property and equipment, net	$21,374	$26,302

Depreciation expense during the years ended December 31, 2020 and 2019 was $4,928 and $2,103, respectively.

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 7 — INCOME TAXES

Income tax expense consists of the following for the years ended December 31:

	2020	2019
Current:
Federal	$—	$461
State	—	—
Total current:	—	461
Deferred:
Federal	—	—
State	—	—
Total deferred:	—	—

Income tax expense	$—	$461

Income tax expense for the year ended December 31, 2020 and 2019 differed from amounts computed by applying U.S. deferral income tax rate of 21 percent as a result of permanent differences, state income taxes and valuation allowance reserved against deferred tax assets.

Deferred tax assets and liabilities as of December 31, 2020 and 2019 are primarily attributable to temporary differences related to accelerated depreciation and amortization for income tax purposes and net operating loss carryforwards.

Due to historical book losses, management has determined that the net deferred tax assets related to net operating loss carry forwards are not recognized because the future recovery of this asset is uncertain.

As of December 31, 2020 the Company had net operating loss carry forwards for federal and state tax purposes of approximately $2.7 million. If not utilized to offset future taxable income, these operating loss carryforwards will expire at various years through 2040.

NOTE 8 — DEBT

Line of credit

In December 2017, the Company entered into a loan and security agreement with a lender for a revolving line of credit not to exceed the lesser of $400,000 or the borrowing base, as defined in the agreement. The line of credit had an original maturity of December 2018, which was extended to September 2021. The line of credit has an interest rate of prime plus 0.5%. As of December 31, 2019, the interest rate was 5.25%. The line of credit is collateralized by substantially all assets of the Company and guaranteed by stockholders’ of the Company. Under the line of credit agreement, the Company is subject to various financial covenants. At December 31, 2019, the Company was in violation. The bank has waived that requirement as of December 31, 2019. The total outstanding balance as of December 31, 2019 was approximately $389,000. The Company repaid the remaining balance of this line of credit on October 1, 2020.

In September 2020, the Company entered into a new twelve-month line of credit with the bank in the amount of $200,000 bearing interest at 5.50% per annum. As of December 31, 2020, $200,000 was outstanding.

Stockholder loans

In June 2019, the Company entered into a loan with a stockholder in the amount of $155,000 in exchange for 51,665 shares of common stock in the Company. This loan is non-interest bearing through June 19, 2021 when the loan matures. The aggregate unpaid amount of the loan shall be due and payable on the maturity date. As of December 31, 2020 and 2019 the outstanding balance was $155,000.

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 8 — DEBT (cont.)

In June 2019, the Company entered into a second loan with a stockholder in the amount of $50,000 in exchange for 20,000 shares of common stock in the Company. This loan is non-interest bearing through June 19, 2021, when the loan matures. The aggregate unpaid amount of the loan shall be due and payable on the maturity date. As of December 31, 2020 and 2019 the outstanding balance was $50,000.

The Company borrowed 300,000 common stock shares from a stockholder in December 2020. As of December 31, 2020, the outstanding balance was $300,000 (see Note 4 and Note 11).

PPP loan payable

On April 23, 2020, the Company received loan proceeds in the aggregate amount of $376,142 from the Small Business Administration under the Paycheck Protection Program (PPP). The PPP, established as part of the CARES Act, provides loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight (8) or twenty-four (24) weeks, as long as the loan proceeds are used for eligible purposes, including payroll, benefits, rent and utilities, and the Company maintains its payroll levels. The amount of loan forgiveness may be reduced if the Company terminates employees or reduces salaries during the covered period.

Any unforgiven portion of the PPP Loan is payable over two (2) years at an interest rate of 1%, with a deferral of payments for the first six (6) months. The Company intends to use the proceeds for purposes consistent with the PPP parameters. In April 2021, the Company received forgiveness of the loan, in whole.

Convertible debt

On October 21, 2020, the Company entered into a convertible debt agreement with a stockholder. Pursuant to the agreement, the stockholder loaned $500,000 under the note with an interest rate of 8% per annum, maturing in two years from the date of the note. Interest expense related to the convertible debt during the year ended December 31, 2020 was approximately $20,000. The convertible debt and accrued unpaid interest thereon will automatically be converted into common shares of the Company upon maturity or under a triggering event as defined by the convertible note agreement. The debt is fully discounted at issuance and this discount will be fully amortized over the next two years. The amount of the discount as of December 31, 2020 was $458,333.

NOTE 9 — RELATED PARTY TRANSACTIONS

Accounts payable

The Company has accounts payable with a related party. During the first quarter of 2019, $147,000 of accounts payable balances were converted into nine membership units. As of December 31, 2019, the accounts payable balance with this related party was $71,651. In 2020, the balance of $71,651 was forgiven.

Loans to stockholder

The Company borrowed from a stockholder in 2020 and 2019. As of December 31, 2020 and 2019, the outstanding balance was $205,000 (see Note 8).

The Company borrowed 300,000 common stock shares from a stockholder in December 2020. As of December 31, 2020, the outstanding balance was $300,000 (see Note 4 and Note 11).

Xcite Interactive, Inc.
Notes to the Consolidated Financial Statements

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Legal proceedings

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. The Company defends itself vigorously against such claims. Although the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, liquidity or cash flows.

NOTE 11 — SUBSEOUENTS EVENTS

The Company has evaluated events and transactions between the consolidated balance sheet date of December 31, 2020 and through August 16, 2021, the date the consolidated financial statements were available for issuance, and management has concluded there were no material subsequent events requiring recognition in the consolidated financial statements or disclosures except as follows:

In January 2021, the Company issued 300,000 shares of common stock in repayment of the 300,000 shares of common stock borrowed from a stockholder (see Note 4).

In January 2021, the Company entered into a note payable with a stockholder of the Company for $50,000 at an interest rate of 10% and due on March 31, 2021. This note in secured by two projects currently sitting in accounts receivable.

On March 2, 2021, the Company received loan proceeds in the aggregate amount of $348,735, from the Small Business Administration under the second round of the Paycheck Protection Program (PPP). The PPP, established as part of the CARES Act, provides loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight (8) or twenty-four (24) weeks, as long as the loan proceeds are used for eligible purposes, including payroll, benefits, rent and utilities, and the organization maintains its payroll levels. The amount of loan forgiveness may be reduced if the Company terminates employees or reduces salaries during the covered period.

Any unforgiven portion of the PPP loans are payable over two (2) years at an interest rate of 1%, with a deferral of payments for the first six (6) months. The Company intends to use the proceeds for purposes consistent within the PPP parameters. While the Company currently believes that the use of the loan proceeds will meet the conditions for forgiveness of the loans, the Company cannot ensure that they will receive forgiveness of the loans, in whole or in part.

On April 8, 2021, the Company received notification from the Small Business Administration that the PPP loan received on April 23, 2020 was forgiven in its entirety.

On May 1, 2021, the Company entered into a note payable with a stockholder of the Company for $100,000 at an interest rate of 10% and due June 30, 2021. This note is secured by 37,500 shares of common stock.

On May 12, 2021, the Company entered into a note payable with a stockholder of the Company for $80,000 with an origination fee of $10,000 and no interest. The note is payable on July 12, 2021.

On June 3, 2021, the Company was acquired by Versus Systems, Inc. for the acquisition price of $12.8 million.

4,375,000 Units

February 24, 2022

D.A. Davidson & Co.	H.C. Wainwright & Co.

Through and including March 20, 2022 (25 days after the commencement of this offering), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.